 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1997

                                                     REGISTRATION NO. 333-17353
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                        WESLEY JESSEN VISIONCARE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

        DELAWARE                     3851                     36-4023739
    (STATE OR OTHER           (PRIMARY STANDARD            (I.R.S. EMPLOYER
    JURISDICTION OF               INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR         CLASSIFICATION CODE
     ORGANIZATION)                 NUMBER)
                            333 EAST HOWARD AVENUE
                       DES PLAINES, ILLINOIS 60018-5903
                                (847) 294-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                 KEVIN J. RYAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        WESLEY JESSEN VISIONCARE, INC.
                            333 EAST HOWARD AVENUE
                       DES PLAINES, ILLINOIS 60018-5903
                                (847) 294-3000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
   COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO AGENT FOR
                          SERVICE, SHOULD BE SENT TO:
         DENNIS M. MYERS, ESQ.                  DAVID B. WALEK, ESQ.
           KIRKLAND & ELLIS                         ROPES & GRAY
        200 EAST RANDOLPH DRIVE                ONE INTERNATIONAL PLACE
        CHICAGO, ILLINOIS 60601              BOSTON, MASSACHUSETTS 02110
            (312) 861-2000                         (617) 951-7000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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


                      WESLEY JESSEN VISIONCARE, INC.

                             CROSS REFERENCE SHEET

         PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF PART I OF FORM S-1.

   REGISTRATION STATEMENT
  ITEM NUMBER AND CAPTION                  CAPTION OR LOCATION IN PROSPECTUS
  -----------------------                  ---------------------------------
 1.Forepart of the Registration
     Statement and Outside Front
     Cover Page of Prospectus.......  Outside Front Cover Page of Prospectus
 2.Inside Front and Outside Back
     Cover Page of Prospectus.......  Inside Front Cover Page of Prospectus;
                                       Outside Back Cover Page of Prospectus;
                                       Additional Information
 3.Summary Information, Risk Factors
     and Ratio of Earnings to Fixed
     Charges .......................  Prospectus Summary; Risk Factors
 4.Use of Proceeds..................  Prospectus Summary; Use of Proceeds;
                                       Management's Discussion and Analysis of
                                       Financial Condition and Results of
                                       Operations
 5.Determination of Offering Price..  Outside Front Cover Page of Prospectus;
                                       Underwriting
 6.Dilution.........................  Dilution
 7.Selling Security Holders.........  Not Applicable
 8.Plan of Distribution.............  Outside Front Cover Page of Prospectus;
                                       Underwriting
 9.Description of Securities to Be
     Registered.....................  Prospectus Summary; Dividend Policy;
                                       Capitalization; Description of Capital
                                       Stock
10.Interests of Named Experts and
     Counsel........................  Legal Matters
11.Information with Respect to the
     Registrant.....................  Outside Front Cover Page of Prospectus;
                                       Prospectus Summary; Risk Factors; The
                                       Company; Use of Proceeds; Dividend Policy;
                                       The Reclassification; Capitalization;
                                       Dilution; Selected Historical Consolidated
                                       Financial Data; Management's Discussion
                                       and Analysis of Financial Condition and
                                       Results of Operations; Business;
                                       Management; Principal Stockholders;
                                       Certain Transactions; Description of
                                       Certain Indebtedness; Description of
                                       Capital Stock; Legal Matters; Experts;
                                       Index to Financial Statements
12.Disclosure of Commission Position
     on Indemnification for
     Securities Act Liabilities.....  Not Applicable

                             SUBJECT TO COMPLETION

               PRELIMINARY PROSPECTUS DATED JANUARY 29, 1997

PROSPECTUS

                                2,400,000 SHARES

                         Wesley Jessen VisionCare, Inc.

LOGO

                                  COMMON STOCK
                                  -----------

  All of the shares of Common Stock, par value $.01 per share ("Common Stock"), offered hereby (the "Offering") are being offered by Wesley Jessen VisionCare, Inc., a Delaware corporation ("Wesley Jessen" or the "Company"). Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price will be between $19 and $21 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price of the Common Stock.
  The Common Stock has been approved for inclusion on the Nasdaq National Market under the symbol "WJCO," subject to official notice of issuance.
  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                           PRICE TO          UNDERWRITING         PROCEEDS TO
                                                            PUBLIC            DISCOUNT(1)         COMPANY(2)
-------------------------------------------------------------------------------------------------------------
Per Share
  . . . . . . . . . . . . . . . . . . . . . . . . .        $                   $                   $
-------------------------------------------------------------------------------------------------------------
Total (3)
 . . . . . . . . . . . . . . . . . . . . . . . . . .      $                   $                   $
-------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $1,800,000.
(3) The Company has granted the several Underwriters an option, exercisable within 30 days after the date hereof, to purchase up to 360,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $      , $       and $      ,
    respectively. See "Underwriting."

                                  -----------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or
about February   , 1997.

                                  -----------

MERRILL LYNCH & CO.

        ALEX. BROWN & SONS
              INCORPORATED
                BEAR, STEARNS & CO. INC.

                        BT SECURITIES CORPORATION

                                SALOMON BROTHERS
                                INC

                                  -----------

                The date of this Prospectus is February  , 1997.
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

[Sample advertisement used by the Company to promote its FreshLook cosmetic contact lenses]




  IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by more detailed information and financial statements and notes thereto included elsewhere in this Prospectus. Unless otherwise stated, the information contained in this
Prospectus: (i) assumes no exercise of the Underwriters' over-allotment option;
(ii) reflects a 3.133-for-one stock split of the existing Common Stock and Common Stock equivalents; and (iii) reflects the reclassification of all classes of capital stock into shares of Common Stock. Unless otherwise stated in this Prospectus, references to (i) the "Company" or "Wesley Jessen" shall mean Wesley Jessen VisionCare, Inc., its consolidated subsidiaries and their respective predecessors; (ii) the "Predecessor" shall mean the operations of the Wesley Jessen division of Schering-Plough Corporation prior to the acquisition thereof by Bain Capital, Inc. ("Bain Capital") and management on June 28, 1995 (the "Wesley Jessen Acquisition"); and (iii) "Barnes-Hind" shall mean the contact lens business of the Barnes-Hind division of Pilkington plc prior to the acquisition thereof by the Company on October 2, 1996 (the "Barnes-Hind Acquisition"). Statement of operations data presented herein on a pro forma basis give effect to, among other things, the Barnes-Hind Acquisition and the other transactions related thereto as if the Barnes-Hind Acquisition and such other transactions had occurred on January 1, 1995. See "Unaudited Pro Forma Financial Data."

                                  THE COMPANY

  Wesley Jessen is the leading worldwide developer, manufacturer and marketer of specialty soft contact lenses, based on its share of the specialty lens market. The Company's products include cosmetic lenses, which change or enhance the wearer's eye color appearance; toric lenses, which correct vision for people with astigmatism; and premium lenses, which offer value-added features such as improved comfort for dry eyes and protection from ultraviolet ("UV") light. The Company offers both conventional contact lens products, which can typically be used for up to 24 months, and a broad range of disposable lenses, which are intended to be replaced at least every two weeks. Founded in 1946 by pioneers in the contact lens industry, the Company has a long-standing reputation for innovation and new product introductions. The Company was acquired by Bain Capital and management in June 1995, and in October 1996 the Company strengthened its product, technology and distribution capabilities through the acquisition of Barnes-Hind. For the twelve months ended September 28, 1996 ("LTM"), the Company's pro forma net revenues were $247.2 million and its pro forma operating profit was $24.3 million.

  The contact lens industry is large and rapidly growing. In 1995, manufacturers' sales of contact lenses worldwide totaled $1.8 billion, representing a compound annual growth rate of 11% from $1.1 billion in 1990. According to industry analysts, the U.S. market for contact lenses is expected to grow by approximately 10% per year through the year 2000. The Company believes that market growth outside the United States will likely exceed domestic growth because of lower contact lens penetration rates internationally. Future growth in the contact lens market is expected to result from (i) continued increases in the number of wearers, as more people use contact lenses as an alternative to eyeglasses, and (ii) increased revenues per wearer, as specialty products and disposable lenses grow in popularity. Because the hard contact lens portion of the industry is relatively mature, the Company expects that most future growth will occur in the soft lens portion, which is comprised of the clear lens segment (lenses that do not provide value-added features) and the specialty lens segment.

  The Company operates primarily in the specialty segment of the soft lens market, where it has the leading share in each of the cosmetic and premium lens segments and the second leading share in the toric lens segment. The Company has the leading position in the specialty segment of the soft lens market as a whole, which accounts for one-third of industry sales volume and is projected to grow at approximately 15% per year through the year 2000. In recent years, in both the clear and specialty lens segments, there has been a pronounced shift in consumers' preferences toward disposable lenses and away from conventional lenses, which has led to a significant increase in contact lens expenditures per wearer. The Company estimates that currently more than 35% of U.S. soft lens wearers use disposable lenses, up from 21% in 1992. The Company believes that its leading portfolio of disposable specialty lenses has positioned it to benefit from the preference shift toward disposable lenses. The Company also offers a complete line of conventional and disposable clear lenses, which are positioned as companion products to the Company's cosmetic lenses.

  According to an independent research firm, more than 70% of all contact lens prescribers in the United States offer the Company's products, which permits the Company to rapidly launch new categories of products. Wesley Jessen develops technology, manufacturing processes and products through a combination of its in-house staff of more than 50 engineers and scientists and Company-sponsored research by third-party experts. The Company markets and sells its products (i) to consumers through the second largest advertising campaign in the industry and (ii) to eyecare practitioners through its 180-person salesforce and network of 60 independent distributors, which together sell the Company's products in more than 75 countries.

  Wesley Jessen believes that several characteristics of the contact lens industry, in addition to its projected growth, make it an attractive market for the Company to serve. First, because the need for corrective eyewear is chronic, contact lens wearers typically replace their lenses regularly over an extended period of time. Second, contact lens wearers frequently repurchase the same brand of lenses. The Company believes this occurs because a doctor's prescription is required for a change in lenses (including a change in brands) and eyecare practitioners are reluctant to change the contact lens brand of a satisfied wearer. The combination of customers' need for repeat purchases and their brand loyalty provides a recurring revenue stream for established lens manufacturers such as Wesley Jessen. Third, to compete successfully in the contact lens industry requires, among other things, (i) a significant investment in sales and marketing in order to persuade wearers to switch to a new product; (ii) the development and cost-efficient application of sophisticated manufacturing processes required to produce contact lenses; (iii) U.S. Food and Drug Administration ("FDA") product clearances; and (iv) a patent portfolio covering materials, design and processes. As a result, no new significant competitors have entered the soft contact lens industry in the last ten years.

  The Company believes it has achieved its leading worldwide market position in specialty soft contact lenses because of the following competitive strengths:

  . HIGH-QUALITY BRANDED PRODUCTS. Wesley Jessen produces a broad range of high-quality contact lenses that meet customers' demand for improved cosmetic, comfort, ease-of-care and vision-correction features, and are sold under brand names recognized by ophthalmologists and optometrists worldwide.

  . SUCCESSFUL DEVELOPMENT AND INTRODUCTION OF NEW PRODUCTS. The Company has a strong track record of developing new specialty contact lens products, with the five new product lines introduced since 1994 accounting for 25% of the Company's pro forma net sales in the LTM period.

  . BROAD PATENT PORTFOLIO. Wesley Jessen believes that its intellectual property, including more than 70 U.S. patents in product design, materials and manufacturing processes, makes imitation of the Company's products difficult, supports the Company's strong gross margins and provides the Company with a competitive advantage.

  . ESTABLISHED SALES AND DISTRIBUTION NETWORK. The Company believes its salesforce and distributor network constitute the largest and most sophisticated sales organization in the specialty contact lens segment. The Company's salesforce has focused on developing strong relationships with eyecare practitioners by not only serving their product needs but also offering them opportunities to increase profitability and build their practices through the sale of the Company's value-added products.

  . STRONG INTERNATIONAL MARKET PRESENCE. On a pro forma basis, Wesley Jessen derives more than 40% of its net sales from sales outside the United States, and the Company's specialty contact lens products have leading market shares in Europe, Japan and Latin America.

  . LOW-COST, PROPRIETARY MANUFACTURING CAPABILITIES. The Company produces substantially all of its contact lens products in four state-of-the-art manufacturing facilities, which apply proprietary technology, allow the Company to be a flexible, low-cost manufacturer of specialty lenses and have excess capacity sufficient to meet the Company's rapidly growing needs for several years.

  . EXPERIENCED MANAGEMENT WITH A PROVEN RECORD OF IMPROVING PROFITABILITY. The Company's senior management, who on average have more than 10 years of experience in the contact lens industry, have increased the Company's operating margin 44 percentage points, comparing the Predecessor's period from January 1, 1995 through June 28, 1995 to the Company's period from January 1, 1996 through June 29, 1996.

                                GROWTH STRATEGY

  The Company's principal objective is to expand its contact lens business in the faster-growing specialty segment of the market in order to achieve continued growth in revenues and operating profit. The Company's business strategy is to:

  . CAPITALIZE ON FAVORABLE INDUSTRY TRENDS, including continued increases in the number of contact lens wearers and an ongoing shift among wearers from conventional lenses to more profitable disposable lenses and from clear lenses to specialty lenses;

  . INCREASE THE COMPANY'S MARKET SHARE, using both targeted marketing to eyecare practitioners and direct consumer advertising;

  . DEVELOP AND SUCCESSFULLY LAUNCH NEW PRODUCTS, particularly category-creating products (such as the Company's new line of disposable lenses offering UV protection), since industry dynamics have historically provided considerable advantages to a firm that successfully introduces the first product in a category;

  . INCREASE THE INTERNATIONAL PENETRATION OF ITS PRODUCTS, both in countries where the Company has market leadership positions and in new markets;

  . REALIZE SYNERGIES THROUGH THE INTEGRATION OF BARNES-HIND, including cross-selling opportunities and expected annual cost savings of at least $15.8 million; and

  . BENEFIT FROM THE COMPANY'S SIGNIFICANT OPERATING LEVERAGE, by utilizing excess manufacturing capacity, investing in new low-cost manufacturing technologies and achieving economies of scale in development, manufacturing and distribution.

                                  RISK FACTORS

  The achievement of the operating results that the Company expects as a result of the foregoing competitive strengths and growth strategy is subject to a number of risks, including: (i) that the contact lens market is highly competitive; (ii) that the specialty segment of the soft contact lens market is characterized by rapid technological advancement and new product innovation;
(iii) the ability of the Company to successfully integrate the Barnes-Hind manufacturing, sales and marketing and administrative functions into its operations and achieve the cost savings expected to result from such acquisition; (iv) the possibility of a prolonged disruption in the operations of any of the Company's facilities; (v) risks associated with international sales; (vi) the Company's dependence on the services of its senior management team; and (vii) the Company's dependence on certain of its intellectual property rights. For a more complete discussion of the foregoing risk factors, see "Risk Factors."

                              RECENT DEVELOPMENTS

  On October 2, 1996, the Company acquired the contact lens business of the Barnes-Hind division of Pilkington plc ("Pilkington") for approximately $62.4 million (plus related acquisition and financing fees of approximately $10.7 million). At the time of the acquisition, Barnes-Hind was the third largest manufacturer of specialty contact lenses in the world, with a leading market position in premium and toric lenses. For the twelve months ended October 1, 1996, Barnes-Hind reported net sales of approximately $130.7 million. At the time of the Barnes-Hind Acquisition, the Company (i) incurred approximately $96.6 million of indebtedness under a newly established $140.0 million credit agreement (the "Bank Credit Agreement") to finance the acquisition and repay all of its then existing indebtedness and (ii) issued a $5.0 million subordinated note to Pilkington as partial consideration for the purchase price (the "Pilkington Note"). In connection with the Barnes-Hind Acquisition, the Company entered into a voluntary consent order with the Federal Trade Commission (the "FTC") which provides, among other things, that the Company must divest the U.S. portion of Barnes-Hind's opaque contact lens product line (the "U.S. Natural Touch Product Line") by January 24, 1997. On January 24, 1997, the Company signed a definitive agreement providing for the sale of the U.S. Natural Touch Product Line. Consummation of the sale is subject to FTC approval pursuant to the terms of the consent order. The U.S. Natural Touch Product Line generated approximately $6.8 million of net sales in the LTM period. See "Business--Required Divestiture."

                      RECENT UNAUDITED OPERATING RESULTS

  Based on preliminary unaudited results of operations, the Company expects to report net sales of $156.8 million, loss from operations of $1.8 million, a net loss of $2.7 million and EBITDA of $22.0 million for the year ended December 31, 1996. The Company's net sales in 1996 increased as compared with 1995 primarily as a result of the Barnes-Hind Acquisition. The following table sets forth certain unaudited financial data for the Company:

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1996
                                                               -----------------
                                                                (IN THOUSANDS)
      STATEMENT OF OPERATIONS DATA:
        Net sales.............................................     $156,752
        Loss from operations..................................       (1,774)
        Net loss before extraordinary item....................       (1,071)
        Net loss (a)..........................................       (2,742)
      BALANCE SHEET DATA (AT END OF PERIOD):
        Total debt............................................     $102,975
      OTHER DATA:
        EBITDA (b)............................................     $ 21,975

--------
(a) Includes an after-tax extraordinary loss of approximately $1.7 million ($2.8 million pre-tax) related to the writeoff of deferred financing costs from the repayment of debt at the time of the Barnes-Hind Acquisition.
(b) "EBITDA" is defined herein as income from operations plus depreciation and amortization expense, non-recurring charges and other non-cash expense items. The Company understands that while EBITDA is frequently used by security analysts in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow from operating activities as a measure of liquidity, an alternative to net income as an indicator of the Company's operating performance or any other measure of performance in accordance with generally accepted accounting principles.

  On a pro forma basis giving effect to those transactions described in items
(ii) through (vi) under the caption "Summary Unaudited Pro Forma Financial Data," as if each had occurred on January 1, 1996, the Company would have had net sales of $250.0 million, income from operations of $26.9 million, net income of $16.2 million and EBITDA of $30.3 million and net income per common share and common share equivalent of $0.85 for the year ended December 31, 1996.

                             THE RECLASSIFICATION

  The Company currently has two classes of issued and outstanding stock, the Class L Common Stock (the "Class L Common") and the Common Stock, which are identical except that each share of Class L Common is entitled to a preferential payment upon any distribution by the Company to holders of its capital stock. Prior to the completion of the Offering, all of the outstanding shares of Class L Common will be reclassified into shares of Common Stock (the "Reclassification") and a 3.133-for-one stock split will be effected as to all of the then outstanding shares of Common Stock (the "Stock Split"). The actual number of shares of Common Stock that will be issued as a result of the Reclassification is subject to change based on the actual initial public offering price and the closing date of this Offering. Unless otherwise stated, all information set forth herein gives effect to the Reclassification and the Stock Split. See "The Reclassification."

  The Company's existing stockholders acquired shares of Common Stock at a price significantly below the estimated initial public offering price. See "Risk Factors--Benefits of the Offering to Existing Stockholders." See "Underwriting" for information relating to factors to be considered in determining the initial public offering price of the Common Stock.

                                  THE OFFERING

Common Stock offered by the Compa-  2,500,000 shares (1)
 ny................................
Common Stock outstanding after the  16,661,116 shares (2)
 Offering..........................
Use of proceeds.................... The net proceeds to be received by the
                                    Company from the Offering will be used to
                                    repay certain outstanding indebtedness
                                    incurred in connection with the Barnes-Hind
                                    Acquisition and for the payment of certain
                                    fees to Bain Capital relating to an
                                    advisory agreement.
Proposed Nasdaq National Market     "WJCO"
 symbol............................

--------

(1) Includes up to 100,000 shares of Common Stock concurrently being offered directly by the Company to certain employee participants in the Company's Profit Sharing Plan pursuant to a separate prospectus. Does not include up to 360,000 shares of Common Stock to be sold by the Company if the Underwriters' over-allotment option is exercised in full.
(2) Does not include 2,617,570 shares of Common Stock reserved for issuance upon the exercise of options outstanding as of December 31, 1996 and granted to members of management and 1,550,000 shares of Common Stock reserved for issuance to employees or non-employee Directors under the Company's stock incentive plans (collectively, the "Stock Plans"). See "Management."

  The Company is concurrently offering up to 100,000 shares of Common Stock directly to certain employee participants in the Company's Profit Sharing Plan pursuant to a separate prospectus. Since such shares are being sold directly by the Company and not through the Underwriters, no underwriting discount or commission will be paid to the Underwriters with respect to such shares. The shares are being offered at a price per share equal to the per share Proceeds to Company as set forth on the cover page of this Prospectus. Unless the context otherwise requires, references herein to the "Offering" refer to both the 2,400,000 shares being offered by the Underwriters and the 100,000 shares being offered directly by the Company.

  Market data used throughout this Prospectus were obtained from industry publications and internal Company surveys. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information are not assured. The Company has not independently verified these market data. Similarly, internal Company surveys, while believed by the Company to be reliable, have not been verified by any independent sources. Aquaflex(R), CSI Clarity(R), CSI(R), DuraSoft(R), DuraSoft 2, DuraSoft 3, DuraSoft Optifit, Elegance, FreshLook(R), Gentle Touch, Hydrocurve, Hydrocurve II(R), Natural Touch, Optifit, Optifit Custom, Polycon(R), Precision UV, SoftPerm(R), Wesley-Jessen(R) and WJ(R) are trademarks of the Company and its subsidiaries.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA
                (dollars in thousands, except per share amounts)
  Set forth below are summary unaudited pro forma financial data of the Company for the periods and dates indicated. The summary unaudited pro forma statement of operations data for the year ended December 31, 1995 give effect to: (i) the Wesley Jessen Acquisition (and related financing transactions); (ii) the Barnes-Hind Acquisition (and related financing transactions); (iii) the divestiture of Barnes-Hind's U.S. Natural Touch Product Line; (iv) the transactions described under "The Reclassification"; (v) the refinancing of the Bank Credit Agreement; and (vi) the Offering and the application of the net proceeds to the Company therefrom as described under "Use of Proceeds," as if each had occurred on January 1, 1995. The summary unaudited pro forma statement of operations data for the period January 1, 1996 through September 28, 1996 and the twelve months ended September 28, 1996 give effect to the transactions described in items (ii) through (vi) above, as if each had occurred on January 1, 1995. The summary pro forma balance sheet data give effect to the transactions described in items (ii), (iv), (v) and (vi) above, as if each had occurred on September 28, 1996. The final allocation of the purchase price of the Barnes-Hind Acquisition and the resulting depreciation and amortization expense in the summary unaudited pro forma income statement data may differ somewhat from the preliminary estimates for the reasons described in more detail in "Unaudited Pro Forma Financial Data" and in the Notes to Consolidated Financial Statements of the Company. The summary pro forma financial data have not been audited, do not purport to represent what the Company's results of operations actually would have been if the foregoing transactions had actually occurred as of such dates or what such results will be for any future periods, and should be read in conjunction with, and are qualified by reference to, "Unaudited Pro Forma Financial Data," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and accompanying notes thereto included elsewhere in this Prospectus.

                                                      JANUARY 1   TWELVE MONTHS
                                        YEAR ENDED     THROUGH        ENDED
                                       DECEMBER 31, SEPTEMBER 28, SEPTEMBER 28,
                                           1995         1996          1996
                                       ------------ ------------- -------------
STATEMENT OF OPERATIONS DATA:
Net sales............................    $230,997     $190,437      $247,211
Operating costs and expenses:
 Cost of goods sold..................      92,431       71,147        92,948
 Marketing and administrative........     119,143       90,337       118,152
 Research and development............      13,723        9,214        12,640
 Amortization of intangible assets
  (negative goodwill)................        (784)        (588)         (784)
                                         --------     --------      --------
 Income from operations..............       6,484       20,327        24,255
Other (income) expense:
 Interest expense....................       5,467        4,100         5,467
 Other income, net...................      (1,360)      (3,500)       (3,500)
                                         --------     --------      --------
Income before income taxes...........       2,377       19,727        22,288
Income tax expense...................        (808)      (6,707)       (7,578)
                                         --------     --------      --------
Net income...........................    $  1,569     $ 13,020      $ 14,710
                                         ========     ========      ========
Pro forma net income per common share
 (a).................................    $   0.08     $   0.69      $   0.77
                                         ========     ========      ========
Pro forma weighted average number of
 common shares
 outstanding (in thousands) (a)......      19,000       19,000        19,000
                                         ========     ========      ========
                                                                  SEPTEMBER 28,
                                                                      1996
                                                                  -------------
BALANCE SHEET DATA:
Working capital..................................................   $ 75,409
Total assets.....................................................    180,971
Total debt.......................................................     68,555
Stockholders' equity.............................................     23,432
                                                      JANUARY 1   TWELVE MONTHS
                                        YEAR ENDED     THROUGH        ENDED
                                       DECEMBER 31, SEPTEMBER 28, SEPTEMBER 28,
                                           1995         1996          1996
                                       ------------ ------------- -------------
OTHER DATA:
EBITDA (b)(c)........................    $  7,186     $ 21,085      $ 25,189
Depreciation and amortization, net of
 negative goodwill...................         702          758           934

--------
(a) Pro forma net income per share and pro forma weighted average number of common shares outstanding include all outstanding common stock equivalents and have been adjusted to give effect to the Reclassification and Stock Split.
(b) "EBITDA" is defined herein as income from operations plus depreciation and amortization expense, non-recurring charges and other non-cash expense items. The Company understands that while EBITDA is frequently used by security analysts in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow from operating activities as a measure of liquidity, an alternative to net income as an indicator of the Company's operating performance or any other measure of performance in accordance with generally accepted accounting principles.
(c) Because of the subjectivity inherent in the assumptions concerning the timing and nature of the uses of cash generated by the pro forma interest and other cost savings adjustments, cash flows from operating, investing and financing activities are not presented for the pro forma periods.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
                             (dollars in thousands)

  Set forth below are summary historical consolidated financial data of the Company and the Predecessor for the periods and dates indicated. The summary historical consolidated financial data for the periods ended December 31, 1993 and 1994 and the period from January 1, 1995 through June 28, 1995 of the Predecessor were derived from the audited financial statements of the Predecessor. The summary historical consolidated financial data as of December 31, 1995 and September 28, 1996 and for the periods from June 29, 1995 through December 31, 1995 and from January 1, 1996 through September 28, 1996 of the Company were derived from the audited financial statements of the Company. Results for interim periods are not necessarily indicative of results for the full year. Such interim results include all material adjustments, consisting only of normal recurring adjustments, which management considers necessary for fair presentation of results for such periods and should be read in conjunction with, and are qualified by reference to, "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Supplemental Unaudited Pro Forma Financial Data" and the audited consolidated financial statements and accompanying notes thereto included elsewhere in this Prospectus.

                                                                            PRO FORMA FOR
                                                                            WESLEY JESSEN
                                THE PREDECESSOR          THE COMPANY       ACQUISITION (A)        THE COMPANY
                          -----------------------------  ------------ -------------------------- -------------
                             YEAR ENDED       JANUARY 1    JUNE 29                   JANUARY 1     JANUARY 1
                            DECEMBER 31,       THROUGH     THROUGH     YEAR ENDED     THROUGH       THROUGH
                          ------------------  JUNE 28,   DECEMBER 31, DECEMBER 31, SEPTEMBER 30, SEPTEMBER 28,
                            1993      1994      1995         1995         1995         1995          1996
                          --------  --------  ---------  ------------ ------------ ------------- -------------
STATEMENT OF OPERATIONS
 DATA:
Net sales...............  $103,386  $109,640  $ 51,019     $ 54,315     $105,334      $78,077       $96,048
Operating costs and ex-
 penses:
 Cost of goods sold.....    56,780    65,591    20,871       19,916       38,442       28,202        26,471
 Cost of goods sold--
  inventory step-up.....       --        --        --        33,929          --           --          6,626
 Marketing and adminis-
  trative...............    59,764    79,185    43,236       29,476       69,162       53,042        51,014
 Research and
  development...........    10,286     9,843     4,569        2,524        4,677        3,471         3,786
 Amortization of
  intangible assets
  (negative goodwill)...     5,472     5,472     2,736         (392)       (784)         (588)         (588)
                          --------  --------  --------     --------     --------      -------       -------
   Income (loss) from
    operations..........   (28,916)  (50,451)  (20,393)     (31,138)      (6,163)      (6,050)        8,739
Other (income) expenses:
 Interest expense.......       --        --        --         2,599        4,889        3,742         2,757
 Financing charge.......     6,886     7,172     3,511          --           --           --            --
 Other income, net......      (256)     (202)   (1,360)         --        (1,360)      (1,360)       (3,500)
                          --------  --------  --------     --------     --------      -------       -------
Income (loss) before in-
 come taxes.............   (35,546)  (57,421)  (22,544)     (33,737)      (9,692)      (8,432)        9,482
Income tax (expense)
 benefit................    17,214    26,935     9,401       14,022        4,032        3,508        (1,621)
                          --------  --------  --------     --------     --------      -------       -------
Net income (loss) (b) ..  $(18,332) $(30,486) $(13,143)    $(19,715)    $ (5,660)     $(4,924)      $ 7,861
                          ========  ========  ========     ========     ========      =======       =======

                              DECEMBER 31,                         SEPTEMBER 28,
                                  1995                                 1996
                              ------------                         -------------
BALANCE SHEET DATA:
Working capital .............   $30,262                               $21,732
Total assets.................    67,330                                63,243
Total debt...................    42,000                                28,500
Stockholders' deficit........   (12,190)                               (4,057)

                                                                           PRO FORMA FOR
                                                                           WESLEY JESSEN
                               THE PREDECESSOR          THE COMPANY       ACQUISITION (A)           THE COMPANY
                         -----------------------------  ------------ ----------------------------  -------------
                            YEAR ENDED       JANUARY 1    JUNE 29                     JANUARY 1      JANUARY 1
                           DECEMBER 31,       THROUGH     THROUGH     YEAR ENDED       THROUGH        THROUGH
                         ------------------  JUNE 28,   DECEMBER 31, DECEMBER 31,   SEPTEMBER 30,  SEPTEMBER 28,
                           1993      1994      1995         1995         1995           1995           1996
                         --------  --------  ---------  ------------ ------------   -------------  -------------
OTHER DATA:
Net cash provided by
 (used in) operating
 activities............. $ 12,301  $ (6,664) $ (9,835)    $  4,035     $   --  (c)     $   --  (c)   $ 22,351
Net cash provided by
 (used in) investing
 activities.............  (25,122)   (2,271)   (1,657)     (47,926)        --  (c)         --  (c)     (3,809)
Net cash provided by
 (used in) financing
 activities.............   13,994     7,652    11,272       46,033         --  (c)         --  (c)    (13,228)
EBITDA (d)..............  (17,408)  (37,391)  (13,786)       2,399                                     14,936
Depreciation and
 amortization, net of
 negative goodwill......   11,508    13,060     6,607         (392)       (784)           (588)          (429)
Capital expenditures....   25,297     3,187     1,959          893       2,852           2,148          3,657

--------
(a) The pro forma combined operating results for the year ended December 31, 1995 and the nine months ended September 30, 1995 combine the operations of the Predecessor from January 1, 1995 through June 28, 1995 and the Company from June 29, 1995 through the end of the respective periods and have been adjusted to reflect the period as if the Wesley Jessen Acquisition and related financing transactions had occurred on January 1, 1995. Because of the purchase accounting adjustments made to the Predecessor's financial statements, the financial statements of the Predecessor for the periods prior to June 29, 1995 are not comparable to those of subsequent periods. The combined pro forma data are intended to assist in making comparisons for periods prior to the Barnes-Hind Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Supplemental Unaudited Pro Forma Financial Data" and the Notes to Consolidated Financial Statements of the Company included herein.
(b) No historical earnings per share data are presented as the Company does not consider such data to be meaningful. See "Unaudited Pro Forma Financial Data" and "The Reclassification."
(c) Because of the subjectivity inherent in the assumptions concerning the timing and nature of the uses of cash generated by the pro forma interest and other cost savings adjustments, cash flows from operating, investing and financing activities are not presented for the pro forma periods.
(d) "EBITDA" is defined herein as income from operations plus depreciation and amortization expense, non-recurring charges and other non-cash expense items. The Company understands that while EBITDA is frequently used by security analysts in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow from operating activities as a measure of liquidity, an alternative to net income as an indicator of the Company's operating performance or any other measure of performance in accordance with generally accepted accounting principles. A reconciliation of net income (loss) to EBITDA for each period included herein is set forth below:

                                                                          THE PREDECESSOR                 THE COMPANY
                                                                    -----------------------------  --------------------------
                                                                       YEAR ENDED       JANUARY 1    JUNE 29      JANUARY 1
                                                                      DECEMBER 31,       THROUGH     THROUGH       THROUGH
                                                                    ------------------  JUNE 28,   DECEMBER 31, SEPTEMBER 28,
                                                                      1993      1994      1995         1995         1996
                                                                    --------  --------  ---------  ------------ -------------
     Net income (loss)............................................. $(18,332) $(30,486) $(13,143)    $(19,715)     $ 7,861
     Income tax expense (benefit)..................................  (17,214)  (26,935)   (9,401)     (14,022)       1,621
     Interest expense..............................................      --        --        --         2,599        2,757
     Financing charge (1)..........................................    6,886     7,172     3,511          --           --
     Other income, net (2).........................................     (256)     (202)   (1,360)         --        (3,500)
     Depreciation and amortization.................................   11,508    13,060     6,607         (392)        (429)
     Inventory step-up (3).........................................      --        --        --        33,929        6,626
                                                                    --------  --------  --------     --------      -------
     EBITDA........................................................ $(17,408) $(37,391) $(13,786)    $  2,399      $14,936
     --------------------------------------------------
                                                                    ========  ========  ========     ========      =======

    --------
    (1) Represents financing charges from Schering-Plough in lieu of interest expense related to Schering-Plough's investment in the Predecessor.
    (2) Represents income derived from non-operating sources (e.g., gains on fixed asset disposals and interest income) and certain one-time gains related to licensing fees excluded from EBITDA as they do not relate to the ongoing operations of the Company.
    (3) Represents the amortization of the inventory revaluation recorded in conjunction with the Wesley Jessen Acquisition excluded from EBITDA as it represents a non-cash charge to operations.


                                 RISK FACTORS

  Prospective investors should consider, in addition to the other information set forth elsewhere in this Prospectus, the following matters in evaluating the Company and the Common Stock offered hereby.

COMPETITION AND INDUSTRY DYNAMICS

  The contact lens market is highly competitive. The Company faces competition from other companies within each segment of the contact lens market in which it operates. In the specialty segment of the market, the Company principally competes with divisions of large medical and pharmaceutical companies as well as with smaller companies. To the extent the Company operates in the clear lens segment, it faces competition primarily from Vistakon (a division of Johnson & Johnson) and other large contact lens manufacturers. Certain of the Company's competitors in each segment have lower costs of operations, products with enhanced features, substantially greater resources to invest in product development and customer support, greater vertical integration and greater access to financial and other resources than the Company. To a lesser extent, the Company also competes with manufacturers of eyeglasses and other forms of vision correction. There can be no assurance that the Company will not encounter increased competition in the future, particularly from large manufacturers of clear lenses seeking to enter the specialty lens segment, which could have a material adverse effect on the Company's financial condition or results of operations. See "Business--Competition."

  The contact lens industry has experienced significant growth in recent years. There can be no assurance that such growth will continue in the future or that a general economic slowdown or recession will not have a material adverse effect on the Company's results of operations. In addition, the Company believes that it currently benefits from significant advertising expenditures by certain of its competitors, which serve to raise consumer awareness of the benefits of disposable contact lenses. There can be no assurance that the Company's operations would not be adversely effected in the event such advertising campaigns were discontinued or substantially reduced.

IMPORTANCE OF NEW PRODUCT INTRODUCTIONS; RISK OF PRODUCT OBSOLESCENCE

  The specialty segment of the soft contact lens market is characterized by rapid technological advancements and new product innovations. The Company believes that the manufacturer who is the first to introduce a new product in a particular category is likely to maintain the leading market share in such category. Although the Company has in the past been successful in attaining an early market share lead in new product categories, there can be no assurance that it will be successful in doing so in the future. In addition, the expense involved in developing new products, as well as the cost of obtaining regulatory approval to market such products, can be substantial. There can be no assurance that such new products will be successful in the marketplace and, as a result, justify the expenses involved in their development and approval. In addition, there can be no assurance that the Company's competitors will not develop new products or technology which will lead to the obsolescence of the Company's products, which could have a material adverse effect on the Company's business, financial condition or results of operations.

RISKS IN THE INTEGRATION OF BARNES-HIND

  On October 2, 1996, the Company completed the Barnes-Hind Acquisition. The Barnes-Hind Acquisition approximately doubled the size of the Company as measured by net sales. The future success of the Barnes-Hind Acquisition and its effect on the financial and operating results of the Company will depend in large part on the ability of the Company to integrate the Barnes-Hind manufacturing, sales and marketing and administrative functions into its operations and achieve the cost savings expected to result from the measures adopted by the Company at the time of such acquisition. The ability of the Company to accomplish its objectives in connection with the Barnes-Hind Acquisition is, as in any acquisition, subject to certain risks including, among others, the possible inability to retain certain Barnes-Hind personnel, the potentially negative effects of diverting management resources and the possible failure to retain former customers of Barnes-Hind.

RISKS ASSOCIATED WITH MANUFACTURING OPERATIONS

  The Company produces substantially all of its contact lens products in four state-of-the-art manufacturing facilities. Each facility is dedicated to producing a particular type of contact lens. As a result, any prolonged disruption in the operations of any one of the Company's facilities, whether due to technical or labor difficulties, destruction of or damage to any facility or other reasons, could have a material adverse effect on the Company's financial condition or results of operations. See "Business-- Manufacturing."

  The Company utilizes a number of advanced polymers and other sophisticated materials in the production of its contact lenses. Due to the highly technical and specialized nature of certain of its production materials, the Company relies from time to time on a single supplier to provide it with sufficient quantities of certain materials used in the production of one or more of its product lines. To minimize its reliance on a particular vendor, the Company continually seeks to identify multiple vendors qualified to supply its production materials and currently has only two materials that are significant to its operations that are available from a single source. Although the Company believes that it is not dependent on any single supplier, the inability of the Company to obtain sufficient quantities of certain production inputs could have a material adverse effect on the Company's financial condition or results of operations.

RISKS ASSOCIATED WITH INTERNATIONAL SALES

  The Company derived more than 40% of its net sales from the sale of products outside the United States in the twelve months ended September 28, 1996 on a pro forma basis. The Company expects that sales to international customers will continue to represent a significant portion of its net sales. Risks inherent in the Company's international business activities generally include difficulties and unexpected changes in the regulatory environment, currency fluctuation risk, longer accounts receivable payment cycles and greater difficulty in collecting accounts receivable, costs and risks associated with localizing products for foreign countries, the burdens of complying with foreign laws, tariffs and other trade barriers, trade embargoes and political instability. There can be no assurance that these factors or other factors relating to the Company's international business operations will not have a material adverse effect on the Company's financial condition or results of operations.

DEPENDENCE ON KEY EXECUTIVES

  The Company is dependent to a large degree on the services of its senior management team, including Kevin J. Ryan, President and Chief Executive Officer. While Mr. Ryan has entered into an employment agreement with the Company, there can be no assurance that he or other members of the senior management team will remain with the Company. The loss of any of these individuals could have a material adverse effect on the Company. Upon completion of the Offering, the Company's senior management team will collectively own 469,885 shares of Common Stock and hold options to purchase an additional 2,617,570 shares of Common Stock, representing on a fully-diluted basis approximately 16.0% of the outstanding Common Stock. Each employee's options expire upon or shortly following the termination of such person's employment with the Company for any reason. See "Management-- Employment Agreements" and "Management--Stock Options."

HISTORICAL NET LOSSES; EXPECTED NON-RECURRING CHARGES

  Prior to the Wesley Jessen Acquisition, the Predecessor experienced significant net losses in each fiscal period since 1993. Such losses were $18.3 million, $30.5 million and $13.1 million in the years ended December 31, 1993 and 1994 and the period from January 1, 1995 through June 28, 1995, respectively. The Company recorded a net loss of $19.7 million in the period from June 29, 1995 through December 31, 1995 and Barnes-Hind experienced net losses equal to approximately $13.6 million and $11.1 million in the fiscal years ended March 31, 1995 and 1996, respectively. Although the Company generated net income of approximately $7.9 million in the period from January 1 through September 28, 1996, there can be no assurance that the Company will continue to generate profits. Various factors, including delays in new product development and introductions, new product introductions by competitors, price competition, delays in regulatory approvals or unexpected delays in achieving the integration of Barnes-Hind, could have a material adverse effect on the Company's financial condition or results of operations.

  As a result of the Barnes-Hind Acquisition, the Company incurred significant non-recurring charges in the fourth quarter of fiscal 1996 and expects to incur additional non-recurring charges in the first and second quarters of fiscal 1997, including: (i) approximately $3.5 million of restructuring expenses expected to be incurred by the Company following the Barnes-Hind Acquisition; (ii) a significant, non-cash increase in cost of goods sold of approximately $36.7 million (based on Barnes-Hind's inventory at October 1, 1996); and (iii) extraordinary debt extinguishment costs consisting of $2.8 million related to writing off historical capitalized financing fees in connection with the refinancing of the Company's then existing credit agreement. In connection with the Offering, the Company expects to incur the following non-recurring charges in the first quarter of 1997: (i) an expense of approximately $10.0 million representing the fee payable to Bain Capital in connection with the termination of the Advisory Agreement (as defined herein) and (ii) extraordinary debt extinguishment costs consisting of $7.8 million related to writing off capitalized financing fees in connection with the refinancing of the Bank Credit Agreement upon the completion of the Offering. As a result of these charges, the Company expects to report net losses in both the fourth quarter of 1996 and the first quarter of 1997.

RISKS ASSOCIATED WITH INDEBTEDNESS

  Following the Offering, the Company will have approximately $65.0 million of long-term indebtedness. Subject to the restrictions in the Bank Credit Agreement, the Company may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes. The level of the Company's indebtedness could have important consequences, including:
(i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited; and
(iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally. Certain of the Company's competitors currently have greater operating and financing flexibility than the Company. The Company believes that, based upon current levels of operations, it should be able to meet its debt service obligations when due. The Company's ability to service such indebtedness, however, will be dependent on its future performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The Bank Credit Agreement imposes certain operating and financial restrictions on the Company. Contemporaneously with the Offering, the Company intends to refinance its existing indebtedness under the Bank Credit Agreement with a new credit agreement (the "New Bank Credit Agreement"). The Company anticipates that the New Bank Credit Agreement will impose operating and financial restrictions on the Company similar to those contained in the Bank Credit Agreement. See "Description of Certain Indebtedness."

RISKS ASSOCIATED WITH FUTURE ACQUISITIONS

  The Company expects to continue to seek acquisitions, joint ventures or other strategic arrangements that would enable it to expand its existing product line, broaden its geographic coverage or allow it to offer complementary product lines. There can be no assurance that the Company will continue to acquire businesses or establish such arrangements on satisfactory terms or that any business acquired by the Company will be integrated successfully into the Company's operations or be able to operate profitably. Future acquisitions or other strategic arrangements could require additional financing, which could result in an increase in the Company's indebtedness.

GOVERNMENT REGULATION

  The Company's manufacturing facilities and products are subject to stringent regulation by the FDA and by various governmental agencies for the states and localities in which the Company's products are manufactured and/or sold, as well as by governmental agencies in certain foreign countries in which the Company's products are manufactured and/or sold. Pursuant to the Federal Food, Drug, and Cosmetic Act (the "FDC Act"), and the regulations promulgated thereunder, the FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution and promotion of medical devices such as contact lenses. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing clearances or approvals and criminal prosecution. The FDA also has the authority to request the recall, repair, replacement or refund of the cost of any device manufactured or distributed by the Company. In addition, as the Company continues to expand internationally, it will be subject to regulation in most of the foreign countries in which it sells its products; such regulations may or may not be similar to those of the FDA. Compliance with U.S. and foreign governmental regulations, which are subject to change, can delay new product introduction and may have a material adverse effect on the Company's financial condition or results of operations.

  Under the FDC Act, products developed by the Company, and significant changes or modifications to existing products, generally require FDA clearance ("510(k) clearance") pursuant to the Section 510(k) notification process ("510(k) notice") or approval of a premarket approval application ("PMA"). The Company manufactures and markets contact lenses which have received 510(k) clearances as well as lenses which have been the subject of approved PMA applications.

  The Company has made modifications to its products which the Company believes do not require the submission of new 510(k) notices or PMA supplements. There can be no assurance, however, that the FDA would agree with any of the Company's determinations not to submit a new 510(k) notice or PMA supplement for any of these changes or would not require the Company to submit a new 510(k) notice or PMA supplement for any of the changes made to the device. If the FDA requires the Company to submit a new 510(k) notice or PMA supplement for any device modification, the Company may be prohibited from marketing the modified device until the 510(k) notice or PMA supplement is cleared or approved by the FDA.

  The process of obtaining FDA approvals is lengthy, expensive and uncertain. Moreover, approvals, if granted, may limit the uses for which a product may be marketed. No assurance can be given that future changes in the FDC Act or the FDA's regulations will not have a material adverse effect on any FDA clearance or approval previously received with respect to the Company's products.

  In addition, there can be no assurance that the selling and prescribing practices for contact lenses will not change at some point in the future, which changes could have a material adverse effect on the Company's business, results of operations or financial condition. The Company is aware of a pending lawsuit against other manufacturers of contact lenses challenging certain of their selling and distribution practices.

  The Company's products are also subject to regulation in other countries in which it sells its products. The laws and regulations of such countries range from comprehensive medical device approval procedures such as those described above to simple requests for product data or certifications. The number and scope of these laws and regulations are increasing. Specifically, the Company's products are subject to the "CE marking" approval process in the European Union ("EU"). Additional approvals from foreign regulatory authorities may be required for international sale of the Company's products in non-EU countries. Failure to comply with applicable regulatory requirements can result in the loss of previously received approvals and other sanctions and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

DEPENDENCE ON CERTAIN INTELLECTUAL PROPERTY RIGHTS

  The Company considers certain of its intellectual property rights, including patents, trademarks and licensing agreements, to be an integral component of its business. The Company's policy is to file patent applications to protect technology, inventions and improvements that are considered important to the development of its business. There can be no assurance that patent applications filed by the Company will result in the issuance of patents or that any of the Company's intellectual property will continue to provide competitive advantages for the Company's products or will not be challenged, circumvented by others or invalidated. The Company's policy is to aggressively prosecute and defend its patents and other proprietary technology. The prosecution and defense of intellectual property protection, like any lawsuit, is inherently uncertain and carries no guarantee of success. The protection of intellectual property in certain foreign countries is particularly uncertain. See "Business--Patents and Trademarks."

PRODUCT LIABILITY EXPOSURE

  The Company faces an inherent risk of exposure to product liability claims in the event that the use of its products results in personal injury. Although the Company has not experienced any material losses due to product liability claims, there can be no assurance that it will not experience such losses in the future. Also, in the event that any of the Company's products prove to be defective, the Company may be required to recall or redesign such products. The Company maintains insurance against product liability claims, but there can be no assurance that such coverage will be adequate to cover any liabilities that the Company may incur or that such insurance will continue to be available on terms acceptable to the Company. A successful claim brought against the Company in excess of available insurance coverage, or any claim or product recall that results in significant adverse publicity against the Company, may have a material adverse effect on the Company's financial condition or results of operations. See "Business--Legal Proceedings."

CONTROLLING STOCKHOLDERS; POTENTIAL CONFLICTS OF INTEREST

  Upon completion of the Offering (and giving effect to currently exercisable options), investment funds controlled by Bain Capital (the "Bain Capital Funds") will beneficially own approximately 77.3% of the outstanding Common Stock (75.6% if the Underwriters' over-allotment option is exercised in full). By virtue of such stock ownership, Bain Capital will be able to control the election of the members of the Company's Board of Directors and to generally exercise control over the affairs of the Company. Such concentration of ownership could also have the effect of delaying, deterring or preventing a change in control of the Company that might otherwise be beneficial to stockholders. In addition, four representatives of Bain Capital currently serve on the Company's Board of Directors. There can be no assurance that conflicts of interest will not arise with respect to such Directors or that such conflicts will be resolved in a manner favorable to the Company. See "Principal Stockholders."

BENEFITS OF THE OFFERING TO EXISTING STOCKHOLDERS

  In connection with the Wesley Jessen Acquisition, the Company's then-existing stockholders acquired shares of Common Stock at an average price of $0.55 per share (after giving effect to the Reclassification and the Stock Split) as compared to the initial public offering price of $20.00 per share (the mid-point of the range set forth on the cover page to this Prospectus). See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price of the Common Stock. The table below sets forth certain information concerning unrealized benefits inuring to certain of the Company's stockholders as a result of this Offering:

                           SHARES OWNED PRIOR                AGGREGATE VALUE OF
                            TO THE OFFERING                  SHARES OWNED AFTER
NAME                              (A)         AGGREGATE COST  THE OFFERING (B)
----                       ------------------ -------------- ------------------
Bain Capital Funds........     12,870,590       $5,638,159      $257,411,720
BT Investment Partners,
 Inc.(c)..................        691,068        4,999,998        13,821,360
Named Executives (5
 persons)(d)..............      2,118,394        3,350,947        42,367,889

--------
(a) After giving effect to the Reclassification and Stock Split. Assumes the exercise of all outstanding options held by the Named Executives (as defined below).
(b) Based on an initial public offering price of $20.00 (the mid-point of the range set forth on the cover page of this Prospectus).
(c) BT Investment Partners, Inc. purchased its shares of Common Stock in October 1996 from the existing stockholders of the Company.
(d) The Named Executives include Messrs. Ryan, Kelley, Chapoy, Roussel and Steiner. See "Certain Transactions--Unrealized Benefits of the Offering to Named Executives."

  Immediately prior to the consummation of the Offering, the Company and Bain Capital will terminate the Advisory Agreement (as defined herein) and Bain Capital will receive a final payment thereunder of approximately $10.0 million in consideration of services rendered to such date and such termination. See "Certain Transactions--Advisory Agreement."

CERTAIN ANTI-TAKEOVER EFFECTS

  Certain provisions of the Company's Restated Certificate of Incorporation (the "Restated Certificate") and Amended and Restated By-laws (the "By-laws") may inhibit changes in control of the Company not approved by the Company's Board of Directors. These provisions include: (i) a classified Board of Directors; (ii) a prohibition on stockholder action through written consents;
(iii) a requirement that special meetings of stockholders be called only by the Board of Directors; (iv) advance notice requirements for stockholder proposals and nominations; (v) limitations on the ability of stockholders to amend, alter or repeal the By-laws; and (vi) the authority of the Board to issue without stockholder approval preferred stock with such terms as the Board may determine. The Company will also be afforded the protections of
Section 203 of the Delaware General Corporation Law, which could have similar effects. See "Description of Capital Stock."

ABSENCE OF PRIOR PUBLIC MARKET; SUBSTANTIAL DILUTION

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined by negotiations among the Company and the Representatives (as defined herein) and may not be indicative of the market price for shares of the Common Stock after the Offering. For a description of factors considered in determining the initial public offering price, see "Underwriting." There can be no assurance that an active trading market for the Common Stock will develop or if developed, that such market will be sustained. The market price for shares of the Common Stock may be significantly affected by such factors as quarter-to-quarter variations in the Company's results of operations, news announcements or changes in general market conditions. In addition, general market, economic and political conditions may adversely affect the market price of the Common Stock, regardless of the Company's actual performance. Because the initial public offering price is substantially higher than the book value per share of Common Stock, purchasers of the Common Stock in the Offering will be subject to immediate and substantial dilution. See "Dilution."

RISKS ASSOCIATED WITH DIVIDEND POLICY

  Since the Wesley Jessen Acquisition in 1995, the Company has not declared or paid any cash or other dividends on its Common Stock and does not expect to pay dividends for the foreseeable future. Instead, the Company currently intends to retain earnings to support its growth strategy and reduce indebtedness. As a holding company, the ability of the Company to pay dividends in the future is dependent upon the receipt of dividends or other payments from its principal operating subsidiary. The payment of dividends or other distributions by such operating subsidiary to the Company for purposes of paying dividends to holders of Common Stock is prohibited by the Bank Credit Agreement and a similar restriction is expected to be contained in the New Bank Credit Agreement. Any future determination to pay dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other factors, the Company's results of operations, financial condition, capital requirements and contractual restrictions. See " Dividend Policy" and "Description of Certain Indebtedness."

POTENTIAL ADVERSE IMPACT FROM SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company expects to have 16,661,116 shares of Common Stock outstanding. Of these shares, the 2,500,000 shares of Common Stock (2,860,000 shares if the Underwriters' over-allotment option is exercised in full) sold in the Offering will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except any such shares which may be acquired by an "affiliate" of the Company. Subject to certain 180-day "lock-up" agreements described herein, approximately 469,885 and 13,000,162 shares of Common Stock will be eligible for sale in the public market, subject to compliance with the resale volume limitations and other restrictions of Rule 144 under the Securities Act, beginning 90 days after the date of this Prospectus and on June 28, 1997, respectively. Beginning 180 days after the completion of the Offering, the holders of an aggregate of approximately 13,691,230 shares of Common Stock will have certain rights to register their shares of Common Stock under the Securities Act at the Company's expense. Future sales of the shares of Common Stock held by existing stockholders could have a material adverse effect on the price of the Common Stock. See "Shares Eligible for Future Sale."

                                  THE COMPANY

  Wesley Jessen is the leading worldwide developer, manufacturer and marketer of specialty soft contact lenses, based on its share of the specialty lens market. The Company operates primarily in the specialty segment of the soft lens market, where it has the leading share in each of the cosmetic and premium lens segments and the second leading share in the toric lens segment. The Company's principal objective is to expand its contact lens business in the faster-growing specialty segment of the market in order to achieve growth in revenues and operating profit.

  The Company was founded in 1946 by contact lens pioneers Drs. Newton K. Wesley and George Jessen, after the two doctors discovered that hard contact lenses could be used to prevent a rare sight-threatening eye disease suffered by Dr. Wesley. Originally known as The Plastic Contact Lens Company, the Company went on to pioneer the design, manufacturing and fitting techniques of hard contact lenses. Throughout its history, the Company has remained a market leader in research and development, accounting for numerous technological breakthroughs in contact lenses. In 1978, the Company received FDA approval of its hydrogel lens, a durable and highly oxygen-permeable soft plastic lens made from a unique polymer. In 1986, the Company pioneered the development of the conventional opaque color lens (which change the color of dark eyes), and in 1989, the Company introduced its toric lenses, which correct vision for people with astigmatism (the condition of an irregularly shaped cornea). The Company's most significant product introductions to the soft contact lens market in the last three years have been its Precision UV lenses, which provide eyes with protection from ultraviolet light, and its FreshLook disposable opaque and eyecolor-enhancing lenses.

  From 1980 to 1995, Wesley Jessen operated as a wholly owned subsidiary of Schering-Plough Corporation ("Schering-Plough"). On June 28, 1995, Bain Capital together with new and certain then-existing members of management (the "Management Investors") acquired the Predecessor in the Wesley Jessen Acquisition. The following table sets forth the sources and uses of funds in the Wesley Jessen Acquisition (dollars in millions):

SOURCES:
Borrowings under a bank credit
 agreement ..................... $43.0
Equity contributions............   7.5
                                 -----
    Total....................... $50.5
                                 =====

USES:
Acquisition consideration.  $47.0
Fees and expenses.........    3.5
                            -----
    Total.................  $50.5
                            =====

  After the Wesley Jessen Acquisition, the Company's new management team pursued an aggressive strategy of cost savings and revenue enhancement to improve the Company's results of operations. During this period, management:
(i) redefined the Company's disposable lens marketing strategy by repricing and repackaging the Company's products to be more competitive with industry standards; (ii) launched a national consumer advertising campaign featuring Christy Turlington; (iii) expanded its product offerings in its FreshLook line of disposable colored contact lenses; (iv) heightened its sales and marketing focus on serving the needs of eyecare practitioners; and (v) achieved substantial cost savings through personnel reductions, decreased overall marketing and advertising expenses, consolidation of facilities and increased operating efficiencies. As a result of management's efforts, the Company's income from operations increased from a loss of $20.4 million in the period from January 1, 1995 through June 28, 1995 to income of $8.7 million in the period from January 1, 1996 through September 28, 1996.

  On October 2, 1996, the Company acquired substantially all the assets and assumed certain liabilities of Barnes-Hind from Pilkington. Founded in 1939, Barnes-Hind is widely recognized in the contact lens industry as a leader in product and material innovation and design. Barnes-Hind was acquired by Pilkington in 1987 and combined with its existing contact lens operations. At the time of the Barnes-Hind Acquisition, Barnes-Hind was the third largest manufacturer of specialty contact lenses in the world, with a leading market position in premium and toric lenses. The following table sets forth the sources and uses of funds in the Barnes-Hind Acquisition (dollars in millions):

SOURCES:
Borrowings under Credit
 Agreement................... $ 96.6
Issuance of Pilkington Note..    5.0
                              ------
    Total.................... $101.6
                              ======

USES:
Repayment of existing bank credit
 agreement........................ $ 28.5
Acquisition consideration.........   62.4
Fees and expenses.................   10.7
                                   ------
    Total......................... $101.6
                                   ======

  Upon completion of the Offering, the Company's senior management team will collectively own 469,885 shares of Common Stock and hold options to purchase an additional 2,617,570 shares of Common Stock, representing on a fully-diluted basis approximately 16.0% of the outstanding Common Stock (15.7% if the Underwriters' over-allotment option is exercised in full). The Bain Capital Funds will collectively own 12,870,590 shares of Common Stock, representing on a fully-diluted basis approximately 66.7% of the outstanding Common Stock (65.5% if the Underwriters' over-allotment option is exercised in full).

  The Company's principal executive offices are located at 333 East Howard Avenue, Des Plaines, Illinois 60018-5903 and its telephone number is (847) 294-3000.

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering (after deducting applicable underwriting discounts and estimated expenses payable by the Company) are estimated to be approximately $45.2 million ($52.0 million if the Underwriters' over-allotment option is exercised in full, assuming in each case an initial public offering price of $20.00 per share). The Company expects to use (i) approximately $30.0 million of the net proceeds to reduce the Company's indebtedness under the Bank Credit Agreement; (ii) approximately $5.2 million to repay the Pilkington Note in full (including accrued interest); and (iii) approximately $10.0 million as a final payment to Bain Capital under the Advisory Agreement in consideration of services rendered under, and the termination of, such agreement.

  The indebtedness to be repaid under the Bank Credit Agreement consists of multi-tranche term loans with a current aggregate principal balance of $95.0 million (the "Term Loans"), with principal payments scheduled in varying amounts from 1996 through 2004. Such Term Loans bear interest at varying rates based, at the Company's option, on either the Eurodollar rate (as defined in the Bank Credit Agreement) plus 275 to 325 basis points or the bank base rate (as defined in the Bank Credit Agreement) plus 175 to 225 basis points. The overall effective interest rate for the Term Loans at October 2, 1996 was 8.48%. See "Description of Certain Indebtedness--Bank Credit Agreement."

  The Pilkington Note bears interest at 8.0% per annum, payable in kind, and matures on February 1, 2005 or on any date that Bain Capital and its affiliates (i) cease to beneficially own at least 25% of the Company's voting stock or (ii) receive any proceeds from the sale of any of their shares of Common Stock in a public offering. The Pilkington Note was issued by the Company on October 2, 1996 in connection with the Barnes-Hind Acquisition. The Company is not required to repay the Pilkington Note with the proceeds of the Offering. Accordingly, the Company may elect to repay additional indebtedness under the Bank Credit Agreement in lieu of repaying the Pilkington Note.

  In connection with the Offering, the Company expects to refinance the indebtedness under the Bank Credit Agreement remaining after application of the net proceeds of the Offering as described above. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "Description of Certain Indebtedness--New Bank Credit Agreement."

  The Company expects to enter into a new advisory agreement with Bain Capital prior to the completion of the Offering. See "Certain Transactions--Advisory Agreement."

                                DIVIDEND POLICY

  Since the Wesley Jessen Acquisition in 1995, the Company has not declared or paid any cash or other dividends on its Common Stock and does not expect to pay dividends for the foreseeable future. Instead, the Company currently intends to retain earnings to support its growth strategy and reduce indebtedness. As a holding company, the ability of the Company to pay dividends in the future is dependent upon the receipt of dividends or other payments from its principal operating subsidiary. The payment of dividends or other distributions by such operating subsidiary to the Company for purposes of paying dividends to holders of Common Stock is prohibited by the Bank Credit Agreement. Any future determination to pay dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other factors, the Company's results of operations, financial condition, capital requirements and contractual restrictions. See "Description of Certain Indebtedness."

                             THE RECLASSIFICATION

  The Company currently has two classes of issued and outstanding stock, the Class L Common and the Common Stock, which are identical except that each share of Class L Common is entitled to a preferential payment (the "Preference Amount") upon any distribution by the Company to holders of its capital stock (whether by dividend, liquidating distribution or otherwise) equal to the original cost of such share ($17.41) plus an amount which accrues on a daily basis at a rate of 12.5% per annum on such cost and on the amount so accrued in prior quarters. As of December 31, 1996, the Preference Amount was $20.94 per share of Class L Common issued at the time of the Wesley Jessen Acquisition. Prior to the completion of the Offering, all of the outstanding shares of Class L Common will be reclassified pursuant to the terms of the Company's Restated Certificate into shares of Common Stock and a 3.133-for-one stock split will be effected as to all of the then outstanding shares of Common Stock. In connection with the Reclassification (prior to the Stock Split), each outstanding share of Class L Common will be reclassified into one share of Common Stock plus an additional number of shares having a value, based on the initial public offering price, equal to the Preference Amount as of the consummation of the Offering. Assuming an initial public offering price of $20.00 per share (the mid-point of the range set forth on the cover page of this Prospectus) and a closing date of February 1, 1997 for this Offering, an aggregate of 429,504 shares of Common Stock will be issued in exchange for the outstanding shares of Class L Common in connection with the Reclassification. The actual number of shares of Common Stock that will be issued as a result of the Reclassification is subject to change based on the actual initial public offering price and the closing date of this Offering. Fractional shares otherwise issuable as a result of the Reclassification and Stock Split will be rounded to the nearest whole number. See "Description of Capital Stock."

                                CAPITALIZATION

  The following table sets forth at September 28, 1996: (i) the actual capitalization of the Company; (ii) the pro forma capitalization of the Company after giving effect to the Barnes-Hind Acquisition (and the related refinancing of the Company's then-existing credit agreement); and (iii) the pro forma, as adjusted capitalization of the Company after giving effect to:
(a) the Reclassification; (b) the refinancing of the Bank Credit Agreement; and (c) the Offering, assuming an initial public offering price of $20.00 per share, and the application of the net proceeds to the Company therefrom as described under "Use of Proceeds." This table should be read in conjunction with "Selected Historical Consolidated Financial Data" and "Unaudited Pro Forma Financial Data" included elsewhere in this Prospectus.

                                                  SEPTEMBER 28, 1996
                                            -----------------------------------
                                                      PRO FORMA      PRO FORMA
                                             ACTUAL   COMBINED      AS ADJUSTED
                                            --------  ---------     -----------
                                                (DOLLARS IN THOUSANDS)
Short-term debt:
  Current portion of long-term debt ......  $  2,000  $  1,555       $  3,555
                                            ========  ========       ========
Long-term debt, net of current maturities:
  Term loans..............................  $ 26,500  $ 95,000       $ 65,000(a)
  Promissory note (b).....................       --      5,000            --
                                            --------  --------       --------
    Total long-term debt .................    26,500   100,000         65,000
                                            --------  --------       --------
Stockholders' equity:
  Class L Common Stock, $0.01 par value,
   cumulative yield of 12.5%, 600,000
   shares authorized; 321,067 shares
   issued on an actual basis; and no
   shares issued on a pro forma, as
   adjusted basis.........................         3         3            -- (c)
  Serial Preferred Stock, $0.01 par value,
   5,000,000 shares authorized; no shares
   issued on an actual or on a pro forma,
   as adjusted basis .....................       --        --             --
  Common Stock, $0.01 par value,
   50,000,000 shares authorized; 4,090,582
   shares issued on an actual basis;
   16,661,116 shares issued on a pro
   forma, as adjusted basis (d) ..........        40        40            167
  Additional paid-in capital .............     7,754     7,754         52,797
  Accumulated deficit ....................   (11,854)  (15,989)(e)    (29,532)(f)
                                            --------  --------       --------
    Total stockholders' equity (deficit)..    (4,057)   (8,192)        23,432
                                            --------  --------       --------
      Total capitalization................  $ 22,443  $ 91,808       $ 88,432
                                            ========  ========       ========

-------
(a) Reflects the use of approximately $30.0 million of the net proceeds to the Company to repay borrowings on the Term Loans under the Bank Credit Agreement, offset by an additional $2.0 million of borrowings to fund the financing fees associated with New Bank Credit Agreement.
(b) Reflects a $5.0 million promissory note issued to Pilkington in connection with the Barnes-Hind Acquisition. The Pilkington Note bears interest at 8%, payable in kind, and matures on February 1, 2005 or on any date that Bain Capital and its affiliates (i) cease to beneficially own at least 25% of the Company's voting stock or (ii) receive any proceeds from the sale of any of their shares of Common Stock in a public offering.
(c) Assuming an initial public offering price of $20.00 per share (the mid-point of the range set forth on the cover page of this Prospectus) and a closing date of February 1, 1997 for this Offering, an aggregate of 429,504 shares of Common Stock will be issued in exchange for the outstanding shares of Class L Common in connection with the Reclassification. The actual number of shares of Common Stock that will be issued as a result of the Reclassification is subject to change based on the actual initial public offering price and the closing date of this Offering. See "The Reclassification."
(d) Does not include 2,617,570 shares of Common Stock reserved for issuance upon the exercise of options outstanding as of December 31, 1996 and granted to members of management or 1,550,000 shares of Common Stock reserved for issuance under the Stock Plans. See "Management--Stock Options."
(e) The change in accumulated deficit of $4.1 million represents: (i) the extraordinary loss, net of related tax benefits, from the refinancing of the Bank Credit Agreement and (ii) the non-recurring expenses, including the related tax benefits, from the Company's restructuring charges incurred in the fourth quarter of 1996. See "Unaudited Pro Forma Financial Data."
(f) The change in accumulated deficit of $13.5 million represents: (i) the extraordinary loss, net of related tax benefits, from the refinancing of the Bank Credit Agreement and (ii) the non-recurring expenses, including the related tax benefits, from the termination of the Advisory Agreement and the interest charge related to the repayment of the Pilkington Note. See "Unaudited Pro Forma Financial Data."

                                   DILUTION

  The following table presents certain information concerning the pro forma net tangible book value per share of the Common Stock as of September 28, 1996, assuming the consummation of the Reclassification and Stock Split, and as adjusted to reflect the Offering, at an assumed initial public offering price of $20.00 per share, after deducting the estimated offering expenses and underwriting discounts and commissions:

      Initial public offering price per share.....................        $20.00
      Pro forma net tangible book value per share before the
       Offering (a)...............................................  $0.18
      Increase per share attributable to new investors............   2.69
                                                                    -----
      Pro forma net tangible book value per share after the Offer-
       ing........................................................          2.87
                                                                          ------
      Dilution per share to new investors.........................        $17.13
                                                                          ======

--------
(a) Net tangible book value per share of Common Stock is determined by dividing the Company's pro forma tangible net book value at September 28, 1996 (giving pro forma effect to the Barnes-Hind Acquisition and the refinancing of the Company's then-existing bank credit agreement) of $2.6 million, by the aggregate number of shares of Common Stock outstanding.

  The following table summarizes, as of September 28, 1996 on a pro forma basis (giving effect to the Reclassification and Stock Split), the difference between the existing stockholders and the new investors with respect to the number of shares of Common Stock purchased (or to be purchased) from the Company, the total consideration paid (or to be paid) and the average price per share paid (or to be paid) by the existing stockholders and new investors, at an assumed initial public offering price of $20.00 per share, before deducting the estimated offering expenses and underwriting discounts and commissions:

                                SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                               ------------------ -------------------   PRICE
                                 NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                               ---------- ------- ----------- ------- ---------
      Existing stockholders
       (b).................... 14,161,116   85.0% $ 7,797,000  13.5%   $ 0.55
      New investors...........  2,500,000   15.0   50,000,000  86.5     20.00
                               ----------  -----  ----------- ------
        Total................. 16,661,116  100.0% $57,797,000 100.0%
                               ==========  =====  =========== ======

--------
(b) Does not include: (i) 2,193,052 shares of Common Stock reserved for issuance upon the exercise of outstanding options as of September 28, 1996 (with a weighted average exercise price of $1.14 per share); (ii) 424,518 shares of Common Stock reserved for issuance upon the exercise of outstanding options issued in October 1996 (at an exercise price of $7.24); or (iii) 1,550,000 shares of Common Stock reserved for issuance under the Stock Plans. See "Management--Stock Options."

                      UNAUDITED PRO FORMA FINANCIAL DATA

  The Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1995, the period January 1 through September 28, 1996, and the twelve months ended September 28, 1996 give pro forma effect to: (i) the Wesley Jessen Acquisition; (ii) the Barnes-Hind Acquisition (and related financing transactions); (iii) the divestiture of Barnes-Hind's U.S. Natural Touch Product Line; (iv) the Reclassification and Stock Split; (v) the refinancing of the Bank Credit Agreement; and (vi) the Offering and the application of the net proceeds to the Company therefrom as described under "Use of Proceeds," as if each had occurred on January 1, 1995.

  The Unaudited Pro Forma Consolidated Balance Sheet at September 28, 1996 gives pro forma effect to: (i) the Barnes-Hind Acquisition; (ii) the Reclassification and Stock Split; (iii) the refinancing of the Bank Credit Agreement; and (iv) the Offering and the application of the net proceeds to the Company therefrom as described under "Use of Proceeds," as if such transactions had occurred as of September 28, 1996. The historical balance sheet of the Company already reflects the Wesley Jessen Acquisition, which took place as of June 28, 1995. In connection with the Barnes-Hind Acquisition, the Company entered into a voluntary consent order with the FTC which provides, among other things, that the Company must divest Barnes-Hind's U.S. Natural Touch Product Line. The Company signed a definitive agreement providing for the sale of the U.S. Natural Touch Product Line on January 24, 1997. The purchase accounting relating to the Barnes-Hind Acquisition includes an estimate of the revaluation of the assets associated with the U.S. Natural Touch Product Line so that no gain or loss will result from such divestiture, as is required under generally accepted accounting principles.

  The Unaudited Pro Forma Consolidated Statements of Operations referred to above do not reflect the following charges related to the Offering and the Barnes-Hind Acquisition which the Company incurred in the fourth quarter of fiscal 1996 and expects to incur in the first and second quarters of fiscal 1997: (i) a non-recurring expense of approximately $10.0 million representing a fee payable to Bain Capital in connection with the termination of the Advisory Agreement; (ii) approximately $3.5 million of restructuring expenses expected to be incurred by the Company following the Barnes-Hind Acquisition;
(iii) a significant, non-recurring, non-cash increase in cost of goods sold of approximately $36.7 million, based on Barnes-Hind's inventory at October 1, 1996 (due to the Company's application of purchase accounting for the Barnes-Hind Acquisition as a result of which the Company will write up the book value of the acquired Barnes-Hind inventory to fair market value less estimated selling costs); (iv) extraordinary debt extinguishment costs consisting of $2.8 million related to writing off historical capitalized financing fees in connection with the refinancing of its then-existing credit agreement; and (v) extraordinary debt extinguishment costs estimated at $7.8 million related to writing off capitalized financing fees in connection with the refinancing of the Bank Credit Agreement upon the completion of the Offering. The Unaudited Pro Forma Consolidated Balance Sheet, however, does reflect the charges enumerated in (i) through (v) above. Such charges aggregate approximately $60.8 million, before the related tax benefit of $19.0 million.

  The unaudited pro forma financial data are provided for informational purposes only and are not necessarily indicative of the results of operations or financial position of the Company had the transactions assumed therein occurred, nor are they necessarily indicative of the results of operations which may be expected to occur in the future. Furthermore, the unaudited pro forma financial data are based upon assumptions that the Company believes are reasonable and should be read in conjunction with the financial statements and the accompanying notes thereto included elsewhere in this Prospectus.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995
                (dollars in thousands, except per share amounts)

                              WESLEY JESSEN
                         ------------------------
                         PREDECESSOR   COMPANY
                          JANUARY 1    JUNE 29    BARNES-HIND                                                      PRO FORMA
                           THROUGH     THROUGH    YEAR ENDED                                                       YEAR ENDED
                          JUNE 28,   DECEMBER 31,  MARCH 31,              ACQUISITION    PRO FORMA   OFFERING     DECEMBER 31,
                            1995         1995        1996       COMBINED  ADJUSTMENTS    COMBINED   ADJUSTMENTS       1995
                         ----------- ------------ -----------   --------  -----------    ---------  -----------   ------------
Net sales..............   $ 51,019     $ 54,315    $132,581     $237,915   $ (6,918)(a)  $230,997     $   --        $230,997
Operating costs and
 expenses:                                             i
 Cost of goods sold....     20,871       19,916      59,442      100,229     (3,043)(a)    92,431         --          92,431
                                                                             (4,116)(b)
                                                                               (639)(e)
 Cost of goods sold--
  inventory step-up....        --        33,929         --        33,929    (33,929)(c)       --          --             --
                                                       i
 Marketing and
  administrative ......     43,236       29,476      65,828      138,540     (2,058)(a)   119,643        (500)(k)    119,143
                                                                             (1,707)(b)
                                                                             (2,976)(d)
                                                                            (12,156)(e)
                                                       i
 Research and
  development..........      4,569        2,524      11,783(1)    18,876       (579)(b)    13,723         --          13,723
                                                                             (1,964)(d)
                                                                             (2,610)(e)
 Amortization of
  intangible assets
  (negative goodwill)..      2,736         (392)        --         2,344     (3,128)(f)      (784)        --            (784)
                          --------     --------    --------     --------   --------      --------     -------       --------
Income (loss) from op-
 erations..............    (20,393)     (31,138)     (4,472)     (56,003)    61,987         5,984         500          6,484
Other (income) expense:
 Interest income.......        --           --         (773)        (773)       773 (g)       --          --             --
 Interest expense......        --         2,599       4,315        6,914      3,807 (h)    10,721      (5,254)(l)      5,467
 Financing charge......      3,511          --          --         3,511     (3,511)(i)       --          --             --
 Other income, net.....     (1,360)         --          --        (1,360)       --         (1,360)        --          (1,360)
                          --------     --------    --------     --------   --------      --------     -------       --------
Income (loss) before
 income taxes..........    (22,544)     (33,737)     (8,014)     (64,295)    60,918        (3,377)      5,754          2,377
Income tax (expense)
 benefit...............      9,401       14,022      (3,116)      20,307    (19,159)(j)     1,148      (1,956)(j)       (808)
                          --------     --------    --------     --------   --------      --------     -------       --------
Net income (loss)......   $(13,143)    $(19,715)   $(11,130)    $(43,988)  $ 41,759      $ (2,229)    $ 3,798       $  1,569
                          ========     ========    ========     ========   ========      ========     =======       ========
Pro forma net income per common and common equivalent share.............................................            $   0.08(m)
                                                                                                                    ========
Pro forma weighted average number of common and common equivalent shares outstanding (in thousands).....              19,000(m)
                                                                                                                    ========

-------

(1) Includes $3,899 of research and development costs previously classified as cost of goods sold in the Barnes-Hind historical financial statements, which have been reclassified to research and development expenses in conformance with the Company's accounting policies.


                            See accompanying notes.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

            PERIOD FROM JANUARY 1, 1996 THROUGH SEPTEMBER 28, 1996
               (dollars in thousands, except per share amounts)

                                   COMPANY    BARNES-HIND                                                       PRO FORMA
                                  JANUARY 1    JANUARY 1                                                        JANUARY 1
                                   THROUGH      THROUGH                                                          THROUGH
                                SEPTEMBER 28, OCTOBER 1,              ACQUISITION    PRO FORMA   OFFERING     SEPTEMBER 28,
                                    1996       1996 (1)     COMBINED  ADJUSTMENTS    COMBINED   ADJUSTMENTS       1996
                                ------------- -----------   --------  -----------    ---------  -----------   -------------
Net sales.....................     $96,048     $ 99,601     $195,649   $ (5,212)(a)  $190,437     $   --        $190,437
Operating costs and expenses:
                                                      i
 Cost of goods sold...........      26,471       48,928       75,399     (2,278)(a)    71,147         --          71,147
                                                                         (1,415)(b)
                                                                           (559)(e)
 Cost of goods sold--inventory
  step-up.....................       6,626          --         6,626     (6,626)(c)       --          --             --

                                                      i
 Marketing and administrative.      51,014       58,866      109,880     (2,084)(a)    91,087        (750)(k)     90,337
                                                                           (505)(b)
                                                                        (16,204)(e)

                                                      i
 Research and development.....       3,786        7,403(2)    11,189       (101)(b)     9,214         --           9,214
                                                                         (1,874)(e)
 Amortization of negative
  goodwill....................        (588)         --          (588)       --           (588)        --            (588)
                                   -------     --------     --------   --------      --------     -------       --------
Income (loss) from operations.       8,739      (15,596)      (6,857)    26,434        19,577         750         20,327
Other (income) expense:
 Interest income..............         --          (340)        (340)       340 (g)       --          --             --
 Interest expense.............       2,757          378        3,135      4,905 (h)     8,040      (3,940)(l)      4,100
 Other income, net............      (3,500)         --        (3,500)       --         (3,500)        --          (3,500)
                                   -------     --------     --------   --------      --------     -------       --------
Income (loss) before income
 taxes........................       9,482      (15,634)      (6,152)    21,189        15,037       4,690         19,727
Income tax (expense) benefit..      (1,621)      (2,989)      (4,610)      (502)(j)    (5,112)     (1,595)(j)     (6,707)
                                   -------     --------     --------   --------      --------     -------       --------
Net income (loss).............     $ 7,861     $(18,623)    $(10,762)  $ 20,687      $  9,925     $ 3,095       $ 13,020
                                   =======     ========     ========   ========      ========     =======       ========
                                                                                                                       .
Pro forma net income per common and common equivalent share.........................................            $   0.69 (m)
                                                                                                                ========
Pro forma weighted average number of common and common equivalent shares outstanding (in thousands).              19,000 (m)
                                                                                                                ========

--------
(1) Represents the period from January 1, 1996 through October 1, 1996. Included in this period is the three-month period beginning January 1, 1996 and ending March 31, 1996 (Barnes-Hind's fourth fiscal quarter). This three-month period is also included in Barnes-Hind's Year Ended March 31, 1996 data presented as part of the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1995.
(2) Includes $1,937 of research and development costs previously classified as cost of goods sold in the Barnes-Hind historical financial statements, which have been reclassified to research and development expenses in conformance with the Company's accounting policies.

                            See accompanying notes.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

               LATEST TWELVE MONTHS ENDED SEPTEMBER 28, 1996(1)
               (dollars in thousands, except per share amounts)

                             COMPANY     BARNES-HIND                                                       PRO FORMA
                          TWELVE MONTHS TWELVE MONTHS                                                    TWELVE MONTHS
                              ENDED         ENDED                                                            ENDED
                          SEPTEMBER 28,  OCTOBER 1,              ACQUISITION    PRO FORMA   OFFERING     SEPTEMBER 28,
                             1996(1)      1996 (1)     COMBINED  ADJUSTMENTS    COMBINED   ADJUSTMENTS      1996(1)
                          ------------- -------------  --------  -----------    ---------  -----------   -------------
Net sales...............    $123,305      $130,688     $253,993   $ (6,782)(a)  $247,211     $   --        $247,211
Operating costs and ex-
 penses:
                                                       i
 Cost of goods sold.....      36,711        61,796       98,507     (2,967)(a)    96,168         --          92,948
                                                                    (1,858)(b)
                                                                      (734)(e)
 Cost of goods sold--in-
  ventory step-up.......      20,927           --        20,927    (20,927)(c)       --          --             --
                                                       i
 Marketing and
  administrative........      67,134        75,165      142,299     (2,675)(a)   119,152      (1,000)(k)    118,152
                                                                      (663)(b)
                                                                   (19,809)(e)
                                                       i
 Research and develop-
  ment..................       4,992        10,425(2)    15,417       (133)(b)     9,420         --          12,640
                                                                    (2,644)(e)
 Amortization of nega-
  tive goodwill.........        (784)          --          (784)       --           (784)        --            (784)
                            --------      --------     --------   --------      --------     -------       --------
Income (loss) from oper-
 ations.................      (5,675)      (16,698)     (22,373)    45,628        23,255       1,000         24,255
Other (income) expense:
 Interest income........         --           (540)        (540)       540 (g)       --          --             --
 Interest expense.......       3,904         1,619        5,523      5,198 (h)    10,721      (5,254)(l)      5,467
 Other income, net......      (3,500)          --        (3,500)       --         (3,500)        --          (3,500)
                            --------      --------     --------   --------      --------     -------       --------
Income (loss) before in-
 come
 taxes..................      (6,079)      (17,777)     (23,856)    39,890        16,034       6,254         22,288
Income tax (expense)
 benefit................       2,529        (5,328)      (2,799)    (2,653)(j)    (5,452)     (2,126)(j)     (7,578)
                            --------      --------     --------   --------      --------     -------       --------
Net income (loss).......    $ (3,550)     $(23,105)    $(26,655)  $ 37,237      $ 10,582     $ 4,128       $ 14,710
                            ========      ========     ========   ========      ========     =======       ========
Pro forma net income per common and common equivalent share.....................................           $   0.77 (m)
                                                                                                           ========
Pro forma weighted average number of common and common equivalent shares outstanding (in thou-
 sands).........................................................................................             19,000 (m)
                                                                                                           ========

--------
(1) The Company believes that the pro forma presentation of the latest twelve-month periods ended September 28, 1996 and October 1, 1996, of the combined Wesley Jessen and Barnes-Hind operations, respectively, provides the most meaningful and representative combined results of operations for the two businesses. This period represents the only pro forma statement of operations period presented which excludes operating results of the Predecessor when it was an operating division of Schering-Plough.
(2) Includes $3,220 of research and development costs previously classified as cost of goods sold in the Barnes-Hind historical financial statements, which have been reclassified to research and development expenses in conformance with the Company's accounting policies.

                            See accompanying notes.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                            (dollars in thousands)

  The Unaudited Pro Forma Statements of Operations give effect to the following unaudited pro forma adjustments:

(a) Reflects the requirement that the Company divest the U.S. Natural Touch Product Line pursuant to the terms of its voluntary consent order with the FTC. The Company does not believe that the disposition of this product line will have a material impact on the Company's results of operations. The unaudited historical operating results of the U.S. Natural Touch Product Line were as follows:

                                                       JANUARY 1    TWELVE MONTHS
                                          YEAR ENDED     THROUGH        ENDED
                                         DECEMBER 31, SEPTEMBER 28, SEPTEMBER 28,
                                             1995         1996          1996
                                         ------------ ------------- -------------
      Net sales........................     $6,918       $5,212        $6,782
      Operating costs and expenses:
        Cost of goods sold.............      3,043        2,278         2,967
        Marketing and administrative ..      2,058        2,084         2,675
                                            ------       ------        ------
      Pre-tax contribution.............     $1,817       $  850        $1,140
                                                                              ======       ======        ======
(b)  Represents the reduction of depreciation expense as a result of the
     Company's application of purchase accounting whereby the excess of the fair market value of the net assets acquired over the purchase price was allocated as a reduction to the fair market value of the property, plant and equipment acquired in both the Wesley Jessen Acquisition and the
     Barnes-Hind Acquisition, as follows:

                                                       JANUARY 1    TWELVE MONTHS
                                          YEAR ENDED     THROUGH        ENDED
                                         DECEMBER 31, SEPTEMBER 28, SEPTEMBER 28,
                                             1995         1996          1996
                                         ------------ ------------- -------------
      Reduction in depreciation expense
       recorded in:
        Cost of goods sold.............     $4,116       $1,415        $1,858
        Marketing and administrative...      1,707          505           663
        Research and development.......        579          101           133
                                            ------       ------        ------
         Total pro forma reduction in
          depreciation expense.........     $6,402       $2,021        $2,654
                                            ======       ======        ======

(c) Reflects the adjustment to eliminate the non-recurring impact of the inventory write-up as a result of the Company's application of purchase accounting in connection with the Wesley Jessen Acquisition. In connection with the Company's purchase accounting for the Barnes-Hind Acquisition, a significant, non-recurring, non-cash increase in cost of goods sold is expected as the carrying value of Barnes-Hind's inventory is written up to its fair market value, less estimated selling expenses. The impact of the Barnes-Hind inventory write-up is excluded from the Unaudited Pro Forma Consolidated Statements of Operations as presented.

(d) Represents the recurring cost savings to the Company relating to the Wesley Jessen Acquisition which included the reduction of certain operating expenses related primarily to the consolidation of the corporate offices, a reduction in the actual number of corporate level employees and related benefits and facilities expenses, consolidation of marketing support facilities, and the rationalization of the international sales and marketing function. The effects of the estimated cost savings related to the above described items are presented below:

      Marketing and administrative expenses:
       U.S. wages and related personnel costs............................ $1,460
       Non-U.S. wages and related personnel costs........................    591
       Facilities and related expenses...................................    925
                                                                          ------
        Total pro forma reduction in marketing and administrative ex-
         penses..........................................................  2,976
                                                                          ------
      Research and development expenses:
       Wages and related personnel costs.................................  1,714
       Facilities and related expenses...................................    250
                                                                          ------
        Total pro forma reduction in research and development expenses...  1,964
                                                                          ------
      Total pro forma reduction in Wesley Jessen operating expenses...... $4,940
                                                                          ======

(e) Represents the estimated recurring cost savings to the Company relating to the Barnes-Hind corporate consolidation plan, which includes the actual reduction of certain operating expenses related primarily to the closure of the Sunnyvale, California corporate offices upon consummation of the Barnes-Hind Acquisition, a reduction in the actual number of corporate level employees and related personnel and facilities expenses. The Company has commenced the implementation of the consolidation plan. The effect of the estimated cost savings related to the above described items are presented below:

                                                        JANUARY 1   TWELVE MONTHS
                                          YEAR ENDED     THROUGH        ENDED
                                         DECEMBER 31, SEPTEMBER 28, SEPTEMBER 28,
                                             1995         1996          1996
                                         ------------ ------------- -------------
      Cost savings by category:
        Wages and related personnel
         costs.........................    $ 11,757      $ 8,469      $ 12,001
        Contractual "change-in-control"
         employment obligations........         --         7,346         7,346
        Facilities and related occu-
         pancy costs...................       3,648        2,822         3,840
                                           --------      -------      --------
          Total reduction in Barnes-
           Hind operating expenses.....    $ 15,405      $18,637      $ 23,187
                                           ========      =======      ========
      Cost savings by statement of
       operations caption:
        Cost of goods sold ............    $    639      $   559      $    734
        Marketing and administrative...      12,156       16,204        19,809
        Research and development ......       2,610        1,874         2,644
                                           --------      -------      --------
          Total reduction in Barnes-
           Hind operating expenses.....    $ 15,405      $18,637      $ 23,187
                                           ========      =======      ========

(f) Represents the net elimination of historical amortization expense recorded by the Predecessor, as well as the pro forma impact of the amortization of negative goodwill recorded by the Company in connection with the Wesley Jessen Acquisition. There is no similar impact related to the Barnes-Hind Acquisition, as no goodwill was recorded as a result of the Company's purchase accounting for this acquisition.

(g) Reflects the elimination of intercompany interest income allocated to Barnes-Hind by Pilkington.

(h) Represents additional pro forma interest expense, as follows:

                                                     JANUARY 1   TWELVE MONTHS
                                       YEAR ENDED     THROUGH        ENDED
                                      DECEMBER 31, SEPTEMBER 28, SEPTEMBER 28,
                                          1995         1996          1996
                                      ------------ ------------- -------------
      Elimination of Wesley Jessen
       and Barnes-Hind historical       ($6,623)      ($2,699)      ($4,942)
       interest expense.............    -------       -------       -------
      Elimination of Wesley Jessen
       historical amortization of          (291)         (436)         (581)
       capitalized financing fees...    -------       -------       -------
      Interest on borrowings under
       the Bank Credit Agreement:
        Revolving credit facility at
         LIBOR plus 2.75% (8.19% on
         $10.0 million assumed aver-
         age balance)...............        819           614           819
        Term Loan A at LIBOR plus
         2.75% (8.19% on $45.0 mil-
         lion)......................      3,686         2,764         3,686
        Term Loan B at LIBOR plus
         3.25% (8.69% on $50.0 mil-
         lion)......................      4,345         3,259         4,345
        Commitment fee on pro forma
         unutilized revolving credit
         facility (.50% on $35.0
         million assumed average
         unutilized balance)........        175           131           175
                                        -------       -------       -------
      Total interest and fees on
       borrowings under the Bank
       Credit Agreement.............      9,025         6,768         9,025
                                        -------       -------       -------
      Interest on the Pilkington
       Note at the stated rate (8.0%
       on $5.0 million).............        400           300           400
      Amortization of capitalized
       deferred financing fees re-
       lated to the refinancing of
       the Bank Credit Agreement
       ($7.8 million over an average
       6-year period)...............      1,296           972         1,296
                                        -------       -------       -------
      Net increase in pro forma in-
       terest expense...............     $3,807        $4,905        $5,198
                                        =======       =======       =======

(i) Represents the elimination of corporate financing fees charged by Schering-Plough to the Predecessor.

(j) Represents the elimination of the pro forma combined historical income tax (expense) benefit and the inclusion of the income tax (expense) benefit resulting from the pro forma adjustments to pro forma income (loss) before taxes to arrive at an estimated ultimate effective income tax rate of 34%. Significant tax benefits, in the form of a tax credit, are available for companies with operations in Puerto Rico, where one of Wesley Jessen's principal manufacturing facilities is located. The amount of such qualified credit to the Company, which would offset future federal income taxes payable in any period, is dependent on the Company's labor expenditures, depreciation and other factors in Puerto Rico. Recent legislation will phase out this tax credit through December 31, 2005.

(k) Represents the elimination of the historical annual management fee paid by the Company to Bain Capital for management and advisory services due to the anticipated termination of the Advisory Agreement in connection with the Offering.

(l) Represents the reduction of pro forma interest expense resulting from the refinancing of the Bank Credit Agreement and the use of a portion of the net proceeds from the Offering to repay pro forma outstanding debt, as follows:

                                                      JANUARY 1   TWELVE MONTHS
                                        YEAR ENDED     THROUGH        ENDED
                                       DECEMBER 31, SEPTEMBER 28, SEPTEMBER 28,
                                           1995         1996           1996
                                       ------------ ------------- --------------
      Elimination of pro forma inter-
         est under the Bank Credit
         Agreement...................    $(9,025)      $(6,768)      $(9,025)
      Elimination of pro forma inter-
         est under the Pilkington
         Note........................       (400)         (300)         (400)
      Elimination of pro forma amor-
         tization of capitalized fi-
         nancing fees................     (1,296)         (972)       (1,296)
      Interest on borrowings under
         the New Bank Credit Agree-
         ment:
         Revolving credit facility at
          LIBOR plus 1.0% (6.44% on
          $12.0 million assumed
          average balance)...........        773           579           773
         Term Loan A at LIBOR plus
          1.0% (6.44% on $65.0
          million)...................      4,186         3,140         4,186
         Interest on pro forma
          unutilized revolving credit
          facility commitment........        175           131           175
      Amortization of capital fees
         related to the New Bank
         Credit Agreement
        ($2.0 million over an average
        6-year period)...............        333           250           333
                                         -------       -------       -------
      Net decrease in pro forma in-
         terest expense..............    $(5,254)      $(3,940)      $(5,254)
                                         =======       =======       =======

(m) Reflects the events described in (i) through (vi) in the first paragraph under the heading "Unaudited Pro Forma Financial Data" above, as if such transactions had occurred on January 1, 1995 (includes all common stock equivalents).

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 28, 1996
                            (dollars in thousands)

                                         BARNES-
                             COMPANY       HIND                                                             PRO FORMA
                          SEPTEMBER 28, OCTOBER 1,           ACQUISITION      PRO FORMA   OFFERING        SEPTEMBER 28,
                              1996       1996(1)   COMBINED  ADJUSTMENTS      COMBINED   ADJUSTMENTS          1996
                          ------------- ---------- --------  -----------      ---------  -----------      -------------
ASSETS:
Current assets:
 Cash and cash equiva-
  lents..................    $ 7,836     $   507   $  8,343    $(7,346)(a)    $    980     $   --             $  980
                                                                   (17)(i)
 Accounts receivable--
  trade, net.............     17,245      25,143     42,388        --           42,388         --             42,388
 Other receivables.......      1,264         --       1,264        --            1,264         --              1,264
 Inventories, net........     14,020      27,847     41,867     36,743 (b)(c)   78,610         --             78,610
 Deferred income taxes...      6,524         556      7,080      3,713 (b)(f)   12,923       1,700 (n)        17,325
                                                                 1,190 (h)                      57 (n)
                                                                   940 (j)                   2,645 (p)
 Assets acquired, but
  held for resale........        --          --         --       6,800 (b)       6,800         --              6,800
 Prepaid expenses........      4,870       3,194      8,064      1,360 (b)       9,424         --              9,424
                             -------     -------   --------    -------        --------     -------          --------
   Total current assets..     51,759      57,247    109,006     43,383         152,389       4,402           156,791
Property, plant and
 equipment, net..........      4,587      35,419     40,006    (22,389)(b)(d)   17,617         --             17,617
Other assets.............        --          443        443        (12)(b)         431         --                431
Deferred income taxes....      4,132         --       4,132        --            4,132         --              4,132
Capitalized financing
 fees, net...............      2,765         --       2,765     (2,765)(j)       7,778      (7,778)(p)         2,000
                                                                 7,778 (e)                   2,000 (q)
                             -------     -------   --------    -------        --------     -------          --------
   Total assets..........    $63,243     $93,109   $156,352    $25,995        $182,347     $(1,376)         $180,971
                             =======     =======   ========    =======        ========     =======          ========
LIABILITIES, STOCKHOLD-
 ERS' EQUITY
 AND PARENT COMPANY IN-
 VESTMENT:
Current liabilities:
 Trade accounts payable..    $ 3,617     $ 9,720   $ 13,337    $   --         $ 13,337     $   --           $ 13,337
 Accrued compensation
  and benefits...........      8,780      12,551     21,331        --           21,331         --             21,331
 Accrued advertising.....      4,753         --       4,753        --            4,753         --              4,753
 Other accrued liabili-
  ties...................      8,373      10,975     19,348     (7,346)(a)      35,902         --             35,902
                                                                20,400 (b)(g)
                                                                 3,500 (h)
 Income taxes payable....      2,504         --       2,504        --            2,504         --              2,504
 Current portion of
  long-term debt.........      2,000         --       2,000     (2,000)(i)       1,555      (1,555)(o)         3,555
                                                                 1,555 (i)                   3,555 (o)
                             -------     -------   --------    -------        --------     -------          --------
   Total current liabili-
    ties.................     30,027      33,246     63,273     16,109          79,382       2,000            81,382
 Negative goodwill, net..     10,773         --      10,773        --           10,773         --             10,773
 Long-term debt, less
  current maturities.....     26,500         --      26,500    (26,500)(i)      95,000     (30,000)(n)(o)     65,000
                                                                95,000 (i)                 (65,000)(o)
                                                                                            65,000 (o)
 Pilkington Note.........        --          --         --       5,000 (i)       5,000         167 (n)           --
                                                                                            (5,167)(n)(o)
 Deferred income tax li-
  abilities..............        --        1,280      1,280     (1,280)(b)         --          --                --
 Other liabilities.......        --          384        384        --              384         --                384
                             -------     -------   --------    -------        --------     -------          --------
   Total liabilities.....     67,300      34,910    102,210     88,329         190,539     (33,000)          157,539
                             -------     -------   --------    -------        --------     -------          --------
Stockholder's equity:
 Class L common stock....          3         --           3        --                3          (3)(l)           --
 Common stock............         40         --          40        --               40           3 (l)           167
                                                                                               124 (m)
 Additional paid-in cap-
  ital...................      7,754         --       7,754        --            7,754      45,043 (m)        52,797
 Accumulated deficit.....    (11,854)        --     (11,854)    (2,310)(h)     (15,989)     (8,300)(n)       (29,532)
                                                                (1,825)(j)                    (110)(n)
                                                                                            (5,133)(p)
                             -------     -------   --------    -------        --------     -------          --------
   Total stockholders'
    equity (deficit).....     (4,057)        --      (4,057)    (4,135)         (8,192)     31,624            23,432
                             -------     -------   --------    -------        --------     -------          --------
 Parent company invest-
  ment...................        --       58,199     58,199    (58,199)(k)         --          --                --
                             -------     -------   --------    -------        --------     -------          --------
    Total liabilities and
     stockholders' equity
     and parent company
     investment..........    $63,243     $93,109   $156,352    $25,995        $182,347     $(1,376)         $180,971
                             =======     =======   ========    =======        ========     =======          ========

-------
(1) Represents the combined balance sheet of Barnes-Hind at October 1, 1996 adjusted for certain assets not acquired and liabilities not assumed in connection with the Barnes-Hind Acquisition.

                            See accompanying notes.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            (dollars in thousands)

  The Unaudited Pro Forma Balance Sheet gives effect to the following unaudited pro forma adjustments:

(a) Represents the estimated drawdown in cash to fund certain liabilities assumed by the Company related to the Barnes-Hind Acquisition (which were included in the Barnes-Hind balance sheet at October 1, 1996) which were required to be paid immediately after the closing.

(b) Reflects the Company's allocation of purchase price in accordance with the purchase method of accounting as follows:

      Purchase Price:
        Cash consideration ...........................................  $57,418
        Pilkington Note ..............................................    5,000
        Acquisition related fees and expenses ........................    2,876
                                                                        -------
          Total ......................................................  $65,294
                                                                        =======
      Allocated as Follows:
        Existing book value of Barnes-Hind............................  $58,199
        Increase in inventory to estimated fair market value (see note
         (c)).........................................................   36,743
        Increase in assets acquired, but held for resale..............    6,800
        Increase in other current assets..............................    1,360
        Increase in net deferred tax assets (see note (f)) ...........    3,713
        Decrease in deferred tax liabilities..........................    1,280
        Write-off of historical intangibles...........................      (12)
        Write-down of property, plant and equipment--attributable to purchase
         accounting (see note (d))....................................  (22,389)
        Acquisition and reorganization related liabilities (see note
         (g)).........................................................  (20,400)
                                                                        -------
          Total.......................................................  $65,294
                                                                        =======

  In connection with the Barnes-Hind Acquisition, the Company entered into a voluntary consent order with the FTC, which provides, among other things, that the Company must divest the U.S. Natural Touch Product Line. The Company is currently negotiating the terms of such disposition with a potential purchaser and has included its current estimate of expected consideration for the assets associated with the U.S. Natural Touch Product Line. Such assets have been valued so that no gain or loss would result from such divestiture, as is required under generally accepted accounting principles. Any change in this estimate would impact the amount of write-down of property, plant and equipment attributable to purchase accounting; however, management does not expect any such adjustment to have a material impact on the allocation of purchase price.

   The Barnes-Hind Acquisition is subject to an acquisition audit which could result in a purchase price adjustment. This adjustment, if any, will, increase or decrease the purchase price and will be recorded upon completion of the audit. The Company's management does not expect the adjustment to have a material impact on the allocation of purchase price.

(c) Represents the estimated write-up to fair market value of $36,743 for work-in-process and finished goods inventory in connection with the purchase price allocation (see note (b) above). The increase in the corresponding cost of goods sold is expected to occur in the fourth quarter of fiscal 1996 and the first and second quarters of fiscal 1997.

(d) Reflects the write-down in property, plant and equipment of $22,389 as a result of the Company's application of purchase accounting whereby the excess of the fair market value of the net assets acquired over the purchase price was allocated as a reduction to the fair market value of the Barnes-Hind property, plant and equipment as is required by generally accepted accounting principles.

(e) Represents fees and expenses relating primarily to the execution of the Bank Credit Agreement in connection with the Barnes-Hind Acquisition.

(f) Reflects the application of SFAS No. 109, "Accounting for Income Taxes," in accordance with the purchase method of accounting.

(g) Represents the costs to close certain Barnes-Hind facilities including lease termination, severance and related benefits, totaling $20,400, incurred as a direct result of the Barnes-Hind Acquisition. The components of this reserve consist of the following:

      Employee severance and related benefits....................... $16,772(1)
      Lease termination costs.......................................   2,243(2)
      Facility clean-up and restoration costs.......................     890(2)
      Other facility exit costs.....................................     495(2)
                                                                     -------
                                                                     $20,400
                                                                     =======

  --------
  (1) Represents the costs attributable to the termination of specifically identified employees at those Barnes-Hind facilities which are to be closed as a result of the Barnes-Hind Acquisition. In conjunction with the implementation of management's plans, certain amounts have been paid through December 31, 1996, and substantially all of the remaining amounts are expected to be paid by June 30, 1998.
  (2) Represents the total amount of lease payments and other facility related costs to be paid in conjunction with the Barnes-Hind facilities to be closed as a result of the Barnes-Hind Acquisition. In conjunction with the implementation of management's plans, certain amounts have been paid through December 31, 1996, and substantially all of the remaining amounts are expected to be paid through the expiration of the final lease term in the second quarter of 1999.

(h) Represents the total restructuring costs of $3,500 to close certain Wesley Jessen facilities, including lease termination, severance and other liabilities, before $1,190 of related federal income tax benefit (at a 34% effective tax rate), as a direct result of the Barnes-Hind Acquisition. The net impact on the accumulated deficit is $2,310. The components of this restructuring reserve consist of the following:

      Lease termination costs for Chicago (Bradley Place) distribu-
       tion facilities.............................................. $1,716(1)
      Employee termination costs for WJ-Europe......................    971(2)
      Lease termination costs for WJ-Europe.........................    501(2)
      Other restructuring costs for WJ-Europe.......................    312(2)
                                                                     ------
                                                                     $3,500
                                                                     ======

  --------
  (1) Represents the present value of lease payments, property taxes and utilities to be paid in conjunction with the Company's Chicago distribution facilities through the year 2006. The Company has executed a plan to consolidate the Chicago facilities with those at Des Plaines, Illinois on September 1, 1997 as part of its worldwide facilities consolidation efforts.
  (2) Represents the costs attributable to the termination of specifically identified employees and termination of existing leases related to the consolidation of the Company's facilities in the United Kingdom, France, Germany, Spain, Italy, Belguim, the Netherlands and Luxembourg with those facilities acquired as a result of the Barnes-Hind Acquisition. In conjunction with management's plans, these amounts will be paid primarily in the first and second quarters of 1997.

(i) Reflects the repayment of indebtedness under the Company's then-existing credit agreement, the incurrence of new indebtedness under the Bank Credit Agreement and the issuance of the Pilkington Note, as follows:

      Repayment of indebtedness under the then-existing credit
       agreement.................................................... $(28,500)
      Borrowings under the Bank Credit Agreement:
       Revolving Credit Facility....................................    1,555
       Term Loan A..................................................   45,000
       Term Loan B..................................................   50,000
      Issuance of Pilkington Note...................................    5,000
                                                                     --------
      Net increase in indebtedness.................................. $ 73,055
                                                                     ========

(j) Represents the write-off of $2,765 in capitalized financing costs, before $940 of related federal income tax benefit (at a 34% effective tax rate), resulting in an extraordinary loss of $1,825 in connection with the financing of the Barnes-Hind Acquisition (see note (i) above).

(k) Reflects the elimination of Barnes-Hind's historical parent company investment resulting from the application of purchase accounting in connection with the Barnes-Hind Acquisition.

(l)  Adjusted to give effect to the Reclassification and Stock Split.

(m) Reflects the estimated net proceeds of the Offering to the Company of $45,167, net of the estimated underwriting discount and offering expenses totalling $4,833.

(n)  Reflects the use of the net proceeds, as follows:

      Repayment of a portion of the Term Loan B outstanding under the Bank Credit Agreement .................................. $30,000
      Repayment of the Pilkington Note, including accrued inter-
       est ........................................................   5,167(1)
      Fee payable to Bain Capital to terminate the Advisory Agree-
       ment........................................................  10,000(2)
                                                                    -------
      Net proceeds to the Company.................................. $45,167
                                                                    =======

  --------
  (1) In connection with the repayment of the Pilkington Note, the Company will recognize an interest charge of $167 before a related tax benefit of $57.
  (2) In connection with the termination of the Advisory Agreement noted above, the Company will incur a $10,000 non-recurring charge, before the related marginal tax benefit. The net charge of $8,300 has been reflected as a reduction of accumulated deficit and the tax benefit of $1,700 has been reflected as an increase in deferred income taxes.

(o) Reflects the repayment of $95,000 indebtedness under the Bank Credit Agreement, the repayment of the Pilkington Note (including accrued interest of $167), and the incurrence of new indebtedness under the New Bank Credit Agreement, in connection with the Offering, as follows:

      Repayment of indebtedness with proceeds of the Offering (see note (n)):
        Term Loan B of Bank Credit Agreement........................ $(30,000)
        Pilkington Note.............................................   (5,167)
      Proceeds from New Bank Credit Agreement:
        Revolving Credit Facility...................................    3,555
        Term Loan...................................................   65,000
      Repayment of remaining indebtedness under Bank Credit Agree-
       ment with proceeds of New Bank Credit Agreement:
        Revolving Credit Facility...................................   (1,555)
        Term Loan A of Bank Credit Agreement........................  (45,000)
        Remaining indebtedness under Term Loan B....................  (20,000)
                                                                     --------
          Net decrease in indebtedness.............................. $(33,167)
                                                                     ========

(p) Represents the write-off of $7,778 in capitalized financing costs, before $2,645 of related federal income tax benefit (at a 34% effective tax rate), resulting in an extraordinary loss of $5,133 in connection with the paydown of outstanding debt under the Bank Credit Agreement in connection with the Offering.

(q) Represents estimated fees and expenses relating to the New Bank Credit Agreement in connection with the Offering.

                SUPPLEMENTAL UNAUDITED PRO FORMA FINANCIAL DATA

  The unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1995 and the nine months ended September 30, 1995 give pro forma effect to the Wesley Jessen Acquisition as if it had occurred on January 1, 1995. The Company completed the Wesley Jessen Acquisition on June 28, 1995. The Company has included the Supplemental Unaudited Pro Forma Financial Data in order to facilitate comparisons of the historical operations of the Company. The Supplemental Unaudited Pro Forma Financial Data are provided for informational purposes only and are not necessarily indicative of the results of operations of the Company had the Wesley Jessen Acquisition occurred on January 1, 1995, nor are they necessarily indicative of results of operations which may be expected to occur in the future.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
                            (dollars in thousands)

                                          COMPANY                               COMPANY
                           PREDECESSOR   JUNE 29 TO            WESLEY JESSEN   PRO FORMA
                          JANUARY 1 TO  DECEMBER 31,            ACQUISITION   DECEMBER 31,
                          JUNE 28, 1995     1995     COMBINED   ADJUSTMENTS       1995
                          ------------- ------------ --------  -------------  ------------
Net sales...............    $ 51,019      $ 54,315   $105,334     $   --        $105,334
Operating costs and ex-
 penses:
 Cost of goods sold.....      20,871        19,916     40,787      (2,345)(a)     38,442
 Cost of goods sold--in-
      ventory step-up...         --         33,929     33,929     (33,929)(b)        --
 Marketing and adminis-
      trative...........      43,236        29,476     72,712      (1,074)(a)     69,162
                                                                   (2,976)(c)
                                                                      500 (d)
 Research and develop-
      ment..............       4,569         2,524      7,093        (452)(a)      4,677
                                                                   (1,964)(c)
 Amortization of intan-
      gible assets
      (negative good-
      will).............       2,736          (392)     2,344      (2,736)(e)       (784)
                                                                     (392)(f)
                            --------      --------   --------     -------       --------
Income (loss) from oper-
 ations.................     (20,393)      (31,138)   (51,531)     45,368         (6,163)
Other (income) expense:
 Interest income........         --            --         --          --             --
 Interest expense.......         --          2,599      2,599       2,290 (g)      4,889
 Financing charge.......       3,511           --       3,511      (3,511)(h)        --
 Other income, net......      (1,360)          --      (1,360)        --          (1,360)
                            --------      --------   --------     -------       --------
Income (loss) before in-
     come taxes.........     (22,544)      (33,737)   (56,281)     46,589         (9,692)
Income tax (expense)           9,401        14,022     23,423     (19,391)(i)      4,032
     benefit............    --------      --------   --------     -------       --------
Net income (loss).......    $(13,143)     $(19,715)  $(32,858)    $27,198       $ (5,660)
                            ========      ========   ========     =======       ========

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                   NINE MONTH PERIOD ENDED SEPTEMBER 30, 1995
                             (dollars in thousands)

                          PREDECESSOR  COMPANY JUNE                              COMPANY
                          JANUARY 1 TO     29 TO               WESLEY JESSEN    PRO FORMA
                            JUNE 28,   SEPTEMBER 30,            ACQUISITION   SEPTEMBER 30,
                              1995         1995      COMBINED   ADJUSTMENTS       1995
                          ------------ ------------- --------  -------------  -------------
Net sales...............    $ 51,019     $ 27,058    $ 78,077     $   --         $78,077
Operating costs and ex-
 penses:
  Cost of goods sold....      20,871        9,676      30,547      (2,345)(a)     28,202
  Cost of goods sold--
   inventory step-up....         --        19,628      19,628     (19,628)(b)        --
  Marketing and adminis-
   trative..............      43,236       13,356      56,592      (1,074)(a)     53,042
                                                                   (2,976)(c)
                                                                      500 (d)
  Research and develop-
   ment.................       4,569        1,318       5,887        (452)(a)      3,471
                                                                   (1,964)(c)
  Amortization of
   intangible assets
   (negative goodwill)..       2,736         (196)      2,540      (2,736)(e)       (588)
                                                                     (392)(f)
                            --------     --------    --------     -------        -------
Income (loss) from oper-
 ations.................     (20,393)     (16,724)    (37,117)     31,067         (6,050)
Other (income) expense:
  Interest income.......         --           --          --          --             --
  Interest expense......         --         1,452       1,452       2,290 (g)      3,742
  Financing charge......       3,511          --        3,511      (3,511)(h)        --
  Other income, net.....      (1,360)         --       (1,360)        --          (1,360)
                            --------     --------    --------     -------        -------
Income (loss) before in-
 come taxes.............     (22,544)     (18,176)    (40,720)     32,288         (8,432)
Income tax (expense)
 benefit................       9,401        7,560      16,961     (13,453)(i)      3,508
                            --------     --------    --------     -------        -------
Net income (loss).......    $(13,143)    $(10,616)   $(23,759)    $18,835        $(4,924)
                            ========     ========    ========     =======        =======

      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                            (dollars in thousands)

  The Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1995 and the nine months ended September 30, 1995 give effect to the following unaudited pro forma adjustments:

  (a) Represents the reduction of depreciation expense as a result of the Company's application of purchase accounting whereby the excess of the fair value of the net assets acquired over the purchase price was allocated as a reduction to the fair value of the property, plant and equipment acquired in the Wesley Jessen Acquisition, as follows:

        Cost of goods sold.............................................. $2,345
        Marketing and administrative....................................  1,074
        Research and development........................................    452
                                                                         ------
      Total pro forma reduction in depreciation expense................. $3,871
                                                                         ======

  (b) Reflects the adjustment to eliminate the non-recurring impact of the inventory write-up as a result of the Company's application of purchase accounting in connection with the Wesley Jessen Acquisition.

  (c) Represents the estimated recurring cost savings to the Company relating to the Wesley Jessen Acquisition which include the reduction of certain operating expenses related primarily to the consolidation of the corporate offices, a reduction in the number of corporate level employees and related benefits and facilities expenses, consolidation of marketing support facilities, and the rationalization of the international sales and marketing function. The effect of the estimated cost savings related to the above described items are presented below:

      Marketing and administrative expenses:
        U.S. wages and related personnel costs...........................  $1,460
        Non-U.S. wages and related personnel costs.......................     591
        Facilities and related expenses..................................     925
                                                                           ------
          Total pro forma reduction in marketing and administrative ex-
           penses........................................................   2,976
                                                                           ------
      Research and development expenses:
        Wages and related personnel costs................................   1,714
        Facilities and related expenses..................................     250
                                                                           ------
          Total pro forma reduction in research and development expenses.   1,964
                                                                           ------
      Total pro forma reduction in operating expenses....................  $4,940
                                                                           ======

  (d) Reflects the pro forma inclusion of the annual management fee paid by the Company to Bain Capital for management and advisory services provided under the Advisory Agreement.

  (e) Reflects the elimination of the Predecessor's historical amortization of intangible assets, which were written off as a result of the Company's application of purchase accounting.

  (f) Represents the adjustment of amortization to reflect the Company's application of purchase accounting whereby the excess of the fair value of the net assets acquired over the purchase price was allocated as a reduction to the fair value of the Company's noncurrent intangible assets acquired in connection with the Wesley Jessen Acquisition, resulting in negative goodwill.

      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                            (dollars in thousands)

  (g) Represents additional pro forma interest expense, as follows:

    Interest on borrowings under the original bank credit agreement:
       Revolving Credit Facility at a fixed rate (10.5% of $13 million
        assumed average balance).........................................    683
       Term Loan at LIBOR plus 3.00% (8.98% on $30 million)..............  1,347
    Interest on pro forma unutilized Revolving Credit Facility commitment
     (.50% on $12 million assumed average unutilized)....................     30
    Amortization of capitalized financing fees related to the original       230
     bank credit agreement ($2.8 million over an average 6-year period).. ------
    Net increase in pro forma interest expense........................... $2,290
                                                                          ======

  (h) Represents the elimination of corporate financing fees charged by Schering-Plough to the Predecessor.

  (i) Represents the elimination of the pro forma combined historical income (expense) benefit and the inclusion of the income tax (expense) benefit resulting from the pro forma adjustments to pro forma income (loss) before taxes to arrive at an estimated effective income tax rate of 41.6%.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                            (dollars in thousands)

THE COMPANY/PREDECESSOR

  Set forth below are selected historical consolidated financial data of the Predecessor and the Company for the dates and for the periods indicated. The selected historical consolidated financial data of the Predecessor as of December 31, 1993 and 1994 and for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 through June 28, 1995 were derived from the historical financial statements of the Predecessor that were audited by Price Waterhouse LLP, whose report appears elsewhere in this Prospectus. The selected historical consolidated financial data of the Company as of December 31, 1995 and September 28, 1996 and for the periods June 29, 1995 through December 31, 1995 and January 1, 1996 through September 28, 1996 were derived from the historical financial statements of the Company that were audited by Price Waterhouse LLP, whose report appears elsewhere in this Prospectus. The selected historical consolidated financial data of the Predecessor for the years ended December 31, 1991 and 1992 have not been audited. Results for interim periods are not necessarily indicative of results for the full year. Such interim results include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for fair presentation of results for such periods and should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and accompanying notes thereto included elsewhere in this Prospectus.

                                                                          THE              PRO FORMA FOR
                                  THE PREDECESSOR                       COMPANY    WESLEY JESSEN ACQUISITION (A)
                   -------------------------------------------------  ------------ -----------------------------------
                      THE
                    COMPANY
                   ---------
                         YEAR ENDED DECEMBER 31,           JANUARY 1    JUNE 29                           JANUARY 1
                   --------------------------------------   THROUGH     THROUGH      YEAR ENDED            THROUGH
                                                           JUNE 28,   DECEMBER 31,  DECEMBER 31,          SEPTEMBER
                     1991      1992      1993      1994      1995         1995          1995              30, 1995
                   --------  --------  --------  --------  ---------  ------------ ---------------      --------------
                      (UNAUDITED)                                                    (UNAUDITED)         (UNAUDITED)
STATEMENT OF OPERATIONS DA-
 TA:
Net sales........  $114,783  $111,030  $103,386  $109,640  $ 51,019     $ 54,315     $       105,334     $       78,077
Operating costs
 and expenses:
 Cost of goods
  sold...........    35,303    37,524    56,780    65,591    20,871       19,916              38,442             28,202
 Costs of goods
   sold--
   inventory
   step-up ......       --        --        --        --        --        33,929                 --                 --
 Marketing and
  administrative.    49,596    58,350    59,764    79,185    43,236       29,476              69,162             53,042
 Research and de-
  velopment .....     9,430    11,029    10,286     9,843     4,569        2,524               4,677              3,471
 Amortization of
  intangible
  assets
  (negative
  goodwill)......     6,132     6,094     5,472     5,472     2,736         (392)               (784)              (588)
                   --------  --------  --------  --------  --------     --------     ---------------     --------------
 Income (loss)
  from
  operations.....    14,322    (1,967)  (28,916)  (50,451)  (20,393)     (31,138)             (6,163)            (6,050)
Other (income)
 expenses:
 Interest ex-
  pense..........       --        --        --        --        --         2,599               4,889              3,742
 Financing
  charge ........     7,391     8,021     6,886     7,172     3,511          --                  --                 --
 Other income,
  net ...........     1,728    (4,078)     (256)     (202)   (1,360)         --               (1,360)            (1,360)
                   --------  --------  --------  --------  --------     --------     ---------------     --------------
Income (loss) be-
 fore income tax-
 es..............     5,203    (5,910)  (35,546)  (57,421)  (22,544)     (33,737)             (9,692)            (8,432)
Income tax (ex-
 pense) benefit..    (2,081)    2,364    17,214    26,935     9,401       14,022               4,032              3,508
                   --------  --------  --------  --------  --------     --------     ---------------     --------------
Net income (loss)
 (b).............  $  3,122  $ (3,546) $(18,332) $(30,486) $(13,143)    $(19,715)    $        (5,660)    $       (4,924)
                   ========  ========  ========  ========  ========     ========     ===============     ==============
BALANCE SHEET DATA (AT END
OF PERIOD):
Working capital .                      $ 42,538  $ 30,940               $ 30,262
Total assets.....                       214,747   191,429                 67,330
Total debt.......                           --        --                  42,000
Stockholders' eq-
 uity (deficit)..                       196,243   173,409                (12,190)
OTHER DATA:
Net cash provided
 by (used in)
 operating
 activities (c)..                      $ 12,301  $ (6,664) $ (9,835)    $  4,035     $           -- (c)  $          -- (c)
Net cash provided
 by (used in)
 investing
 activities (c)..                       (25,122)   (2,271)   (1,657)     (47,926)                -- (c)             -- (c)
Net cash provided
 by (used in)
 financing
 activities (c)..                        13,994     7,652    11,272       46,033                 -- (c)             -- (c)
EBITDA (d).......                       (17,408)  (37,391)  (13,786)       2,399
Depreciation and
 amortization,
 net of
 negative
 goodwill........                        11,508    13,060     6,607         (392)               (784)              (588)
Capital
 expenditures ...                        25,297     3,187     1,959          893               2,852              2,148
                   JANUARY 1
                    THROUGH
                   SEPTEMBER
                   28, 1996
                   ---------
STATEMENT OF OPERATIONS DA-
 TA:
Net sales........   $96,048
Operating costs
 and expenses:
 Cost of goods
  sold...........    26,471
 Costs of goods
   sold--
   inventory
   step-up ......     6,626
 Marketing and
  administrative.    51,014
 Research and de-
  velopment .....     3,786
 Amortization of
  intangible
  assets
  (negative
  goodwill)......      (588)
                   ---------
 Income (loss)
  from
  operations.....     8,739
Other (income)
 expenses:
 Interest ex-
  pense..........     2,757
 Financing
  charge ........       --
 Other income,
  net ...........    (3,500)
                   ---------
Income (loss) be-
 fore income tax-
 es..............     9,482
Income tax (ex-
 pense) benefit..    (1,621)
                   ---------
Net income (loss)
 (b).............   $ 7,861
                   =========
BALANCE SHEET DATA (AT END
OF PERIOD):
Working capital .   $21,732
Total assets.....    63,243
Total debt.......    28,500
Stockholders' eq-
 uity (deficit)..    (4,057)
OTHER DATA:
Net cash provided
 by (used in)
 operating
 activities (c)..   $22,351
Net cash provided
 by (used in)
 investing
 activities (c)..    (3,809)
Net cash provided
 by (used in)
 financing
 activities (c)..   (13,228)
EBITDA (d).......    14,936
Depreciation and
 amortization,
 net of
 negative
 goodwill........      (429)
Capital
 expenditures ...     3,657

-------
(a) The pro forma operating results for the year ended December 31, 1995 and the nine months ended September 30, 1995 combine the operations of the Predecessor from January 1, 1995 through June 28, 1995 and the Company from June 29, 1995 through the end of the respective period and have been adjusted to reflect the period as if the Wesley Jessen Acquisition and related financing transaction had occurred on January 1, 1995. Because of the purchase accounting adjustments made to the Predecessor's financial statements, the financial statements of the Predecessor for the periods prior to June 29, 1995 are not comparable to those of subsequent periods. The combined pro forma data are intended to assist in making comparisons for periods prior to the Barnes-Hind Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Supplemental Unaudited Pro Forma Financial Data" and the Notes to Consolidated Financial Statements of the Company included herein.
(b) No historical earnings per share data are presented as the Company does not consider such data to be meaningful. See "Unaudited Pro Forma Financial Data" and "The Reclassification."
(c) Because of the subjectivity inherent in the assumptions concerning the timing and nature of the uses of cash generated by the pro forma interest and other cost savings adjustments, cash flows from operating, investing and financing activities are not presented for the pro forma periods.
(d) "EBITDA" is defined herein as income from operations plus depreciation and amortization expense, nonrecurring charges and other non-cash expense items. The Company understands that while EBITDA is frequently used by security analysts in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow from operating activities as a measure of liquidity, an alternative to net income as an indicator of the Company's operating performance or any other measure of performance in accordance with generally accepted accounting principles. A reconciliation of net income (loss) to EBITDA for each period included herein is set forth below:

                                                                              THE PREDECESSOR               THE COMPANY
                                                                        -----------------------------  ----------------------
                                                                           YEAR ENDED       JANUARY 1    JUNE 29    JANUARY 1
                                                                          DECEMBER 31,       THROUGH     THROUGH     THROUGH
                                                                        ------------------  JUNE 28,   DECEMBER 31, SEPTEMBER
                                                                          1993      1994      1995         1995     28, 1996
                                                                        --------  --------  ---------  ------------ ---------
   Net income (loss)................................................... $(18,332) $(30,486) $(13,143)    $(19,715)   $ 7,861
   Income tax expense (benefit)........................................  (17,214)  (26,935)   (9,401)     (14,022)     1,621
   Interest expense....................................................      --        --        --         2,599      2,757
   Financing charge (1)................................................    6,886     7,172     3,511          --         --
   Other income, net (2)...............................................     (256)     (202)   (1,360)         --      (3,500)
   Depreciation and amortization.......................................   11,508    13,060     6,607         (392)      (429)
   Inventory step-up (3)...............................................      --        --        --        33,929      6,626
                                                                        --------  --------  --------     --------    -------
   EBITDA.............................................................. $(17,408) $(37,391) $(13,786)    $  2,399    $14,936
   --------------------------------------------------
                                                                        ========  ========  ========     ========    =======

  -------
  (1) Represents financing charges from Schering-Plough in lieu of interest expense related to Schering-Plough's investment in the Predecessor.
  (2) Represents income derived from non-operating sources (e.g., gains on fixed asset disposals and interest income) and certain one-time gains related to licensing fees excluded from EBITDA as they do not relate to the ongoing operations of the Company.
  (3) Represents the amortization of the inventory revaluation recorded in conjunction with the Wesley-Jessen Acquisition excluded from EBITDA as it represents a non-cash charge to operations.

BARNES-HIND

  Set forth below are summary historical combined financial data of Barnes-Hind for the dates and for the periods indicated. The summary historical combined financial data as of March 31, 1995 and 1996 and for the periods then ended were derived from the historical financial statements of Barnes-Hind that were audited by Coopers & Lybrand L.L.P., whose report appears elsewhere in this Prospectus. The unaudited summary historical combined financial data for the six months ended September 30, 1995 and the period from April 1, 1996 through October 1, 1996 and as of October 1, 1996 have been derived from the historical unaudited combined statements of Barnes-Hind which, in the opinion of management, contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the combined results of operations and financial position of Barnes-Hind for such periods and at such date. Financial data presented herein includes the financial data associated with the U.S. Natural Touch Product Line, which the Company intends to divest in compliance with a consent order entered into with the FTC. See "Business-- Required Divestiture." The U.S. Natural Touch Product Line generated approximately $6.9 million of net sales for the year ended March 31, 1996. The Company does not believe that the disposition of the U.S. Natural Touch Product Line will have a material impact on the Company's results of operations. The summary historical financial data set forth below should be read in conjunction with, and are qualified by reference to, the audited financial statements and accompanying notes thereto included elsewhere in this Prospectus.

                          YEAR ENDED MARCH 31,                         PERIOD FROM
                          ----------------------      SIX MONTHS         APRIL 1
                                                        ENDED            THROUGH
                               1995        1996   SEPTEMBER 30, 1995 OCTOBER 1, 1996
                          ----------  ----------  ------------------ ---------------
                                                             (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............  $  124,994  $  132,581       $67,154          $ 64,805
Costs and expenses:
 Cost of sales..........      62,435      63,341        33,197            34,695
 Research and develop-
  ment..................      10,317       7,884         4,160             3,448
 Selling and marketing..      37,609      43,292        21,012            20,634
 General and administra-
  tive..................      21,516      22,536        11,901            21,318
                          ----------  ----------       -------          --------
 Operating income
  (loss)................      (6,883)     (4,472)       (3,116)          (15,290)
Interest income.........         615         773           323                95
Interest expense........      (4,623)     (4,315)       (3,287)             (590)
                          ----------  ----------       -------          --------
Income (loss) before
 provision for income
 taxes..................     (10,891)     (8,014)       (6,080)          (15,785)
Income tax expense......       2,708       3,116         2,365             6,140
                          ----------  ----------       -------          --------
Net income (loss).......  $  (13,599) $  (11,130)      $(8,445)         $(21,925)
                          ==========  ==========       =======          ========
OTHER DATA:
Depreciation and amorti-
 zation.................  $    6,749  $    4,017       $ 3,375          $  3,349
Capital expenditures....      12,899      13,572         4,205             5,417
                                MARCH 31,
                          ----------------------                       OCTOBER 1,
                               1995        1996                           1996
                          ----------  ----------                     ---------------
                                                                       (UNAUDITED)
BALANCE SHEET DATA:
Working capital (defi-
 ciency)................  $  (36,364) $   43,509                        $ 29,324
Total assets............     102,313     112,184                          98,432
Total debt..............      90,868      10,414                             --
Parent company invest-
 ment (deficit).........     (18,738)     70,680                          63,522

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following management's discussion and analysis provides information with respect to the results of operations of the Predecessor for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 through June 28, 1995 and the Company for the period from June 29, 1995 through December 31, 1995 and for the period from January 1, 1996 through September 28, 1996 (the "nine months ended September 28, 1996"). The Company completed the Wesley Jessen Acquisition on June 28, 1995. The Wesley Jessen Acquisition was accounted for under the purchase method of accounting. Because of the revaluation of the assets and liabilities of the Predecessor and the related impacts on costs of sales and expenses, the financial statements of the Predecessor are not directly comparable to those of the Company. For comparative purposes, the combined results of operations of the Predecessor and the Company for the year ended December 31, 1995 and for the period from January 1, 1995 through September 30, 1995 have been set forth on a pro forma basis as if the Wesley Jessen Acquisition had occurred on January 1, 1995. See "Supplemental Unaudited Pro Forma Financial Data."

OVERVIEW

  Wesley Jessen is the leading worldwide developer, manufacturer and marketer of specialty soft contact lenses, based on its share of the specialty lens market. The Company's products include cosmetic lenses, which change or enhance the wearer's eye color appearance; toric lenses, which correct vision for people with astigmatism; and premium lenses, which offer value-added features such as improved comfort for dry eyes and protection from UV light. Founded in 1946 by pioneers in the contact lens industry, the Company has a long-standing reputation for innovation and new product introductions. Wesley Jessen develops technology, manufacturing processes and products through a combination of its in-house staff of more than 50 engineers and scientists and Company-sponsored research by third-party experts. The Company markets and sells its products (i) to consumers through the second largest advertising campaign in the industry and (ii) to eyecare practitioners through its 180-person salesforce and network of 60 independent distributors, which together sell the Company's products in more than 75 countries.

  On June 28, 1995, Bain Capital and the Management Investors acquired the Predecessor in the Wesley Jessen Acquisition. The cash purchase price in the Wesley Jessen Acquisition of $47.0 million (plus fees and expenses of $3.5 million) was funded with $7.5 million of equity and $43.0 million of borrowings under a bank credit agreement. The aggregate purchase price in the Wesley Jessen Acquisition, including assumed liabilities, was $76.6 million. The Wesley Jessen Acquisition was accounted for under the purchase method of accounting, including an increase in the book value of the inventory which was charged to cost of goods sold. After the Wesley Jessen Acquisition, the Company's new management team pursued an aggressive strategy of cost savings and revenue enhancement to improve the Company's results of operations. During this period, management: (i) redefined the Company's disposable lens marketing strategy by repricing and repackaging the Company's products to be more competitive with industry standards; (ii) launched a national consumer advertising campaign featuring Christy Turlington; (iii) expanded its product offerings in its FreshLook line of disposable colored contact lenses; (iv) heightened its sales and marketing focus on serving the needs of eyecare practitioners; and (v) achieved substantial cost savings through personnel reductions, decreased overall marketing and advertising expenses, consolidation of facilities and increased operating efficiencies. As a result of management's efforts, the Company's profitability and results of operations have improved significantly. The Company's income from operations increased from a loss of $20.4 million in the period from January 1, 1995 through June 28, 1995 to income of $8.7 million for the nine months ended September 28, 1996.

BARNES-HIND ACQUISITION

  On October 2, 1996, the Company acquired substantially all the assets and assumed certain liabilities of Barnes-Hind from Pilkington. The purchase price in the Barnes-Hind Acquisition of approximately $62.4 million (plus related acquisition and financing fees of $10.7 million) was funded with approximately $68.1 million of borrowings under the $140.0 million Bank Credit Agreement and the $5.0 million Pilkington Note. In connection with the Barnes-Hind Acquisition, the Company borrowed an additional $28.5 million to repay its then outstanding term loans and to fund ongoing working capital needs.

  In connection with the Barnes-Hind Acquisition, the Company has identified significant operating synergies and is in the process of implementing certain cost reduction measures that are expected to improve the Company's operating results. While Wesley Jessen and Barnes-Hind had approximately equivalent net sales in the twelve months ended September 28, 1996, Wesley Jessen employed approximately 1,000 persons as of that date whereas Barnes-Hind employed approximately 1,600 persons. Consequently, the Company believes that substantial cost savings are available through personnel reductions. In addition, the Company is in the process of moving the operations currently performed at Barnes-Hind's Sunnyvale, California facility to the Company's facility in Des Plaines, Illinois.

  The following table sets forth certain expenses incurred by Barnes-Hind in the fiscal year ended March 31, 1996. The Company believes these expenses will not recur in future periods as a result of the cost reduction measures implemented or being implemented by the Company. The adjustments are reflected in the Company's unaudited pro forma financial data. See "Unaudited Pro Forma Financial Data." While the Company believes that the following expenses will not recur, there can be no assurance that the Company will be able to achieve such cost savings in future periods.

                                                                YEAR ENDED
                                                              MARCH 31, 1996
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
      Cost savings by category:
        Wages and related personnel costs ...............        $11,757
        Facilities and related expenses..................          3,648
                                                                 -------
          Total .........................................        $15,405
                                                                 =======

  The Barnes-Hind Acquisition will affect the Company's results of operations in certain significant respects. The aggregate acquisition cost (including assumption of debt) will be allocated to the net assets acquired based on the fair market value of such net assets. The preliminary allocation of the purchase price relating to the Barnes-Hind Acquisition resulted in a decrease in the historical book value of certain assets such as property, plant and equipment, which will result in a decrease in annual depreciation expense of $2.7 million on a pro forma basis for the twelve months ended September 28, 1996. Further, the value of finished goods inventory will be increased by approximately $36.7 million, which is expected to be charged to cost of goods sold in the period from October 2, 1996 through June 30, 1997. In addition, due to the effects of the increased borrowings of the Company to finance the Barnes-Hind Acquisition, the Company's interest expense will be increased significantly in periods following the acquisition.

  As a result of the Barnes-Hind Acquisition, the Company incurred significant non-recurring charges in the fourth quarter of fiscal 1996 and expects to incur additional non-recurring charges in the first and second quarters of fiscal 1997, including: (i) approximately $3.5 million of restructuring expenses expected to be incurred by the Company following the Barnes-Hind Acquisition; (ii) a non-cash increase in cost of goods sold of approximately $36.7 million (based on Barnes-Hind's inventory at October 1, 1996); and (iii) extraordinary debt extinguishment costs consisting of $2.8 million related to writing off historical capitalized financing fees in connection with the refinancing of the Company's then existing credit agreement. In connection with the Offering, the Company expects to incur the following non-recurring charges in the first quarter of 1997: (i) an expense of approximately $10.0 million representing the fee payable to Bain Capital in connection with the termination of the Advisory Agreement and (ii) extraordinary debt extinguishment costs consisting of $7.8 million related to writing off capitalized financing fees in connection with the refinancing of the Bank Credit Agreement upon the completion of the Offering. As a result of these charges, the Company expects to report net losses in both the fourth quarter of 1996 and the first quarter of 1997.

RESULTS OF OPERATIONS

  The Company was established to acquire the Predecessor, which acquisition was effective for accounting purposes on June 29, 1995. Because of the revaluation of the assets and liabilities of the Predecessor and the related impact on cost of sales and expenses, the financial statements of the Predecessor for periods prior to June 29, 1995 are not comparable to those of subsequent periods. In order to facilitate management's discussion of financial results, the following table of adjusted operating income data combines 1995 data for the Predecessor and the Company on a pro forma basis and gives effect to the Wesley Jessen Acquisition as if it had occurred on January 1, 1995. The cost of goods sold for the nine months ended September 28, 1996 does not reflect the impact of the $6.6 million increase in cost of goods sold as a result of writing up the book value of inventory and the related tax benefit of $2.3 million in conjunction with the Wesley Jessen Acquisition.

                     ADJUSTED STATEMENT OF OPERATIONS DATA
                        (as a percentage of net sales)

                                                 PRO FORMA FOR
                                                 WESLEY JESSEN
                           THE PREDECESSOR      ACQUISITION (A)       THE COMPANY
                          -----------------  ----------------------- -------------
                                  YEAR ENDED
                                 DECEMBER 31,               NINE MONTHS ENDED
                          ---------------------------  ---------------------------
                                                       SEPTEMBER 30, SEPTEMBER 28,
                            1993     1994      1995        1995          1996
                          -------- --------  --------  ------------- -------------

                                               (UNAUDITED)
STATEMENT OF OPERATIONS
DATA:
Net sales...............   100.0%    100.0%   100.0%       100.0%        100.0%
Operating costs and
expenses:
 Cost of goods sold.....    54.9      59.8     36.5         36.1          27.6
 Marketing and
 administrative.........    57.8      72.2     65.7         67.9          53.1
 Research and
 development............     9.9       9.0      4.4          4.4           3.9
 Amortization of
 intangible assets           5.3       5.0     (0.7)        (0.7)         (0.6)
 (negative goodwill)....   -----    ------    -----       ------         -----
 Income (loss) from
 operations.............   (27.9)    (46.0)    (5.9)        (7.7)         16.0
Other (income) expense:
 Interest expense.......        --     --       4.6          4.8           2.9
 Financing charge ......     6.7       6.5       --          --            --
 Other income, net .....    (0.2)     (0.1)    (1.3)        (1.7)         (3.6)
                           -----    ------    -----       ------         -----
Income (loss) before
income taxes............   (34.4)    (52.4)    (9.2)       (10.8)         16.7
Income tax (expense)        16.7      24.6      3.8          4.5          (4.0)
benefit ................   -----    ------    -----        -----         -----
Net income (loss).......   (17.7)%   (27.8)%   (5.4)%       (6.3)%        12.7%
                          ======    ======   ======       ======         =====
OTHER DATA:
EBITDA (b)..............   (16.8)%   (34.1)%   (6.6)%       (8.5)%        15.6%
Depreciation and
amortization............    11.1      11.9     (0.7)        (0.7)         (0.4)
Capital expenditures....    24.5       2.9      2.7          2.8           3.8

--------
(a) The pro forma results include adjustments for (i) interest expense associated with the financing of the Wesley Jessen Acquisition; (ii) actual cost savings relating to the reduction of certain operating expenses including the consolidation of corporate offices, a reduction in the number of corporate-level employees and related expenses, consolidation of marketing support facilities and the rationalization of the international sales and marketing functions; (iii) elimination of the inventory step-up; and (iv) a reduction in depreciation and amortization expense as a result of the Company's application of purchase accounting. Because of the purchase accounting adjustments made to the Predecessor's financial statements, the financial statements of the Predecessor for the periods prior to June 29, 1995 are not comparable to those of subsequent periods. The combined pro forma data are intended to assist in making comparisons, excluding the Barnes-Hind Acquisition. See "Supplemental Pro Forma Financial Data."
(b) "EBITDA" is defined herein as income from operations plus depreciation and amortization expense, non-recurring charges and other non-cash expense items. The Company understands that while EBITDA is frequently used by security analysts in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow from operating activities as a measure of liquidity, an alternative to net income as an indicator of the Company's operating performance or any other measure of performance in accordance with generally accepted accounting principles.

COMPANY NINE MONTHS ENDED SEPTEMBER 28, 1996 COMPARED TO UNAUDITED PRO FORMA COMBINED NINE MONTHS ENDED SEPTEMBER 30, 1995

  The discussion that follows compares the Company's results of operations for the nine months ended September 28, 1996 to the pro forma combined results of operations for the nine months ended September 30, 1995, which give effect to the Wesley Jessen Acquisition as if it had occurred as of January 1, 1995.

  Net sales for the nine months ended September 28, 1996 increased $18.0 million, or 23.0%, to $96.0 million from $78.1 million for the nine months ended September 30, 1995. This increase resulted primarily from growth in sales of the Company's disposable contact lenses, from $9.4 million to $25.3 million, a 169.2% increase. Sales growth in this product category was principally due to unit volume growth, driven by new marketing programs and the continued penetration of the Company's cosmetic lenses. Net sales of conventional lenses increased 3.0% from $68.7 million to $70.8 million, largely due to price increases. The Company believes sales increases were due to a significant increase in the total number of wearers and increased revenue per wearer as a result of the increased popularity of the Company's disposable lenses. Sales in North America grew 20.2% from $51.6 million to $62.0 million, while sales in the rest of the world grew 28.4% from $26.5 million to $34.0 million.

  Gross profit, excluding the inventory step-up, for the nine months ended September 28, 1996 increased $19.7 million, or 39.5%, to $69.6 million from $49.9 million in the comparable 1995 period. Gross profit margin increased to 72.4% for the nine months ended September 28, 1996 from 63.9% in the comparable period. This improvement reflects the cost savings that resulted from improved plant utilization, personnel reductions and other operating efficiencies. Gross profit in the nine months ended September 30, 1995 was negatively impacted by a write-off of $2.2 million related to conventional lens inventory that was produced prior to the Wesley Jessen Acquisition and that did not meet new management's higher standards for customer satisfaction. Excluding this effect, gross margins for the nine months ended September 30, 1995 would have been 66.7%.

  Marketing and administrative expenses for the nine months ended September 28, 1996 decreased by $2.0 million, or 3.8%, to $51.0 million from $53.0 million for the nine months ended September 30, 1995. As a percentage of net sales, marketing and administrative expenses decreased to 53.1% in the 1996 period from 67.9% in the 1995 period. This savings is largely due to a decline in promotional spending and reductions in staffing as a result of the Wesley Jessen Acquisition. While overall marketing expenditures decreased, the Company has successfully increased the impact of its promotional expenditures through the implementation of its two-pronged marketing strategy. This strategy, put in place in the third and fourth quarters of 1995, involves an extensive consumer advertising campaign and targeted marketing to eyecare practitioners.

  Research and development expenses for the nine months ended September 28, 1996 increased by $0.3 million, or 9.1%, to $3.8 million from $3.5 million for the nine months ended September 30, 1995. As a percentage of net sales, research and development expenses for the nine months ended September 28, 1996 decreased to 3.9% from 4.4% in the prior year period.

  Income from operations for the nine months ended September 28, 1996 increased by $14.8 million to income of $8.7 million from a loss of $6.1 million for the nine months ended September 30, 1995. Income from operations in the 1996 period was reduced by $6.6 million of amortization related to the inventory step-up in the Wesley Jessen Acquisition. Excluding the impact of the inventory step-up, income from operations would have increased $21.4 million to income of $15.4 million from a $6.1 million loss in the comparable period. Most of this increase resulted from the substantial improvement in the Company's gross margin resulting from improved plant utilization and overall cost reductions.

  Interest expense for the nine months ended September 28, 1996 decreased by $1.0 million, to $2.8 million, from $3.7 million for the nine months ended September 30, 1995. This decrease is primarily attributable to a decrease in overall leverage due to the reduction of debt from operating cash flow.

  Other income for the nine months ended September 28, 1996 includes $3.5 million of non-recurring income relating to the May 1996 grant of a license to a third party relating to one of the Company's patents. Other income for the nine months ended September 30, 1995 includes $1.2 million of non-recurring licensing income.

  Income (loss) before income taxes increased $17.9 million to income of $9.5 million from a $8.4 million loss in the comparable 1995 period. Excluding the $6.6 million inventory step-up included in the nine months ended September 28, 1996, income before taxes would have increased $24.5 million to income of $16.1 million from a $8.4 million loss in the comparable period.

  Income taxes for the nine months ended September 28, 1996 increased by $5.1 million to $1.6 million from a benefit of $3.5 million for the nine months ended September 30, 1995. As a percentage of income (loss) before income taxes, income tax expense was 17.1% in the 1996 period due to the favorable impact of income tax credits derived from the Company's operations in Puerto Rico (under Section 936 of the U.S. Internal Revenue Code). As a percentage of income (loss) before income taxes on a pro forma basis, the income tax benefit was 41.6% in the 1995 period.

  Net income (loss) for the nine months ended September 28, 1996 increased by $12.8 million to income of $7.9 million from a loss of $4.9 million for the nine months ended September 30, 1995. This increase resulted from improvement in the Company's gross margin and tax rate, which was partially offset by the amortization related to the inventory step-up in the 1996 period.

UNAUDITED PRO FORMA COMBINED YEAR ENDED DECEMBER 31, 1995 COMPARED TO PREDECESSOR YEAR ENDED DECEMBER 31, 1994

  Prior to June 28, 1995 the Predecessor was a wholly owned subsidiary of Schering-Plough. The discussion that follows compares the Company's pro forma combined results of operations for the year ended December 31, 1995, which give effect to the Wesley Jessen Acquisition as if it had occurred as of January 1, 1995, to the results of operations for the Predecessor for the year ended December 31, 1994.

  Net sales for the year ended December 31, 1995 decreased by $4.3 million, or 3.9%, to $105.3 million from $109.6 million for the year ended December 31, 1994. This decline reflects: (i) the one-time positive impact in 1994 of initial trade orders of FreshLook disposable contact lenses associated with the product launch; (ii) price changes implemented in early 1995 (prior to the Wesley Jessen Acquisition); and (iii) the impact of new management's efforts to reduce high trade inventory levels following the Wesley Jessen Acquisition. The Company believes that steps taken by management subsequent to the Wesley Jessen Acquisition better positioned the Company for future growth and that the number of wearers of its products increased during 1995.

  Gross profit in 1995 increased by $22.8 million, or 51.9%, to $66.9 million from $44.0 million in 1994. Gross profit margin increased to 63.5% in 1995 from 40.2% in the prior year. Gross profit in 1995 was negatively impacted by a write-off of $2.2 million related to conventional lens inventory that was produced prior to the Wesley Jessen Acquisition and that did not meet new management's higher standards for customer satisfaction. Additionally, costs of goods sold for the year ended December 31, 1995 includes $5.2 million less depreciation than the comparable period due to the Company's application of purchase accounting for the Wesley Jessen Acquisition. Management believes that the gross margins recorded in 1994 are not comparable to the ongoing level of operations of the business because of inventory write-offs and manufacturing start-up costs incurred which were associated with the Company's launch of disposable lenses which began in the United States in the fall of 1994. In particular, the Company experienced substantial product returns and inventory write-offs of first generation FreshLook lenses upon the introduction of a second generation FreshLook lens in 1995. Gross profit in 1994 was negatively impacted by a write-off of $10.1 million of first-generation inventory and $15.3 million of start-up costs associated with the FreshLook launch. Excluding the impacts outlined above, gross profit would have been $69.1 million for 1995 and $74.7 million in 1994 and gross margins would have been 65.6% and 68.1%, respectively. This decline is due to a shift to lower margin disposable products as a percentage of total sales, coupled with increased price discounts to distributors in the first half of 1995.

  Marketing and administrative expenses in 1995 decreased by $10.0 million, or 12.7%, to $69.2 million from $79.2 million in 1994. As a percentage of net sales, marketing and administrative expenses decreased to 65.7% in 1995 from 72.2% in 1994. Approximately $1.5 million of this reduction is due to a decrease in depreciation expense associated with the 1995 write-down of fixed assets as a result of the Company's application of purchase accounting. The remaining cost savings are due largely to reductions in staffing as a result of the Wesley Jessen Acquisition.

  Research and development expenses in 1995 decreased by $5.2 million, or 52.5%, to $4.7 million from $9.8 million in 1994. As a percentage of net sales, research and development expenses decreased to 4.4% in 1995 from 9.0% in 1994. Expenses decreased due to the completion of development associated with the launch of FreshLook disposable lenses and personnel reductions effected in conjunction with the Wesley Jessen Acquisition.

  Loss from operations for the year ended December 31, 1995 improved by $44.3 million, to a loss of $6.2 million from a loss of $50.5 million for the year ended December 31, 1994. Most of this improvement resulted from the non-recurrence of the write-offs and start-up manufacturing costs incurred in 1994 as a result of the FreshLook launch.

  Management has not included discussions of interest expense, tax expense and net income because they believe that these items are not reflective of the Company's ongoing operations given the Predecessor's status during a portion of this time period as a wholly owned subsidiary of Schering-Plough.

PREDECESSOR YEAR ENDED DECEMBER 31, 1994 COMPARED TO PREDECESSOR YEAR ENDED DECEMBER 31, 1993

  Net sales for the year ended December 31, 1994 increased $6.3 million, or 6.0%, to $109.6 million from $103.4 million in the year ended December 31, 1993. This growth resulted from the initial U.S. launch of FreshLook disposable lenses and continued penetration of FreshLook disposable lenses internationally.

  Gross profit in 1994 decreased $2.6 million to $44.0 million from $46.6 million in 1993. Gross profit margin decreased from 45.1% in 1993 to 40.2% in 1994. Gross margins in 1993 and 1994 include substantial inventory write-offs and manufacturing start-up costs associated with the launch of the Company's disposable lenses in Europe in 1993 and in the United States in 1994. Gross profit for 1994 was negatively impacted by a write-off of $10.1 million of first generation lens inventory and $15.3 million of manufacturing start-up costs associated with the FreshLook launch. Gross profit for 1993 was negatively impacted by a write-off of $0.7 million of first generation lens inventory and $17.6 million of start-up costs associated with the FreshLook launch. Excluding these start-up losses, gross profit would have been $69.5 million in 1994 and $64.8 million in 1993. Gross margins would have been 63.4% and 62.7%, respectively.

  Marketing and administrative expenses in 1994 increased by $19.4 million, or 32.5%, to $79.2 million from $59.8 million the prior year. As a percentage of net sales, marketing and administrative expenses increased to 72.2% in 1994 from 57.8% in 1993. Increased marketing spending for FreshLook disposable lenses accounted for $11.8 million of this increase, with the remainder reflecting overall increases in staffing levels.

  Research and development expenses in 1994 decreased to $9.8 million from $10.3 million in 1993. As a percentage of net sales, research and development expenses were 9.0% in 1994, versus 9.9% in 1993.

  Loss from operations decreased $21.5 million to a loss of $50.5 million in 1994 from a loss of $28.9 million in 1993. The losses in both periods primarily reflect the write-offs and start-up manufacturing costs associated with the launch of FreshLook disposable lenses in 1993 and 1994.

  Management has not included discussions of interest expense, tax expense and net income because they believe that these items are not reflective of the Company's ongoing operations given the Predecessor's status during this time period as a wholly owned subsidiary of Schering-Plough.

BARNES-HIND

  Wesley Jessen acquired all of the assets and assumed certain liabilities of Barnes-Hind from Pilkington on October 2, 1996. The discussion that follows compares Barnes-Hind's results of operations while under the control of Pilkington and may not be representative of its results following its acquisition by Wesley Jessen.

  Net sales for the year ended March 31, 1996 ("fiscal 1995") increased $7.6 million, or 6.1%, to $132.6 million from $125.0 million for the year ended March 31, 1995 ("fiscal 1994"). This increase in revenue was due to continued growth in Barnes-Hind's disposable lenses, particularly the recently introduced Precision UV disposable lens, which was partially offset by a decline in the conventional lens business. Geographically, sales were strongest in international markets due to a full year impact of Precision UV as well as growth in private label sales in Europe and Japan.

  Gross profit for fiscal 1995 increased $6.7 million, or 10.7%, to $69.2 million from $62.6 million for the prior year. Gross margins increased from 50.0% in fiscal 1994 to 52.2% in fiscal 1995 due to overhead reduction in manufacturing and a decrease in the production cost of disposable lenses through the increased use of automated manufacturing processes.

  Research and development expenses in fiscal year 1995 decreased by $2.4 million, or 23.6%, to $7.9 million from $10.3 million in fiscal year 1994. As a percentage of net sales, research and development expenses for fiscal 1995 decreased to 5.9% from 8.3% in fiscal 1994. This decrease was due to the completion of primary development activities associated with the launch of Precision UV products.

  Selling and marketing expenses for fiscal 1995 increased by $5.7 million, or 15.1%, to $43.3 million from $37.6 million in fiscal 1994. As a percentage of net sales, selling and marketing expenses increased to 32.7% from 30.1%, largely due to increased promotional expenses from the launch of Precision UV in the United States and its expansion into Europe. Additionally, marketing and selling expenses for fiscal 1995 included a non-recurring $1.0 million restructuring charge relating to consolidation of the European distribution infrastructure.

  General and administrative expenses for fiscal 1995 increased by $1.0 million, or 4.7%, to $22.5 million from $21.5 million for fiscal 1994. As a percentage of sales, general and administrative expenses for fiscal 1995 decreased to 17.0% from 17.2% in fiscal 1994.

  Income taxes. Despite operating losses, Barnes-Hind incurred income tax expense of $2.7 million and $3.1 million in fiscal 1994 and fiscal 1995, respectively. These tax provisions reflect Barnes-Hind as if it were a separate taxable entity and represent international tax obligations resulting from its transfer pricing system. The provisions of this transfer pricing system were determined by the needs of the other members of the Pilkington consolidated group. These tax obligations are not reflective of the ongoing tax obligations of Barnes-Hind once acquired by Wesley Jessen.

LIQUIDITY AND CAPITAL RESOURCES

  Prior to the Wesley Jessen Acquisition, the financing requirements of the Company were funded by Schering-Plough through intercompany transfers. Such transfers were significant because of the substantial operating losses incurred by the Predecessor and the magnitude of its liquidity requirement. Since the Wesley Jessen Acquisition, the Company has financed its operations primarily through funds provided from operations and through borrowings under a revolving credit facility. Net cash provided by operating activities for the period from June 29, 1995 through December 31, 1995 totaled approximately $4.0 million. For the nine months ended September 28, 1996, the Company generated approximately $22.4 million in cash from operating activities, primarily as a result of increases in profitability, decreases in accounts receivable and inventories and a decrease in accounts payable. In particular, accounts receivable have decreased by $2.9 million and inventory has decreased by $9.7 million (excluding the inventory step-up) from the time of the Wesley Jessen Acquisition through September 28, 1996 as a result of implementation of more stringent sales terms and improved inventory management. Since the Wesley Jessen Acquisition and through September 28, 1996, the Company has reduced the debt incurred in connection therewith by $14.5 million.

  During the period from June 29, 1995 to December 31, 1995 and for the nine months ended September 28, 1996, the Company made capital expenditures of approximately $0.9 million and $3.7 million, respectively. The majority of these capital expenditures were for equipment maintenance and improvement. Barnes-Hind incurred capital expenditures of $12.9 million and $13.6 million in fiscal 1994 and fiscal 1995, respectively. Approximately $5.0 million of this spending funded improvements in information technology. The remainder was primarily spent on improving manufacturing efficiencies, including the partial automation of the United Kingdom disposable lens manufacturing lines. The Company has currently budgeted approximately $18.0 million of capital expenditures for the remainder of 1996 and 1997 to (i) facilitate the consolidation of the businesses; (ii) complete the installation of the Company's software information system; and
(iii) complete the automation of the Company's Southampton manufacturing facility. The Company expects to fund these capital expenditures primarily from cash generated from operating activities and borrowings under its revolving credit facility.

  In connection with the Wesley Jessen Acquisition, the Company initiated a series of restructuring activities as part of its cost rationalization program. As part of such acquisition, Schering-Plough agreed to incur the significant one-time expenses associated with the elimination of approximately 430 positions. In addition, the Company has expended $3.7 million in cash in the fifteen months since the acquisition to close facilities. Following the Barnes-Hind Acquisition, the Company expects to spend $20.4 million related primarily to severance, retention bonuses and lease expense on vacated facilities during the integration period, which has been recorded in connection with the Company's purchase accounting for the Barnes-Hind Acquisition. Management expects that this restructuring will be substantially completed by September 1998.

  As a result of both the Wesley Jessen Acquisition and the Barnes-Hind Acquisition, the Company's borrowings under its Bank Credit Agreement increased significantly as did its liquidity requirements. As of September 28, 1996 on a pro forma basis, the Company had approximately $43.4 million in borrowing availability under the revolving credit facility portion of the Bank Credit Agreement. The Bank Credit Agreement imposes certain restrictions on the Company, including restrictions on its ability to incur indebtedness, declare dividends or other distributions, make investments and capital expenditures, grant liens, sell its assets and engage in certain other activities. In addition, the indebtedness of the Company under the Bank Credit Agreement is secured by substantially all of the assets of the Company, including the Company's real and personal property, inventory, accounts receivable, intellectual property and other tangible assets. See "Description of Certain Indebtedness--Bank Credit Agreement."

  Management believes that based on current levels of operations and anticipated internal growth, cash flow from operations, together with other available sources of funds including borrowings under the Bank Credit Agreement and available cash on hand at September 28, 1996 of $1.0 million (giving pro forma effect to the Barnes-Hind Acquisition), will be adequate over the next twelve months to make required payments of principal and interest on the Company's indebtedness, to fund anticipated capital expenditures and working capital requirements, including the aforementioned restructuring costs, and to enable the Company and its subsidiaries to comply with the terms of their debt agreements. However, actual capital requirements may change, particularly as a result of any acquisitions which the Company may make. The ability of the Company to meet its debt service obligations and reduce its total debt will be dependent, however, upon the future performance of the Company and its subsidiaries which, in turn, will be subject to general economic conditions and to financial, business and other factors, including factors beyond the Company's control. A portion of the consolidated debt of the Company bears interest at floating rates; therefore, the Company's financial condition is and will continue to be affected by changes in prevailing interest rates. The Company expects to enter into an interest rate protection agreement to limit the impact from a rise in interest rates.

  The Company expects to use the $45.2 million of estimated net proceeds from the Offering to repay certain outstanding indebtedness incurred in connection with the Barnes-Hind Acquisition and to pay a fee to Bain Capital in consideration of services rendered under, and the termination of, the Advisory Agreement. See "Use of Proceeds."

  In connection with the Barnes-Hind Acquisition, the Company entered into a voluntary consent order with the FTC, which provides, among other things, that the Company must divest the Barnes-Hind's U.S. Natural Touch Product Line. The Company does not believe the timing or magnitude of the proceeds to be received in conjunction with the divestiture will be material to its liquidity or cash flows during such period. See "Business--Required Divestiture."

  Based upon discussions with its principal lender under the Bank Credit Agreement, the Company expects to refinance its existing indebtedness under the Bank Credit Agreement upon consummation of the Offering. The Company expects that the New Bank Credit Agreement will provide for borrowings of up to $100.0 million and have a scheduled maturity in 2002. The Company anticipates that the New Bank Credit Agreement will be secured by substantially all of the assets of the Company and generally will contain restrictive covenants, financial tests and events of default similar to those in the Bank Credit Agreement. The Company expects that the New Bank Credit Agreement will contain better pricing terms than the Bank Credit Agreement. To date, no definitive agreements have been executed and, as a result, no assurance can be given that the New Bank Credit Agreement will be executed on such terms or entered into at all.

  More than 40% of the Company's net sales for the twelve months ended September 28, 1996 on a pro forma basis were to international customers and the Company expects that sales to international customers will continue to represent a material portion of its net sales. Historically, fluctuations in foreign currency exchange sales have not had a material affect on the Company's results of operations and the Company does not expect such fluctuations to be material in the foreseeable future. See "Risk Factors-- Risks Associated with International Sales."

SEASONALITY

  Historically, the Company has experienced limited seasonality, with slightly greater revenues in the quarters ended June and September and slightly lower revenues in the quarters ended March and December. Barnes-Hind has experienced the greatest revenues in the quarter ended March given that this quarter coincided with its fiscal year end and its annual price increases. This seasonality may not be representative of Barnes-Hind's seasonality following its acquisition and ongoing modification to its pricing, promotion and distribution strategies. The following table sets forth the unaudited operating results of the Company for the last four fiscal quarters (prior to the Barnes-Hind Acquisition), net of the impact of the inventory step-up.

                                                  QUARTER ENDED
                                  ---------------------------------------------
                                  DECEMBER 31, MARCH 31, JUNE 29, SEPTEMBER 28,
                                      1995       1996      1996       1996
                                  ------------ --------- -------- -------------
                                             (DOLLARS IN THOUSANDS)
      Net sales..................   $27,257     $30,147  $32,250     $33,651
      Gross profit...............    17,017      21,686   22,277      25,614
      EBITDA (a).................      (309)      3,900    5,171       5,865
      Income (loss) from
       operations................      (113)      4,096    5,305       5,964

--------
(a) "EBITDA" is defined herein as income from operations plus depreciation and amortization expense, non-recurring charges and other non-cash expense items. The Company uses EBITDA in the management of its business and in the evaluation of acquisition candidates. The Company understands that while EBITDA is frequently used by security analysts in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow from operating activities as a measure of liquidity, an alternative to net income as an indicator of the Company's operating performance or any other measure of performance in accordance with generally accepted accounting principles.

INFLATION

  Management believes that inflation has not had a material impact on results of operations for the Company or the Predecessor during the three years ended December 31, 1995 and the nine months ended September 28, 1996.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  During the first quarter of 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires companies to review long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The adoption of SFAS No. 121 did not have a significant impact on the financial condition or results of operations of the Company.

  SFAS No. 123, "Accounting for Stock-Based Compensation" encourages, but does not require, a fair market value based method of accounting for employee stock options or similar equity instruments. The Company has elected to continue to measure compensation cost under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" as was previously required, and to comply with pro forma disclosure of net income and earnings per share as if the fair market value based method of accounting had been applied.

                                   BUSINESS

  Wesley Jessen is the leading worldwide developer, manufacturer and marketer of specialty soft contact lenses, based on its share of the specialty lens market. The Company's products include cosmetic lenses, which change or enhance the wearer's eye color appearance; toric lenses, which correct vision for people with astigmatism; and premium lenses, which offer value-added features such as improved comfort for dry eyes and protection from UV light. The Company offers both conventional contact lens products, which can typically be used for up to 24 months, and a broad range of disposable lenses, which are intended to be replaced at least every two weeks. Founded in 1946 by pioneers in the contact lens industry, the Company has a long-standing reputation for innovation and new product introductions. The Company was acquired by Bain Capital and management in June 1995, and in October 1996 the Company strengthened its product, technology and distribution capabilities through the acquisition of Barnes-Hind. For the LTM period, the Company's pro forma net revenues were $247.2 million and its pro forma operating profit was $24.3 million.

  The Company operates primarily in the specialty segment of the soft lens market, where it has the leading share in each of the cosmetic and premium lens segments and the second leading share in the toric lens segment. The Company has the leading position in the specialty segment of the soft lens market as a whole, which accounts for one-third of industry sales volume and is projected to grow at approximately 15% per year through the year 2000. In recent years, in both the clear and specialty lens segments, there has been a pronounced shift in consumers' preferences toward disposable lenses and away from conventional lenses, which has led to a significant increase in contact lens expenditures per wearer. The Company estimates that currently more than 35% of U.S. soft lens wearers use disposable lenses, up from 21% in 1992. The Company believes that its leading portfolio of disposable specialty lenses has positioned it to benefit from the preference shift toward disposable lenses. The Company also offers a complete line of conventional and disposable clear lenses, which are positioned as companion products to the Company's cosmetic lenses.

  According to an independent research firm, more than 70% of all contact lens in the United States offer the Company's products, which permits the Company to rapidly launch new categories of products. Wesley Jessen develops technology, manufacturing processes and products through a combination of its in-house staff of more than 50 engineers and scientists and Company-sponsored research by third-party experts. The Company markets and sells its products
(i) to consumers through the second largest advertising campaign in the industry and (ii) to eyecare practitioners through its 180-person salesforce and network of 60 independent distributors, which together sell the Company's products in more than 75 countries.

  The Company was founded by Drs. Newton K. Wesley and George Jessen, who went on to pioneer the design, manufacture and fitting techniques of hard contact lenses. From 1980 to 1995, the Company operated as a wholly owned subsidiary of Schering-Plough. On June 28, 1995, Bain Capital and the Management Investors acquired the Predecessor in the Wesley Jessen Acquisition. On October 2, 1996, the Company acquired Barnes-Hind, the third largest manufacturer of speciality contact lenses in the world, with a leading market position in premium and toric lenses.

INDUSTRY OVERVIEW

  Industry analysts estimate that over 50% of the world's population needs some type of corrective eyewear. In the United States alone, there are nearly 153 million people who require some form of corrective eyewear. Most individuals who wear contact lenses begin to do so in their early teens and the majority of wearers are between the ages of 18 and 39. The Company believes that the number of contact lens wearers will expand as technology improves the convenience, comfort and fit of contact lenses, so that lenses provide cost-effective and comfortable vision correction to a larger segment of the population.

  The contact lens industry is large and rapidly growing. In 1995, manufacturers' sales of contact lenses worldwide totaled $1.8 billion, representing a compound annual growth rate of 11% from $1.1 billion in 1990. According to industry analysts, the U.S. market for contact lenses is expected to grow approximately 10% per year through the year 2000. The Company believes that market growth outside the United States will likely exceed domestic growth because of lower contact lens penetration rates internationally. Since 1991, the number of contact lens wearers in the United States has increased by 4.2% per year while revenue per wearer has increased by 6.5% per year as conventional users have shifted to more costly specialty and disposable lenses. While the market for hard contact lenses had been relatively flat since 1991 with approximately 6 million U.S. wearers, the number of people wearing soft contact lenses has grown at a compound annual growth rate of 5.3% since that time.

  The contact lens industry can be divided into the soft lens portion, which represents approximately 80% of U.S. wearers, and the hard lens portion (primarily rigid gas permeable ("RGP")), which represents approximately 20% of U.S. wearers. Within the soft contact lens market, there are three principal replacement regimes: conventional, disposable and planned replacement. Conventional lenses are typically replaced after 12 to 24 months and require periodic cleaning throughout the life of the lens. Disposable soft contact lenses were introduced in the late 1980s based on the concept that changing lenses on a more frequent basis helped to improve comfort, convenience and health of the eye for many wearers. Disposable lenses are changed as often as daily and up to every two weeks depending on the product. Planned replacement lenses are designed to be changed as often as every month and up to every three months and currently represent a small portion of the overall soft lens market.

  The two primary segments within the soft lens market are clear and specialty. Clear lenses (lenses that do not provide value-added features that specialty lenses offer) represent approximately 67% of the U.S. soft lens market and include both conventional and disposable products. Growth in the clear lens segment has been driven by growth in the population of 14- to 25-year-olds (the prime age group for new lens wearers), the substitution of soft for hard contact lenses and the continuous evolution in the contact lens market toward more frequent replacement of contacts.

  Specialty lenses represent the remaining 33% of the U.S. soft lens market and generally command a premium price because they are designed for patients who have a medical need for a specialized lens or who desire a lens with additional features. Specialty lenses include cosmetic lenses (which change or enhance the natural color of eyes while correcting vision), toric lenses (for astigmatics) and premium lenses that offer protein deposit resistance, improved visual acuity, enhanced comfort for dry eyes or UV protection. Disposable lenses have recently been introduced into the specialty segment and are expected to gain market share. The specialty lens segment of the soft contact lens market has higher projected growth rates than the clear lens segment. For the period from 1993 to 1996, the number of specialty lens wearers has increased at a rate of 8% per year as compared to a 4% increase in the number of clear lens wearers. The Company believes that continued rapid growth in sales of specialty lenses will result from (i) the continued trend toward disposables; (ii) increased awareness among consumers and eyecare practitioners of the value-added features available with specialty lenses; and
(iii) new product innovations, such as disposable toric contact lenses, new cosmetic designs, UV protection lenses and effective bifocal contact lenses.

  An important characteristic of the contact lens industry is that an individual's need for corrective eyewear is chronic. The need for vision correction is often diagnosed at an early age and increases over time. Contact lenses represent an alternative to eyeglasses, while offering improved peripheral vision and additional features, such as eyecolor enhancement and UV protection. Contact lens wearers will typically purchase lenses regularly for several years.

  Contact lenses require a prescription specifying a particular brand of lenses. Such prescriptions are written by either ophthalmologists or optometrists (referred to in the contact lens industry as "fitters"). An ophthalmologist is a physician with a Doctor of Medicine ("MD") degree who specializes in eyecare and an optometrist is a state-licensed eyecare specialist who holds a Doctor of Optometry ("OD") degree. Fitters have the ability to influence patients' choice of which contact lens brand they will wear. Therefore, if a contact lens manufacturer successfully markets its products to a fitter, that fitter will carry that manufacturer's brand of contact lenses in inventory and offer it to patients. Once the brand is in the fitter's inventory, the manufacturer will likely receive a stream of revenues from new patients for whom the brand is prescribed as well as from patients who are refitted, change lens types or need different prescriptions. Also, such manufacturer will be more likely to successfully place new products in such fitter's inventory. Prescriptions for contact lenses are filled by either ophthalmologists, optometrists, optical chains, health maintenance organizations (HMOs), pharmacies or mail order houses.

  The contact lens industry is characterized by high brand loyalty. The Company believes that wearers resist switching brands once a particular brand is prescribed and fitted successfully. By staying with an existing brand, a customer can replace his or her current lens without an eye examination. Even for an adjusted prescription, customers typically acclimate to a particular lens design and may experience discomfort if refitted with a new brand. Typically, only when a customer is experiencing difficulty with a lens or the customer wants to switch from conventional to disposable lenses or from clear to specialty lenses will a fitter refit with a different brand of lens. The Company believes, based on historical patterns in the contact lens industry that once a product category has matured, brand loyalty causes competitive market share to remain relatively constant. However, overall market share may shift because of different growth rates of each category or the creation of new categories.

  No new significant competitors have entered the soft contact lens industry in the last ten years. To compete successfully in the industry entails substantial risks and requires significant investment of time and resources. In particular, the Company believes a new entrant must successfully (i) develop new innovative product offerings; (ii) master the sophisticated processes required to manufacture contact lenses; (iii) invest the significant capital required to develop manufacturing capacity; (iv) overcome existing patent protections covering the design, materials and manufacturing processes of contact lenses; and (v) obtain FDA product clearances, each of which may take several years.

COMPETITIVE STRENGTHS

  The Company believes it has achieved its leading worldwide market position in specialty contact lenses because of the following competitive strengths:

    HIGH-QUALITY BRANDED PRODUCTS. Wesley Jessen produces a broad range of high-quality contact lenses that meet customers' demand for improved cosmetic, comfort, ease-of-care and vision-correction features and are sold under brand names recognized by ophthalmologists and optometrists worldwide. The Company's cosmetic lens products are marketed under the DuraSoft, Elegance and FreshLook brand names, its toric lenses under the Optifit, Hydrocurve and CSI brand names, and its premium lenses under the Gentle Touch, Precision UV, Aquaflex and CSI Clarity brand names. Both eyecare practitioners and wearers tend to show significant brand loyalty once a particular brand of lenses is properly fitted and prescribed. As a result, the Company's large installed base of contact lens fitters and current wearers affords the Company a recurring revenue stream.

    SUCCESSFUL DEVELOPMENT AND INTRODUCTION OF NEW PRODUCTS. The Company has a strong track record of developing new specialty contact lens products, with the five new product lines introduced since 1994 accounting for 25% of the Company's pro forma net revenues in the LTM period. The Company introduced the first disposable opaque lens and the first disposable lens that offers UV protection in 1994. The Company believes that being the first to introduce a new specialized lens is a competitive advantage over subsequent entrants to that product category because of the significant brand loyalty in the contact lens industry.

    BROAD PATENT PORTFOLIO. Wesley Jessen believes that its intellectual property, including more than 70 U.S. patents in product design, materials and manufacturing processes, makes imitation of the Company's products difficult, supports the Company's strong gross margins and provides the Company with a competitive advantage. The Company's most important patents cover the design of its toric lenses; the material, process and design of clear-pupil cosmetic lenses; and the technology necessary to produce certain advanced polymer lenses. The Company believes that its patent portfolio and manufacturing expertise allow it to produce and sell specialty lens products that are not otherwise available on the market.

    ESTABLISHED SALES AND DISTRIBUTION NETWORK. The Company believes its salesforce and distributor network constitute the largest and most sophisticated sales organization in the specialty contact lens market. The Company's salesforce has focused on developing strong relationships with eyecare practitioners throughout North America, Europe, Asia and Latin America. Through its sales efforts, the Company seeks to educate and inform eyecare practitioners as to (i) the breadth of its specialized product line; (ii) the extent to which they can build their practice through the use of the Company's products; and (iii) their ability to generate more revenue per patient by prescribing the Company's value-added lenses instead of conventional or disposable clear lenses.

    STRONG INTERNATIONAL MARKET PRESENCE. On a pro forma basis, Wesley Jessen derives more than 40% of its net sales from sales outside the United States, and the Company's specialty contact lens products have leading market shares in Europe, Japan and Latin America. The Company has over 85 international sales representatives and 60 distributors covering more than 75 countries. The Company believes that such international markets offer attractive opportunities for increased sales as a result of lower contact lens penetration rates as compared to the United States.

    LOW-COST, PROPRIETARY MANUFACTURING CAPABILITIES. The Company produces substantially all of its contact lens products in four state-of-the-art manufacturing facilities, which apply proprietary technology, allow the Company to be a flexible, low-cost manufacturer of specialty lenses and have excess capacity sufficient to meet the Company's rapidly growing needs for several years. The Company believes that it enjoys a competitive advantage over other contact lens manufacturers as a result of its ability to produce cost-effective specialized contact lenses using short production runs. Consequently, the Company can offer approximately 180,000 stock-keeping units (SKUs). Furthermore, the Company's manufacturing operations in Puerto Rico provide it with significant tax benefits.

    EXPERIENCED MANAGEMENT WITH A PROVEN RECORD OF IMPROVING PROFITABILITY. The Company's senior management, who on average have more than 10 years of experience in the contact lens industry, have increased the Company's operating margin 44 percentage points, comparing the Predecessor's period from January 1, 1995 through June 28, 1995 to the Company's period from January 1, 1996 through June 29, 1996. This operating improvement was accomplished through the successful implementation of cost reduction programs, rationalization of manufacturing processes, refocusing of research and development programs, and execution of targeted marketing strategies. Furthermore, certain of the Company's key managers, including the Company's President and Chief Financial Officer, have significant experience with the operations of Barnes-Hind, having managed it profitably prior to its sale to Pilkington in 1987.

GROWTH STRATEGY

  The Company's principal objective is to expand its contact lens business in the faster-growing specialty segments of the market in order to achieve continued growth in revenues and operating profit. The Company's continuing business strategy is to:

    CAPITALIZE ON FAVORABLE INDUSTRY TRENDS. According to industry analysts, the number of soft contact lens wearers in the United States has increased from 19 million in 1990 to over 23 million in 1995. The Company estimates that the number of soft contact lens wearers will increase by approximately 5% annually through the year 2000 as soft contact lenses continue to gain popularity and the number of 14- to 25-year-olds (the prime age group for new lens wearers) increases. In addition, there has been an ongoing shift among wearers from conventional lenses to more profitable disposable lenses as well as from clear lenses to specialty lenses, which favors the Company's product line, including its recently introduced FreshLook disposable cosmetic lenses and Precision UV disposable premium lenses.

    INCREASE THE COMPANY'S MARKET SHARE. The Company employs a two-pronged marketing strategy to increase Wesley Jessen's market share, using both direct consumer advertising and targeted marketing to eyecare practitioners. The Company has spent approximately $10.0 million on a national consumer advertising campaign featuring Christy Turlington to raise brand awareness and demand among consumers. In addition, the Company uses its highly trained salesforce to market its specialty lens products to eyecare practitioners. The salesforce seeks to train new ODs and MDs to fit the Company's lenses and to educate eyecare practitioners as to the value-added features and revenue potential of the Company's products.

    DEVELOP AND SUCCESSFULLY LAUNCH NEW PRODUCTS. The Company's research and development program is geared toward developing new products with commercial appeal, particularly category-creating products (such as the Company's new line of disposable lenses offering UV protection), as industry dynamics have historically provided considerable advantages to a firm that successfully introduces the first product in a category. In the last twelve months, the Company has introduced four new products or line extensions, including disposable color-enhancing lenses for light eyes, custom toric lenses, custom cosmetic lenses and cosmetic lenses for patients with farsightedness. The Company currently has several new products and product line extensions in various stages of development. See "--Research and Development."

    INCREASE THE INTERNATIONAL PENETRATION OF ITS PRODUCTS. The Company believes that several international markets, particularly Europe, Japan and Brazil, offer significant opportunities for growth. In Europe, the Company intends to expand its direct sales organization, and in Japan, the Company will continue to develop strategic partnerships with leading local manufacturers and distributors.

    REALIZE SYNERGIES THROUGH THE INTEGRATION OF BARNES-HIND. The Company's acquisition of Barnes-Hind has created a number of significant opportunities to improve the Company's results of operations. While Wesley Jessen and Barnes-Hind had roughly equivalent net sales in the twelve months ended September 28, 1996, Wesley Jessen employed approximately 1,000 persons as of that date whereas Barnes-Hind employed approximately 1,600 persons. Consequently, the Company believes that substantial cost savings are available through personnel reductions. In addition, the Company is in the process of moving operations currently performed at Barnes-Hind's Sunnyvale, California facility to the Company's facility in Des Plaines, Illinois. Management plans to implement other identified cost reductions and to seek further cost savings opportunities, including personnel reductions and facilities consolidation. Finally, the Company believes there are significant cross-selling opportunities available to sell Barnes-Hind products to current Wesley Jessen customers and vice versa.

    BENEFIT FROM THE COMPANY'S SIGNIFICANT OPERATING LEVERAGE. The Company plans to further improve its results of operations by utilizing excess manufacturing capacity, investing in new low-cost manufacturing technologies and achieving economies of scale in development, manufacturing and distribution. The Company enjoys significant operating leverage (i.e., a disproportionately greater impact on earnings resulting from a change in revenues) due to significant fixed-cost components of the Company's manufacturing operations, research and development program and marketing efforts. Because the Company's disposable lens manufacturing facilities are currently operating at approximately 60% of their capacity, increased production volumes through the addition of new lens wearers to the Company's customer base generally should not require the incurrence of significant additional costs.

  The Company regularly considers the expansion of its contact lens business through acquisitions, joint ventures and other strategic alliances. Through such arrangements, the Company will seek to broaden its product lines within the contact lens industry and its geographic coverage and to acquire complementary product lines.

PRODUCTS

  The following table sets forth the approximate composition, by product line, of the Company's net sales for the twelve months ended September 28, 1996 on a pro forma basis.

                           NET SALES BY PRODUCT LINE
                            (dollars in thousands)

                                                              TWELVE MONTHS
                                                           ENDED SEPTEMBER 28,
                                                                   1996
                                                           ----------------------
                        PRODUCT LINE                         AMOUNT     PERCENT
                        ------------                       ----------- ----------
      Specialty Lenses:
        Cosmetic.......................................... $    89,506      36%
        Toric.............................................      40,542     17
        Premium...........................................      60,316     24
                                                           -----------  -------
          Total Specialty Lenses..........................     190,364     77
      Clear Lenses........................................      48,992     20
      Hard/Other Lenses...................................       7,855      3
                                                           -----------  -------
          Total Lenses.................................... $   247,211     100%
                                                           ===========  =======

  SPECIALTY LENSES. The Company's products primarily consist of specialty soft contact lenses, including cosmetic, toric and premium lenses. With the broadest product offering in the industry, the Company captured over 36% of the U.S. specialty lens market in 1995. For the twelve months ended September 28, 1996, the Company's specialty lenses generated approximately $190.4 million in net sales worldwide on a pro forma basis. The Company's specialty soft contact lens products include the following:

  Cosmetic Lenses. Cosmetic lenses enhance or change the color of a wearer's eyes. The Company's opaque color lenses, which change the color of dark eyes (e.g., brown to green), utilize a patented dot matrix technology that the Company believes allows for superior cosmetic appeal. As a result, the Company's opaque cosmetic lens products have become the standard in the market. In early 1996, the Company introduced its new enhancer color lenses, which enhance the natural color of light eyes and which the Company believes will become the market standard due to its patented color printing process that allows the pupil-covering zone of the lens to remain clear. The Company manufactures a complete line of cosmetic lenses, including: (i) the conventional DuraSoft 2 daily wear lens, which is removed and cleaned daily and typically is replaced after 12 to 24 months; (ii) the conventional DuraSoft 3 extended wear lens, which can be worn overnight for up to seven days and is also typically replaced after 12 to 24 months; and (iii) the disposable FreshLook contact lens, which is typically replaced every two weeks. With the broadest product offering in the cosmetic lens segment, the Company captured over 38% of the U.S. cosmetic lens market in 1995. For the twelve months ended September 28, 1996, the Company's cosmetic lenses generated over $89.5 million in net sales worldwide on a pro forma basis.

  Toric Lenses. Toric lenses are designed to correct vision for people with astigmatism, which is characterized by an irregularly shaped cornea. Prior to the introduction of the Company's toric lenses and other competing products in the late 1980s, this condition was not effectively correctable through the use of soft contact lenses. Approximately 30% of the U.S. population requiring vision correction are diagnosed with astigmatism, of which only 5% currently wear soft contact lenses. The Company's Optifit, Hydrocurve and CSI toric lenses captured over 20% of the U.S. toric lens market in 1995. For the twelve months ended September 28, 1996, the Company's toric lenses generated over $40.5 million in net sales worldwide on a pro forma basis.

  Premium Lenses. Premium lenses offer the wearer value-added features such as protein deposit resistance, improved visual acuity, enhanced comfort for dry eyes and UV protection. The Company manufactures the premium CSI Clarity lens, which has long been regarded by eyecare practitioners and optical retailers as having superior visual acuity and deposit resistance. The Company also recently introduced Precision UV, the first disposable lens available with UV protection, which is quickly gaining share from many clear disposable lenses.

The Company's market research suggests that some 90% of contact lens wearers are interested in lenses offering UV protection. The Company's Gentle Touch product, which is typically replaced every three months, was the first lens designed specifically for and approved by the FDA for use without intensive cleaning or special handling required of conventional lenses and offers the unique combination of enhanced comfort for dry eyes, deposit resistance and low cost relative to disposable alternatives. The Company captured 92% of the U.S. premium lens segment in 1995. For the twelve months ended September 28, 1996, the Company's premium lenses generated over $60.3 million in net sales worldwide on a pro forma basis.

  The following table sets forth certain of the brand names under which the Company's specialty contact lenses are sold:

   TYPE OF LENS                        SPECIALTY CONTACT LENS
-------------------  -----------------------------------------------------------
                          COSMETIC              TORIC              PREMIUM
                     ------------------- ------------------- -------------------
Conventional:        DuraSoft            CSI                 Aquaflex
                     Elegance (a)        Optifit             CSI Clarity
                     Natural Touch (a)   Hydrocurve          Hydrocurve
Disposable/ Planned  FreshLook Colors                        Gentle Touch
 Replacement:        FreshLook Enhancers FreshLook (b)       Precision UV

--------
(a) Used only in international markets.
(b) Currently under development.

  The Company has successfully entered into the private label market with the offering of a private label UV protection lens. The Company sells its specialty contact lenses under private label primarily in Japan, the United Kingdom and France. The Company believes that private label offer significant growth opportunities due to the Company's unique product offerings and low-cost manufacturing capabilities.

  CLEAR LENSES. Wesley Jessen manufactures a complete line of conventional and disposable clear lenses that are positioned as companion lenses to the DuraSoft and FreshLook cosmetic product lines. The Company believes that eyecare practitioners can increase their revenues and profitability, as well as the value provided to lens wearers, by fitting patients with either a DuraSoft or FreshLook clear or cosmetic lens and then selling the patient a companion cosmetic or clear lens with no additional fitting expense. In fact, approximately 70% of color lens wearers also own clear lenses. Clear lenses accounted for approximately $49.0 million of the Company's worldwide net sales for the twelve months ended September 28, 1996 on a pro forma basis.

  HARD/OTHER LENSES. The Company also sells Polycon RGP lenses to a large base of eyecare practitioners who fit RGP lenses. In addition, the Company manufactures prosthetic lenses, which are custom cosmetic products that return damaged or disfigured eyes to normal appearance. The Company donates all profits generated from its prosthetic product line to professional associations to generate goodwill with eyecare practitioners.

RESEARCH AND DEVELOPMENT

  The Company's research and development efforts are focused on product development and process technology to support its specialty lens business. The Company maintains a core research and development staff, which oversees the Company's research projects. Such projects are generally conducted by independent laboratories and universities at the Company's direction and expense. The Company's research and development expenses totaled $12.6 million, or 5.1% of net revenues, for the twelve months ended September 28, 1996 on a pro forma basis.

  In the last twelve months, the Company has introduced four new products or line extensions, including disposable cosmetic lenses for light eyes, custom toric and color lenses and expanded cosmetic powers and colors. The Company also developed a superior patented UV protection specialty lens for which it received FDA approval in January 1996. The UV protection lens allows the Company to further penetrate the emerging health-conscious market and permits cross-promotion with the Company's current specialty lens wearers.

  The Company has a history of innovation and new product introductions. The Company is currently investing in the development of, among other specialty products, a disposable toric lens, a next generation cosmetic lens, and a new disposable UV-protection lens. The Company is also investing in the development of bifocal contact lenses (for persons, typically over age 45, who experience both farsightedness and nearsightedness) and has received several patents related to its bifocal lens technology. In the contact lens industry, no products currently being marketed in the bifocal category have achieved widespread commercial acceptance, and as a result, the Company believes that a significant market opportunity is available to the Company if it can harness its technology to successfully launch bifocal contact lenses. Finally, the Company has targeted additional research and development projects to cut manufacturing costs in the cosmetic, premium and toric product lines.

MANUFACTURING

  Substantially all of the Company's products are manufactured in the Company's four principal production facilities, which are located in Cidra, Puerto Rico; Des Plaines, Illinois; San Diego, California; and Southampton, United Kingdom. See "--Facilities." The Company utilizes state-of-the-art manufacturing equipment and process technology to control the quality of its products and to minimize costs. The Company engages in manufacturing processes that are designed to handle short production runs. As a result, the Company believes that it enjoys a competitive advantage over other contact lens manufacturers because it can be more versatile and cost-competitive in market segments that require special features and products manufactured to meet more stringent specifications. The Company's disposable lens manufacturing facilities are currently operating at approximately 60% of their maximum capacity.

  The Company produces its hard and soft contact lens products primarily through manufacturing processes known as lathing and cast molding. Lathing is a machining process through which a piece of rigid lens material is shaped into a concave form with refractive characteristics by using a high-precision lathe. Following this machining, soft lenses are hydrated in a saline solution and sterilized, while RGP lenses are produced using polymers that don't absorb moisture and do not require sterilization. Lathing technology is particularly well suited for use in short production runs and is used by the Company to produce soft lenses at its Cidra, Puerto Rico; San Diego, California; and Southampton, United Kingdom facilities and to produce RGP lenses at its Atlanta, Georgia and Farnham, United Kingdom facilities.

  The Company also uses cast molded technology to produce its disposable contact lenses. In this process, a disposable plastic mold is made through the use of an automated injection molding press containing highly-engineered optical tooling. A liquid monomer is then dispensed into the mold which polymerizes to form the lens. In dry cast molding, the lenses are formed in a rigid state and are hydrated to their final characteristics after being removed from the mold. In wet cast molding, the lenses are formed fully hydrated. The Company uses dry cast molded technology at its Southampton, United Kingdom and Des Plaines, Illinois facilities.

SALES AND MARKETING

  The Company has implemented a two-pronged sales and marketing strategy that reflects the Company's belief that both consumers and eyecare practitioners are important to the success of the Company's products. To generate consumer awareness and increase demand for its products, the Company has spent approximately $10.0 million on a national advertising campaign featuring Christy Turlington. The Company also has developed cross-promotion programs designed to increase sales of its cosmetic lenses by offering a set of the Company's most popular cosmetic lenses with each purchase of a set of six pairs of clear disposable lenses.

  Due to the fitter's influence over a patient's choice of contact lens brand, the Company believes that developing and maintaining strong relationships with eyecare practitioners is the most critical aspect of its sales and marketing strategy. The Company has a salesforce of 180 persons who market the Company's products to eyecare practitioners. The Company's salesforce seeks to train new ODs and MDs to fit the Company's lenses and to inform such persons of the revenue potential and value-added features of the Company's products. In marketing to eyecare practitioners, the Company stresses the quality and features offered by its products, the breadth of its product line, and the ability of such practitioners to generate more revenue per patient by offering the Company's value-added products. The Company also advertises its products to eyecare practitioners through promotional materials, trade publications and conventions.

  The Company currently sells through a direct salesforce in North America, Europe and Australia. Countries in Europe, Asia and Latin America not directly served by the Company are serviced by a broad network of distributors. The Barnes-Hind Acquisition strengthened the Company's global distribution infrastructure by contributing direct salesforces in Germany, Spain, Belgium, Netherlands, Luxembourg and Australia, in addition to strengthening existing salesforces in the United States, France, Italy, Canada and the United Kingdom.

  The following table sets forth the Company's net sales by geographic region for the twelve months ended September 28, 1996 on a pro forma basis:

                        NET SALES BY GEOGRAPHIC REGION
                            (dollars in thousands)

                               WESLEY JESSEN     BARNES-HIND         TOTAL
                              ---------------- ---------------- ----------------
 REGION                        AMOUNT  PERCENT  AMOUNT  PERCENT  AMOUNT  PERCENT
 ------                       -------- ------- -------- ------- -------- -------
United States ............... $ 78,691   63.8% $ 54,235   43.8% $132,926   53.8%
Europe.......................   17,410 14.1      42,078 34.0      59,488 24.0
Asia Pacific.................    9,137  7.4      19,230 15.5      28,367 11.5
Other........................   18,067 14.7       8,363  6.7      26,430 10.7
                              -------- ------- -------- ------- -------- -------
  Total ..................... $123,305  100.0% $123,906  100.0% $247,211  100.0%
                              ======== ======= ======== ======= ======== =======

CUSTOMERS

  The Company currently sells its products through a variety of channels including fitters (MDs, ODs and optical retailers) and distributors who sell to fitters and lens-replacement suppliers. The Company sells to a highly fragmented account base with no one customer accounting for more than 5% of its revenues for the twelve months ended September 28, 1996 on a pro forma basis. Furthermore, the Company's top 10 customers accounted for less than 25% of its revenues for the twelve months ended September 28, 1996 on a pro forma basis.

  In the United States, the Company sells to three customer segments: private practitioners, chain accounts and distributors. There are approximately 17,700 private practitioners (MDs and ODs not affiliated with a retail chain) who fit the Company's products. In addition, the Company has distribution in over 5,000 retail chain locations, such as Cole National Corporation, LensCrafters, National Vision Association and Wal-Mart Stores, Inc., that advertise, promote and fill prescriptions for the Company's products. Distributors supply but do not fit the Company's lenses. The chart below illustrates the mix of distribution channels used by Wesley Jessen and Barnes-Hind on a combined basis in the United States in 1995:

                       NET SALES BY DISTRIBUTION CHANNEL
                        (as a percentage of net sales)

                                                                 PERCENT OF 1995
      DISTRIBUTION CHANNEL                                         U.S. SALES
      --------------------                                       ---------------
      Private Practitioners ....................................        45%
      Chain Accounts............................................      23
      Distributors..............................................      32
                                                                      -----
          Total.................................................       100%
                                                                      =====

  In Europe, key corporate accounts like Boots and D&A in the United Kingdom and Optic 2000 in France have selected the Company's lenses as their private label as well as offering its branded products. In Japan, the world's second largest contact lens market, the Company has formed strategic relationships with five of the leading hard and soft contact lens manufacturers. The Company has doubled its Japanese sales in the last year using this strategy.

  The Barnes-Hind Acquisition provided Wesley Jessen with access to a new set of accounts and the opportunity to cross-sell existing product lines between Wesley Jessen's and Barnes-Hind's extensive customer bases.

DISTRIBUTION

  The Company performs most warehousing, inventory management, order taking and order fulfillment functions in-house. The Company's fulfillment system provides the flexibility to receive, fill and ship orders as small as a single lens and as large as a full truckload. Approximately 8,500 orders are received daily, primarily by telephone and facsimile in seven customer service centers in North America, Europe, Japan and Australia.

  In the U.S. market, approximately 65% of the Company's lenses are shipped primarily by common carriers directly to eyecare practitioners from distribution centers in San Diego, California and Chicago, Illinois. The remaining 35% are shipped to distributors, who resell lenses to practitioners and mail-order houses. In several key markets outside the U.S., the Company sells and distributes lenses directly to eyecare practitioners. In other international markets, the Company serves customers through its network of 60 independent distributors.

COMPETITION

  The contact lens market is highly competitive. The Company faces competition from other companies within each segment of the contact lens market in which it operates. In the specialty segment of the market, the Company principally competes with divisions of large medical and pharmaceutical companies, including Ciba Vision (a division of Ciba-Geigy Corporation) and Bausch & Lomb, Inc. as well as with smaller companies. To the extent the Company operates in the clear lens segment, it faces competition primarily from Vistakon (a division of Johnson & Johnson) and other large contact lens manufacturers such as Ciba Vision and Bausch & Lomb, Inc. Certain of the Company's competitors in each segment have lower costs of operations, products with enhanced features, substantially greater resources to invest in product development and customer support, greater vertical integration and greater access to financial and other resources than the Company. While the Company is the leading manufacturer and distributor of specialty contact lenses, the Company ranks fourth in the contact lens market overall in terms of net revenues. To a lesser extent, the Company also competes with manufacturers of eyeglasses and providers of other methods of vision correction, including refractive surgical procedures.

  Within the contact lens market, the Company believes that the principal competitive factors in the specialty segment include product innovation, brand awareness, product quality and price. Due to the manner in which contact lenses are distributed (i.e., through prescription), the Company also competes on the basis of its relationships and reputation with eyecare practitioners.

SUPPLIERS

  The Company has a broad base of suppliers. The Company has qualified multiple vendors to supply substantially all of the materials used by the Company in its manufacturing processes and actively seeks to qualify new vendors to insure adequate access to such materials. The primary raw materials used by the Company in the production of contact lenses are specialty chemicals. For the last twelve months ended September 28, 1996 on a pro forma basis, no supplier accounted for more than 5.0% of the Company's costs of goods sold.

  The Company utilizes a number of advanced polymers and other sophisticated materials in the production of its contact lenses. Due to the highly technical and specialized nature of certain of its production materials, the Company relies from time to time on a single supplier to provide it with sufficient quantities of certain materials used in the production of one or more of its product lines. To minimize its reliance on a particular vendor, the Company continually seeks to identify multiple vendors qualified to supply its production materials and currently has only two materials that are significant to its operations that are available from a single source. Although the Company believes that it is not dependent on any single supplier, the inability of the Company to obtain sufficient quantities of certain production inputs could have a material adverse effect on the Company's financial condition or results of operations.

FACILITIES

  The Company's principal manufacturing facilities are located in Cidra, Puerto Rico; Des Plaines, Illinois; San Diego, California; and Southampton, United Kingdom. Following the Wesley Jessen Acquisition, the Company's headquarters were relocated from Chicago to its facility in Des Plaines, Illinois (a suburb of Chicago). By December 1997, the Company will have significantly consolidated its distribution operations as part of management's cost savings strategy. In Europe, Barnes-Hind has consolidated warehouses and customer service centers into one distribution center in the United Kingdom and two customer service centers in the United Kingdom and France. In addition, the former corporate headquarters of Barnes-Hind, which was located in Sunnyvale, California, is scheduled to be closed in March 1997, with an estimated annual operating savings of $3.8 million.

  The Company believes that substantially all of its property and production equipment is in good condition and that it has sufficient capability to meet its current and projected manufacturing and distribution needs for the foreseeable future. All of the Company's owned properties are subject to a mortgage as collateral under the Bank Credit Agreement. The following table describes the principal properties of the Company as of September 28, 1996 (giving effect to the Barnes-Hind Acquisition):

                                                                                    SQUARE
           LOCATION                                  FUNCTION                       FOOTAGE OWNED/LEASED
           --------                                  --------                       ------- ------------
Des Plaines, Illinois           Corporate Headquarters/Disposable Manufacturing/R&D 290,000    Owned
Chicago, Illinois               Distribution Center                                  48,000    Leased
San Diego, California           Conventional Manufacturing                           19,000    Owned
San Diego, California           Conventional Manufacturing/Distribution             117,700    Leased
Sunnyvale, California           Former Headquarters of Barnes-Hind (1)               74,000    Leased
Atlanta, Georgia                RGP Manufacturing                                     7,200    Leased
Cidra, Puerto Rico              Conventional Lens Manufacturing                      65,000    Owned
Southampton, United Kingdom     Disposable Manufacturing/R&D                         66,200    Leased
Southampton, United Kingdom     Conventional Manufacturing                           12,250    Leased
Farnham, United Kingdom         RGP Manufacturing                                     5,000    Leased
Chandlers Ford, United Kingdom  Conventional Manufacturing                           24,500    Leased
Mississauga, Ontario            Sales Office/Distribution                             7,000    Leased
Bagnolet, France                Sales Office/Distribution                             6,997    Leased
Rickmansworth, United Kingdom   Sales Office/Distribution                                *     Leased
Rome, Italy                     Sales Office/Distribution                             7,750    Leased
Brooklyn, Australia             Sales Office/Distribution                             5,900    Leased
Tokyo, Japan                    Sales Office/Distribution                             5,000    Leased
Madrid, Spain                   Sales Office                                             *     Leased
Reeuwijk, Holland               Sales Office                                             *     Leased
Kortryk, Belgium                Sales Office                                             *     Leased
Milan, Italy                    Sales Office                                             *     Leased
Paris, France                   Sales Office                                             *     Leased
Munich, Germany                 Sales Office                                             *     Leased

--------
*Less than 5,000 square feet.
(1)This facility is scheduled to be closed by the second quarter of 1997.

  CIDRA, PUERTO RICO. This 65,000 square foot facility was completed in 1991 and produces the Company's Durasoft and Optifit conventional clear and specialty lenses.

  DES PLAINES, ILLINOIS. This 290,000 square foot facility currently produces all of the Company's FreshLook disposable lenses, and also houses its corporate headquarters, research and development activities and other administrative services. The Des Plaines facility was substantially completed by 1994.

  SAN DIEGO, CALIFORNIA. This 136,700 square foot facility produces the Company's CSI, Hydrocurve and Gentle Touch premium and toric lenses. Additionally, the facility is used for U.S. distribution, customer service and management information systems.

  SOUTHAMPTON, UNITED KINGDOM. This 66,200 square foot facility was substantially completed in 1996 and supports production of the Company's Precision UV lenses.

PATENTS AND TRADEMARKS

  The Company's business and competitive position benefit from the validity and enforcement of its intellectual property protection. The Company owns a variety of patents, trademarks, trade secrets, know-how and other intellectual property which it believes to be important to its current and future success. The market for the Company's products rewards product innovation, which tends to amplify the importance of intellectual property protection.

  The Company holds numerous U.S. and foreign patents and patent applications which relate to aspects of the technology used in the Company's products. The Company's policy is to file patent applications to protect technology, inventions and improvements that are considered important to the development of its business. There can be no assurance that patent applications filed by the Company will result in the issuance of patents or that any of the Company's intellectual property will continue to provide competitive advantages for the Company's products or will not be challenged, circumvented by others or invalidated.

  The Company holds more than 70 U.S. patents, many of which have been extended into key foreign countries. The most important part of the Company's patent portfolio relates to the design and production techniques of the Company's cosmetic lenses. These patents begin to expire in the year 2004. The Company's patents include patterns for changing the color of and enhancing the iris, as well as methods for performing the printing operation and promoting the adhesion of the printed ink to the lens. This group of patents covers both the technology used by the Company in the production of its cosmetic lenses, as well as many viable alternatives which could be used to replicate such production techniques. Another important group of patents covers the Company's newest lens molding technology, which accommodates a high degree of automation with correspondingly lower manufacturing cost. The features covered are casting cup design, numerous process techniques and blister package design. The Company has filed but not yet received a patent for its automatic lens inspection system. The Company also holds patents covering a UV-absorbing lens and a proprietary compound for making such lenses, the design and manufacture of toric lenses, lens materials and bifocal lens technology.

  The Company's policy is to aggressively prosecute and defend its patents and other proprietary technology. The Company is currently seeking to enforce its intellectual property rights to cosmetic lenses in a lawsuit pending in Italy. The prosecution and defense of intellectual property protections, like any lawsuit, is inherently uncertain and carries no guarantee of success. The protection of intellectual property in certain foreign countries is particularly uncertain. There can be no assurance that the prosecution and defense of its intellectual property will be successful or that the Company will be able to secure adequate intellectual property protections in the future.

  The Company's trademarks include the following well recognized brand names:
Aquaflex(R), CSI(R), DuraSoft(R), Elegance, FreshLook(R), Gentle Touch, Hydrocurve, Optifit(R), Polycon(R), Precision UV and SoftPerm(R). The Company's policy is to register trademarks in countries where registration is available and deemed necessary or appropriate. Trademark applications are pending for various marks in the United States and other countries. There are gaps in registrations, and some marks may not be available for use in various countries.

  In addition to patents and trademarks, the Company owns certain trade secrets, copyrights, know-how and other intellectual property. The Company seeks to protect these assets, in part, by entering into confidentiality agreements with its business partners, consultants and vendors and appropriate non-competition agreements with its officers and employees. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any such breach or that the Company's trade secrets and other intellectual property will not otherwise become known or be independently developed by others and thereby become unprotected.

GOVERNMENT REGULATION

  The Company's products are generally regulated in the United States and in foreign countries as "medical devices." As a manufacturer of medical devices, the Company is subject to regulation in the United States by the FDA and corresponding state and foreign regulatory agencies where the Company sells its products. These regulations generally govern the introduction of new medical devices, the maintenance of certain records, the tracking of devices and other matters. The regulatory environment in which the Company operates can be expensive, time-consuming and uncertain.

  FDA Regulation. Pursuant to the FDC Act, and the regulations promulgated thereunder, the FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution, and promotion of medical devices. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing clearances or approvals and criminal prosecution. The FDA also has the authority to request the recall, repair, replacement or refund of the cost of any device manufactured or distributed by the Company.

  Under the FDC Act, clearance or approval by the FDA is required prior to the commercialization of a medical device. The FDA classifies medical devices as Class I, Class II or Class III, depending on the nature of the medical device and the existence in the market of any similar devices. The nature of the clearance or approval procedures is dependent on the classification of the medical device in question. Class I medical devices are subject to general controls, including labeling, premarket notification and adherence to the FDA's good manufacturing practice regulations ("GMP Regulations"). Class II medical devices are subject to general and special controls, including performance standards, post-market surveillance, patient registries and FDA guidelines. Class III medical devices are those which must receive premarket approval by FDA to ensure their safety and effectiveness, are generally life-sustaining, life-supporting devices or implantable devices or new devices which have been found not to be substantially equivalent to currently marketed medical devices. The Company's products are generally regulated as Class II medical devices, with some products (extended wear lenses) regulated as Class III medical devices.

  Before a new device can be introduced into the U.S. market, it must receive from the FDA clearance or approval, either premarket notification clearance under Section 510(k) of the FDC Act or approval pursuant to the more costly and time-consuming PMA procedure. The Company's daily wear contact lenses are generally subject to the 510(k) clearance procedure while its extended wear contact lenses are subject to the PMA requirements. A PMA application must be supported by valid scientific evidence to demonstrate the safety and effectiveness of the device, typically including the results of clinical trials, bench tests, laboratory and animal studies. The PMA must also contain a complete description of the device and its components, and a detailed description of the methods, faculties and controls used to manufacture the device. In addition, the submission must include the proposed labeling, advertising literature and any training materials. The PMA process can be expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing. Modifications to a device that is the subject of an approved PMA, its labeling, or manufacturing process may require approval by the FDA of PMA supplements or new PMAs. Supplements to a PMA often require the submission of the same type of information required for an initial PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA.

  A 510(k) clearance will be granted if the submitted information establishes that the proposed device is "substantially equivalent" to a legally marketed Class I or Class II medical device or a Class III medical device for which the FDA has not called for PMAs. For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, will require new 510(k) submissions. While less expensive and time-consuming than obtaining PMA clearance, securing 510(k) clearance may involve the submission of a substantial volume of data, including clinical data, and may require a substantive review of six months or more. The Company markets contact lenses which have received 510(k) clearances as well as lenses which have been the subject of approved PMA applications.

  Any products manufactured or distributed pursuant to 510(k) clearance or an approved PMA are subject to pervasive and continuing regulation by the FDA, including recordkeeping requirements and reporting of adverse experience with the use of the device.

  The Company currently has over 20 PMAs and 510(k) clearances for its products marketed in the United States. New products may require clinical studies to support a PMA or 510(k) clearance. There is no certainty that clinical studies involving new products will be completed in a timely manner or that the data and information obtained will be sufficient to support the filing of a PMA or 510(k) clearance. There can be no assurance that the Company will be able to obtain necessary approvals to market new devices or any other products under development on a timely basis, if at all, and delays in receipt or failure to receive such approvals, the loss of previously received approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company has made modifications to its devices which the Company believes do not require the submission of new 510(k) notices or PMA supplements. There can be no assurance, however, that the FDA would agree with any of the Company's determinations not to submit a new 510(k) notice or PMA supplement for any of these changes or would not require the Company to submit a new 510(k) notice or PMA supplement for any of the changes made to the device. If the FDA requires the Company to submit a new 510(k) notice or PMA supplement for any device modification, the Company may be prohibited from marketing the modified device until the 510(k) notice or PMA supplement is cleared by the FDA. There can be no assurance that future clearances or approvals, whether under the 510(k) clearance procedure or the PMA procedure, will be obtained in a timely fashion or at all. The failure to obtain such clearances or approvals in a timely fashion or at all could have a material adverse effect on the Company's business, financial condition or results of operations.

  If human clinical trials of a device are required, whether for a 510(k) or a PMA, and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or the distributor of the device) is required to file an investigational device exemption ("IDE") application prior to commencing human clinical trials. IDE regulations generally require FDA approval and approval by an independent institutional review board before a clinical study may begin. Conforming with IDE regulations can add significant cost and/or delay to the process of obtaining FDA approval for a medical device. Submission of an application IDE does not give assurance that the FDA will approve the IDE application and, if it is approved, there can be no assurance that the FDA will determine that the data derived from these studies support the safety and efficacy of the device or warrant the continuation of clinical studies. Sponsors of clinical trials are permitted to sell investigational devices distributed in the course of the study provided such compensation does not exceed recovery of the costs of manufacture, research, development and handling. An IDE supplement must be submitted to and approved by the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects.

  As a manufacturer of medical devices, the Company is required to register with the FDA and comply with the FDA's good manufacturing practice regulations. GMP Regulations require that the Company manufacture its products and maintain its manufacturing, testing and control activities records in a prescribed manner. Further, the Company is required to comply with FDA requirements for labeling and promoting its products. The Company is subject to periodic inspections by the FDA and can be subjected to a number of regulatory actions if it is found not to be in compliance with applicable laws and regulations. If the FDA believes that a company may not be operating in compliance with applicable laws and regulations, it can record its observations on a form FDA 483; place the company under observation and reinspect the facilities; institute proceedings to issue a warning letter apprising of violative conduct; detain or seize products; mandate a recall; enjoin future violations; and assess civil and criminal penalties against the company, its officers or its employees. In addition, clearances or approvals could be withdrawn in appropriate circumstances. Failure to comply with regulatory requirements or any adverse regulatory action could have a material adverse affect on the Company. On occasion, the Company has received notifications from the FDA of alleged deficiencies in the Company's compliance with FDA requirements. The Company's Sunnyvale, California; San Diego, California; Southampton, United Kingdom; Cidra, Puerto Rico; and Des Plaines, Illinois facilities have been inspected within the past two years. Two form FDA 483s were issued. The Company responded to one such form with corrective action which the FDA accepted. In March 1996, the Company objected to the other form as unfounded. The Company has received no further communications from the FDA on such matter. The Company does not expect such inspections to give rise to any material FDA compliance issues or to otherwise have a material adverse effect on the Company.

  Manufacturers of medical devices for marketing in the United States must also comply with medical device reporting ("MDR") requirements that a firm report to FDA any incident in which its product may have caused or contributed to a death or serious injury, or in which its product malfunctioned and, if the malfunction were to recur, it would be likely to cause or contribute to a death or serious injury. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the FTC. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses.

  The Company is subject to routine inspection by the FDA and certain state agencies for compliance with GMP requirements, MDR requirements, and other applicable regulations. The FDA has recently finalized changes to the GMP regulations, including the addition of design control requirements, which will likely increase the cost of compliance with GMP requirements. There can be no assurance that the Company will not incur significant costs to comply with laws and regulations in the future or that laws and regulations will not have a material adverse effect upon the Company's business, financial condition or results of operation. The Company believes that all of its products offered for sale have received all required FDA approvals or clearance, and that it is in substantial compliance with FDA regulations, including GMP and MDR requirements.

  The Company also is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon the Company's ability to do business.

  International Regulation. The Company's products are also subject to regulation in other countries in which it sells its products. The laws and regulations of such countries range from comprehensive medical device approval procedures such as those described above to simple requests for product data or certifications. The number and scope of these laws and regulations are increasing. In particular, medical devices in the EU are subject to the EU's new medical devices directive (the "Directive").

  Under the system established by the Directive, all medical devices other than active implants and in vitro diagnostic products must qualify for CE marking by June 14, 1998. "CE marking" means the manufacturer certifies that its product bearing the CE mark satisfies all requirements essential for the product to be considered safe and fit for its intended purpose. During the transitional period (from January 1, 1995 to June 14, 1998) medical devices can be placed on the market and put into service if they comply with the requirements of the Directive or national requirements that were in force on December 31, 1994.

  In order to qualify for CE marking, the manufacturer must comply with the "Essential Requirements" of the Directive, relating to the safety and performance of the product. In order to demonstrate compliance, a manufacturer is required to undergo a conformity assessment, which includes assessment of the manufacturer's quality assurance system by self-selected certification organizations referred to as a "Notified Body." After all necessary conformity assessment tests have been completed to the satisfaction of the Notified Body and the manufacturer is convinced that it is in full compliance with the Directive, CE marking may be affixed on the products concerned. The Company has undergone such conformity assessment, with two Dutch and one British non-governmental entities chosen by the Company as its Notified Bodies. The Company has received CE marking authorization for all products it currently markets in the EU.

  Although member countries must accept for marketing medical devices bearing a CE marking without imposing further requirements related to product safety and performance, each country may require the use of its own language or labels and instructions for use. "National Competent Authorities" who are required to enforce compliance with the requirements of the Directive, can restrict, prohibit and recall CE-marked products if they are unsafe. Such a decision must be confirmed by the European Commission in order to be valid. Member countries can impose additional requirements as long as they do not violate the Directive or constitute technical barriers to trade.

  Additional approvals from foreign regulatory authorities may be required for international sale of the Company's products in non-EU countries. Failure to comply with applicable regulatory requirements can result in the loss of previously received approvals and other sanctions and could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

  As of September 28, 1996 (giving effect to the Barnes-Hind Acquisition), the Company had approximately 2,600 full-time and part-time employees, including 1,671 in the United States (including Puerto Rico), 906 in Europe, and 24 in the rest of the world. The Barnes-Hind Acquisition resulted in the addition of approximately 1,583 full-time and part-time employees, including 703 in the United States, 858 in Europe and 22 in the rest of the world. The Company has no collective bargaining agreements with any union and believes that its overall relations with employees are satisfactory.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

  The Company is subject to federal, state, local and foreign environmental laws and regulations and is subject to liabilities and compliance costs associated with the past and current handling, processing, storing and disposing of hazardous substances and wastes. The Company's operations are also subject to federal, state and local occupational health and safety laws and regulations. The Company devotes resources to maintaining environmental regulatory compliance and managing environmental risk and believes that it conducts its operations in substantial compliance with applicable environmental and occupational health and safety laws and regulations. The Company does not expect to incur material capital expenditures for environmental controls in the current or succeeding fiscal year.

  In connection with the Wesley Jessen Acquisition and the Barnes-Hind Acquisition, the respective sellers, subject to certain limitations, agreed to retain responsibility for, and indemnify the Company from and against, certain environmental matters. These matters include addressing a limited area of historical contamination at the Company's Des Plaines facility and settling any liability of Barnes-Hind at a Superfund site located in Whittier, California. Notwithstanding these contractual agreements, the Company could be pursued in the first instance by governmental authorities or third parties with respect to certain indemnified matters, subject to the Company's right to seek indemnification from the appropriate seller. Management does not currently believe that any such matter will have a material adverse effect on the business or financial condition of the Company.

REQUIRED DIVESTITURE

  In connection with the Barnes-Hind Acquisition, the Company was required to file a notice with the FTC and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. In connection with such filing, the FTC requested additional information regarding the effect of the Barnes-Hind Acquisition on competition in the opaque contact lens market (opaque lenses change the color of dark eyes). Subsequently, the Company and the FTC entered into a voluntary consent order which provides, among other things, that the Company must divest Barnes-Hind's U.S. Natural Touch Product Line by January 24, 1997 to an FTC-approved acquiror for the purpose of creating an independent competitor in the opaque contact lens market. The Company also agreed to supply the acquiror with opaque contact lenses for at least 18 months following such divestiture, to license on a royalty-free basis certain patents related to the manufacture, import, offer for sale, sale and use of opaque contact lenses in the United States and to allow an FTC-appointed trustee to monitor the divestiture. If the Company fails to divest the U.S. Natural Touch Product Line according to the terms of the consent order or if the FTC terminates the divestiture for certain reasons specified in the consent order, the FTC may direct an independent trustee to divest the U.S. Natural Touch Product Line. For a period of 10 years after the order becomes final, the Company is prohibited from acquiring more than a 5% interest in, or certain assets of, any entity engaged in the opaque contact lens business in the United States and must notify the FTC in advance of any proposed change in its corporate structure. The Company is required to file compliance reports showing that it has fully complied with the consent order and may be liable for civil penalties for each violation of the consent order. On January 24, 1997, the Company signed a definitive agreement providing for the sale of U.S. Natural Touch Product Line. Under the agreement, the Company will receive aggregate consideration equal to $7.5 million, consisting of $3.0 million in cash and a four-year $4.5 million promissory note. The promissory note accrues interest at a rate of 12% per annum, 4% of which is payable-in-kind. As part of the agreement, the Company will enter into a supply agreement pursuant to which the Company will supply the purchaser with Natural Touch lenses for sale in the United States at a profitable price. Consummation of the sale is subject to FTC approval pursuant to the terms of the consent order. The Company does not expect that the divestiture will be completed by January 24, 1997. As a result, the Company will be in violation of the consent order after such date, but does not believe that the FTC will impose any penalties or take any adverse action under the consent order in light of the Company's good faith effort to comply with such order. No assurance can be given, however, that the failure of the Company to complete the disposition by January 24, 1997 will not result in the FTC taking action against the Company pursuant to the consent order. The U.S. Natural Touch Product Line generated net sales of approximately $6.9 million in the twelve months ended March 31, 1996. The Company does not believe that the disposition of the U.S. Natural Touch Product Line will have a material impact on the Company's results of operations.

LEGAL PROCEEDINGS

  The Company is currently a party to various claims and legal actions which arise in the ordinary course of business. The Company believes such claims and legal actions, individually or in the aggregate, will not have a material adverse effect on the business, financial condition or results of operations of the Company. The Company carries insurance coverage in the types and amounts that management considers reasonably adequate to cover the risks it faces in the industry in which it competes. There can be no assurance, however, that such insurance coverage will be adequate to cover all losses which the Company may incur in future periods.

  In connection with the Barnes-Hind Acquisition, Pilkington agreed, subject to certain limitations, to retain responsibility for, and indemnify the Company from and against, certain litigation and other claims. Notwithstanding these contractual agreements, the Company could be pursued in the first instance by third parties with respect to certain indemnified matters, subject to the Company's right to seek indemnification from such seller. Management does not currently believe that any such matter will have a material adverse effect on the business or financial condition of the Company.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The following table sets forth certain information with respect to the Directors, executive officers and certain key employees of the Company.

      NAME                     AGE POSITION
      ----                     --- --------
      Stephen G. Pagliuca.....  41 Chairman of the Board
      Kevin J. Ryan...........  55 President, Chief Executive Officer and Director
      Edward J. Kelley........  48 Vice President, Finance, Chief Financial Officer
                                     and Director
      Raleigh S. Althisar,
       Jr. ...................  47 Vice President, Worldwide Manufacturing
      Lawrence L. Chapoy......  53 Vice President, Research & Development
      William M. Flynn........  38 Vice President, Pan Asia
      Joseph F. Foos..........  44 Vice President, Scientific Affairs
      George H. McCrary.......  53 Vice President, Americas
      Daniel M. Roussel.......  47 Vice President, Europe
      Thomas F. Steiner.......  50 Vice President, Marketing
      Adam W. Kirsch..........  35 Executive Vice President and Director
      John W. Maki............  36 Vice President and Director
      John J. O'Malley........  49 Director

  The Company anticipates that two or three additional Directors not otherwise affiliated with the Company or any of its stockholders will be elected by the Board of Directors following the completion of the Offering.

  STEPHEN G. PAGLIUCA has been Chairman of the Board of the Company since its incorporation. Mr. Pagliuca has been a Managing Director of Bain Capital since May 1993 and a general partner of Bain Venture Capital since 1989, where he founded Information Partners. Prior to joining Bain Venture Capital, Mr. Pagliuca was a partner at Bain & Company, where he provided strategic and operational advice for clients in the healthcare and information industries. He also worked as a senior accountant and international tax specialist for Peat Marwick Mitchell & Company in the Netherlands. Mr. Pagliuca serves as Chairman of the Board of Dade International Inc. and Physio-Control International Corporation. He also serves as a director of several other companies including Coram Healthcare Corporation, Gartner Group, Inc., Medical Specialties Group, Inc., Physician Quality Care and VIVRA.

  KEVIN J. RYAN has served as President, Chief Executive Officer and a Director of the Company since June 1995. From 1991 to 1995, Mr. Ryan was President of BioSource Genetics Corporation. From 1987 to 1990, Mr. Ryan served as President of the Barnes-Hind contact lens business; from 1983 to 1987, as President of Revlon VisionCare (a division of Revlon, Inc.); and from 1978 to 1983, as President of Barnes-Hind (then a part of Revlon VisionCare).

  EDWARD J. KELLEY has served as Vice President, Finance, Chief Financial Officer and a Director of the Company since June 1995. Prior to joining the Company, Mr. Kelley served as the President, Asia Pacific and Latin America of Barnes-Hind and its Chief Financial Officer. Prior to joining Barnes-Hind, Mr. Kelley held positions of increasing responsibility with Simon & Schuster, Revlon Health Care and Peat Marwick Mitchell & Company.

  RALEIGH S. ALTHISAR, JR. has served as Vice President, Worldwide Manufacturing of the Company since October 1996. Prior to joining the Company, Mr. Althisar served as Executive Vice President, Worldwide Manufacturing of Barnes-Hind. Prior thereto, he held positions of increasing responsibility with the Sola division of Barnes-Hind, Suntex Ophthalmics, Retail Optical Management and Milton Roy Ophthalmics.

  LAWRENCE L. CHAPOY has served as Vice President, Research & Development of the Company since 1993. Prior to joining the Company, Dr. Chapoy spent eight years with Mont Edison Chemical Company as a Project Researcher and fifteen years as a University Professor at the Polytechnic University of Denmark.

  WILLIAM M. FLYNN has served as the Vice President, Pan Asia of the Company since 1994. Prior to being named to his current position, Mr. Flynn served as International Finance Manager for two years and in the other positions in the Finance Department of Schering-Plough Corporation for two years. In addition, Mr. Flynn held a variety of finance positions with Prudential Insurance Company of America and RCA Records.

  JOSEPH F. FOOS has served as Vice President, Scientific Affairs of the Company since 1994. Mr. Foos joined Wesley Jessen in 1987 and has served as Manager, Quality for two years, Project Manager for Research and Development Pilot Manufacturing and various other positions of increasing responsibility.

  GEORGE H. MCCRARY has served as Vice President, Americas of the Company since 1996. Prior to joining the Company, Mr. McCrary worked for Aladan Corp., as Director of Sales and Marketing, and prior thereto, for Pracon Communications, a Reed Elsevier Medical Company, as Vice President, General Manager. Prior thereto, Mr. McCrary held the position of Senior Vice President of Sales, Marketing and Distribution for Foster Grant Corporation and prior to that, Vice President Sales and Marketing, Consumer Products Division for Revlon VisionCare. Before joining Revlon VisionCare, he held sales and marketing positions of increasing responsibility with the Warner Lambert Company.

  DANIEL M. ROUSSEL has served as Vice President, Europe of the Company since 1995. Previously, Mr. Roussel served for three years as General Manager Wesley Jessen, France and in marketing positions with Schering-Plough for eight years prior thereto.

  THOMAS F. STEINER has served as Vice President, Marketing of the Company since 1996. Mr. Steiner has served in various marketing-related positions since joining the Company in 1982. Prior to joining the Company, Mr. Steiner worked at Sara Lee Corporation for seven years as Group Product Manager and Project Research Manager. Mr. Steiner also worked at J. Walter Thompson Company as Associate Research Director.

  ADAM W. KIRSCH has been Executive Vice President of the Company since June 1995 and a Director of the Company since its incorporation. Mr. Kirsch has been a Managing Director of Bain Capital since May 1993 and a general partner of Bain Venture Capital since 1990. Mr. Kirsch joined Bain Venture Capital in 1985 as an associate, and prior to joining Bain Venture Capital, Mr. Kirsch was a consultant at Bain & Company, where he worked in mergers and acquisitions. He serves on the board of several companies including Duane Reade, Inc., Stage Stores, Inc., Brookstone, Inc. and Dade International Inc.

  JOHN W. MAKI has been a Director of the Company since November 1996 and a Vice President of the Company since June 1995. Mr. Maki has been a Principal at Bain Capital since 1995 and was an associate at Bain Capital from 1993 to 1995 and at Bain Venture Capital from 1988 to 1993. Prior to joining Bain Venture Capital, Mr. Maki was a consultant at Bain & Company, where he specialized in healthcare and consumer product companies. He also serves on the board of Medical Specialties Group, Inc.

  JOHN J. O'MALLEY has been a Director of the Company since November 1996. Mr. O'Malley has been an Executive Vice President of Bain Capital since 1993. From 1991 to 1993, Mr. O'Malley was President and Chief Executive Officer of Robertson Ceco, an international construction products and engineering company. From 1986 to 1991, he was Executive Vice President of HMK Group Inc., a diversified manufacturing and services company. Mr. O'Malley is also a director of Physio-Control International Corporation, GS Industries, Inc. and Medical Specialties Group, Inc.

  Directors of the Company are currently elected annually by its stockholders to serve during the ensuing year or until their respective successors are duly elected and qualified. Executive officers of the Company are duly elected by the Board of Directors to serve until their respective successors are elected and qualified. There are no family relationships between any of the Directors or executive officers of the Company.

  Prior to the completion of the Offering, the Board will be divided into three classes, as nearly equal in number as possible, with each Director serving a three-year term and one class being elected at each year's annual meeting of stockholders. The Company's By-laws provide that Directors shall be elected by a plurality vote, with no cumulative voting. Mr. Maki and one or two of the additional directors anticipated to be appointed by the

Board will be in the class of directors whose term expires at the 1998 annual meeting of the Company's stockholders. Messrs. Kirsch, Kelley and one of the additional directors anticipated to be appointed by the Board following the Offering will be in the class of directors whose term expires at the 1999 annual meeting of the Company's stockholders. Messrs. Pagliuca, Ryan and O'Malley following the Offering will be in the class of directors whose term expires at the 2000 annual meeting of the Company's stockholders. At each annual meeting of the Company's stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms and until their respective successors are elected and qualified. The Company intends to hold its first annual meeting of stockholders following the completion of the Offering in 1998.

EXECUTIVE COMPENSATION

  The following table sets forth information concerning the compensation paid or accrued for the years ended December 31, 1996 and 1995 for the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company as of the end of the last fiscal year (the "Named Executives"). The amounts shown include the combined compensation for services in all capacities that were provided to the Predecessor from January 1, 1995 through June 28, 1995, and to the Company from June 29, 1995 through December 31, 1995.

                          SUMMARY COMPENSATION TABLE

                                                                    LONG TERM
                                                                   COMPENSATION
                                    ANNUAL COMPENSATION               AWARDS
                          ---------------------------------------- ------------
                                                                    SECURITIES
NAME AND PRINCIPAL                                  OTHER ANNUAL    UNDERLYING   ALL OTHER
     POSITION             YEAR  SALARY  BONUS (A) COMPENSATION (B) OPTIONS (C)  COMPENSATION
------------------        ---- -------- --------- ---------------- ------------ ------------
Kevin J. Ryan (d).......  1996 $250,008 $550,000       $ --           126,398      $1,800(e)
President and Chief Ex-   1995  127,885  125,000         --         1,018,203         720(e)
ecutive Officer
Edward J. Kelley (f)....  1996  175,000  404,250         --            35,800         688(g)
Chief Financial Officer   1995   83,574   87,500         --           234,970         145(c)
and Vice President,
Finance
Lawrence L. Chapoy......  1996  146,100  202,494         --             5,592         841(g)
Vice President, Research  1995  143,800   10,000         --            67,136       5,870(h)
 &
 Development
Daniel M. Roussel.......  1996  133,843  168,642         --            15,621         --
Vice President, Europe    1995  127,339   24,000         --           134,271         --
Thomas F. Steiner.......  1996  120,000  166,320         --            16,103         668(g)
Vice President, Market-
 ing                      1995  120,000   18,000         --           100,699       9,404(i)

--------
(a) Reflects bonuses received by such Named Executives as a result of the Company meeting certain performance targets in such fiscal year. The Company expects to pay bonuses to Messrs. Ryan, Kelly, Chapoy, Roussel and Steiner in 1997 as a result of the Company meeting certain performance targets in fiscal 1996. To date, the amount of such bonuses have not been determined by the Board. The bonus amounts set forth in the table for 1996 are estimates based on the anticipated operating results of the Company for fiscal 1996 and, therefore, are subject to change. Bonus estimates for 1996 also include payments expected to be made under the Company's profit sharing plan in the following amounts: Mr. Ryan--$25,000; Mr. Kelley-- $36,750; Mr. Chapoy--$18,408; and Mr. Steiner--$15,120. Mr. Roussel is not eligible to participant is such plan.
(b) None of the perquisites and other benefits paid to each Named Executive in 1996 or 1995 exceeded 10% of the total annual salary and bonus received by such Named Executive during that year.
(c) Gives effect to the Stock Split.
(d) Mr. Ryan commenced employment with the Company in June 1995.
(e) Reflects premium payments made by the Company on behalf of such Named Executives for life insurance.
(f )Mr. Kelley commenced employment with the Company in June 1995.

(g) Reflects premium payments made by the Company on behalf of such Named Executives for life and long-term disability insurance as follows: Mr. Kelley--$435; Mr. Chapoy--$554; and Mr. Steiner--$403; and premium payments for long-term disability insurance as follows: Mr. Kelley--$253; Mr. Chapoy--$287; and Mr. Steiner--$265.
(h) Includes $5,329 paid by Schering-Plough under its Profit Sharing Plan prior to the Wesley Jessen Acquisition and $541 as a result of premium payments made by the Company on behalf of Mr. Chapoy for life insurance.
(i) Includes $9,003 paid by Schering-Plough under its Profit Sharing Plan prior to the Wesley Jessen Acquisition and $401 as a result of premium payments made by the Company on behalf of Mr. Steiner for life insurance.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information regarding stock options granted by the Company to the Named Executives during the Company's last fiscal year (giving effect to the Reclassification and the Stock Split).

                                                                                               POTENTIAL
                                                                                          REALIZABLE VALUE AT
                                                                                            ASSUMED ANNUAL
                           NUMBER OF     % OF TOTAL                                         RATES OF STOCK
                           SECURITIES     OPTIONS                MARKET PRICE             PRICE APPRECIATION
                           UNDERLYING    GRANTED TO  EXERCISE OR  ON DATE OF              FOR OPTION TERM (D)
                            OPTIONS     EMPLOYEES IN BASE PRICE      GRANT     EXPIRATION -------------------
          NAME           GRANTED (#)(A) FISCAL YEAR   ($/SHARE)  ($/SHARE) (B)  DATE (C)   5%($)     10%($)
          ----           -------------- ------------ ----------- ------------- ---------- -------- ----------
Kevin J. Ryan ..........    126,398         21.8%       $7.24        $7.24      10/21/06  $575,320 $1,457,665
Edward J. Kelley .......     35,800          6.2         7.24         7.24      10/21/06   162,949    412,858
Lawrence L. Chapoy......      5,592          1.0         7.24         7.24      10/21/06    25,454     64,492
Daniel M. Roussel ......     15,621          2.7         7.24         7.24      10/21/06    71,100    180,144
Thomas F. Steiner ......     16,103          2.8         7.24         7.24      10/21/06    73,296    185,708

--------
(a) Options were immediately exercisable on the date of grant.
(b) Market price was determined in good faith by the Company's Board of Directors on the date of grant.
(c) Options will expire the earlier of 30 days after the date of termination or October 21, 2006.
(d) Amounts reflect certain assumed rates of appreciation set forth in the executive compensation disclosure rules of the Securities and Exchange Commission (the "Commission"). Actual gains, if any, on stock option exercises depend on future performance of the Company's stock and overall market conditions. At an annual rate of appreciation of 5% per year for the option term, the price of the Common Stock would be approximately $11.79 per share. At an annual rate of appreciation of 10% per year for the option term, the price of the Common Stock would be approximately $18.77 per share.

FISCAL YEAR-END OPTION VALUES

  The following table sets forth information concerning options outstanding at the end of the last fiscal year held by the Named Executives (giving effect to the Reclassification and the Stock Split). There were no options exercised in the last fiscal year for securities of the Company.

                                                     NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                            SHARES                   OPTIONS AT FY-END (#)           AT FY-END ($)
                         ACQUIRED ON     VALUE     ------------------------- -----------------------------
NAME                     EXERCISE (#) REALIZED ($) UNEXERCISABLE/EXERCISABLE UNEXERCISABLE/EXERCISABLE (1)
----                     ------------ ------------ ------------------------- -----------------------------
Kevin J. Ryan...........     --           --            293,712/850,888         $4,691,841/$11,594,074
Edward J. Kelley........     --           --             58,742/212,027            938,368/2,857,134
Lawrence L. Chapoy......     --           --             17,902/54,826             285,985/757,832
Daniel M. Roussel.......     --           --             35,803/114,086            571,969/1,554,543
Thomas F. Steiner.......     --           --             26,852/89,950             428,957/1,204,311

--------
(1) Assumes a fair market value of the Common Stock at December 31, 1996 equal to $16.00 per share.

DIRECTOR COMPENSATION

  Directors of the Company currently do not receive a salary or an annual retainer for their services. The Company expects, however, that new non-employee Directors not otherwise affiliated with the Company or its stockholders will be paid an annual cash retainer of $10,000 and will be reimbursed for all reasonable expenses incurred in attending Board meetings. Such Directors will also be entitled to participate in the Company's 1997 Non-Employee Directors Stock Option Plan.

COMMITTEES OF THE BOARD OF DIRECTORS

  Prior to the Offering, the Board of Directors of the Company (the "Board of Directors" or the "Board") had no formal committees. Immediately prior to the completion of the Offering, the Board of Directors will establish two committees: (i) an Audit Committee and (ii) a Compensation Committee.

  The Audit Committee will make recommendations to the Board of Directors regarding the independent auditors to be nominated for election by the stockholders and will review the independence of such auditors, approve the scope of the annual audit activities of the independent auditors, approve the audit fee payable to the independent auditors and review such audit results. The Audit Committee is expected to be comprised of a majority of Directors not otherwise affiliated with the Company or its stockholders. Price Waterhouse LLP presently serves as the independent auditors of the Company.

  The duties of the Compensation Committee will be to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. In addition, the Compensation Committee will review the President's recommendations on (i) compensation of all officers of the Company and (ii) adopting and changing major Company compensation policies and practices, and report its recommendations to the whole Board of Directors for approval and authorization. The Compensation Committee will administer the Company's Stock Plans and is expected to be comprised of at least two non-employee Directors (as defined in Rule 16b-3 under the Exchange Act). The Board may also establish other committees to assist in the discharge of its responsibilities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to the Offering, the Company did not have a compensation committee. Instead, compensation decisions regarding the Company's executive officers were made by the Board of Directors. Messrs. Ryan and Kelley, both executive officers of the Company, serve on the Board of Directors of the Company. The compensation for both Messrs. Ryan and Kelley for the year ended December 31, 1996 was established pursuant to the terms of their respective employment agreements with the Company.

EMPLOYMENT AGREEMENTS

  On June 28, 1995, the Company and Kevin J. Ryan entered into an employment agreement (the "Employment Agreement"), pursuant to which Mr. Ryan agreed to serve as President and Chief Executive Officer of the Company for a period that will end with Mr. Ryan's resignation, death or disability, or upon termination by the Company, with or without cause. Under the Employment Agreement, Mr. Ryan will receive (i) an annual base salary equal to at least $250,000; (ii) an annual bonus based on the Company's achievement of certain targeted operating results; and (iii) certain fringe benefits. If Mr. Ryan's employment is terminated by the Company without cause (as defined therein), he will be entitled to receive his base salary and fringe benefits for 12 months following such termination in addition to his bonus for the year in which his employment was terminated, pro rated based on the number of days elapsed in the year, if he would have otherwise been entitled to receive such bonus had he not been terminated. Mr. Ryan has agreed not to compete with the Company for a period of one year following his termination of employment with the Company and not to disclose any confidential information at any time without the prior written consent of the Company.

  On June 28, 1995, Edward J. Kelley entered into an employment agreement with the Company containing substantially similar terms as those described above. Under such agreement, Mr. Kelley has agreed to serve as the Chief Financial Officer of the Company for (i) an annual base salary equal to at least $175,000; (ii) an annual bonus based on the Company's achievement of certain targeted operating results; and (iii) certain fringe benefits.

MANAGEMENT BONUS PLAN

  In May 1996, the Board of Directors adopted the Wesley Jessen Corporation Professional Incentive Plan for calendar year 1996 (the "Bonus Plan"). Under the Bonus Plan, participants will be eligible to earn an annual bonus upon the achievement of certain personalized operating achievement targets, anticipated to be based on the Company's EBITDA and cash flow. The annual bonus will be equal to a specified percentage of a participant's annual salary (the "Target Percentage"), subject to increase based on achievement beyond targeted levels. Bonuses under the Bonus Plan are not subject to any cap. The Company anticipates approximately 65 employees will be eligible to participate in the Bonus Plan for the 1996 fiscal year, including each of the Named Executives. The Company anticipates that it will adopt similar bonus programs for 1997 and thereafter.

STOCK OPTIONS

  1995 Stock Plan. In connection with the Wesley Jessen Acquisition, the Board of Directors adopted the Wesley-Jessen Holding, Inc. 1995 Stock Purchase and Option Plan (the "1995 Stock Plan"), which authorized the grant of stock options, including options that are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code ("ISOs"), and sales of Class L Common or Common Stock to current or future employees, directors, consultants or advisors of the Company or its subsidiaries. Under the 1995 Stock Plan (without giving effect to the Reclassification and Stock Split), the Board was authorized to sell any class or classes of Common Stock at any time prior to the termination of the 1995 Stock Plan in such quantity, at such price, on such terms and subject to such conditions as established by the Board up to an aggregate of 15,000 shares of Class L Common and 835,000 shares of Common Stock (including shares of Common Stock with respect to which options may be granted), subject to adjustment upon the occurrence of certain events to prevent any dilution or expansion of the rights of participants that might otherwise result from the occurrence of such events. Giving effect to the Reclassification and Stock Split, an aggregate of 485,812 shares of Common Stock were sold to members of the Company's management and options to purchase an aggregate of 2,193,052 shares of Common Stock were granted under the 1995 Stock Plan. Stock and options sold or granted under the 1995 Stock Plan are subject to various restrictions that limit the transferability of such shares and subject such shares to repurchase at a predetermined price upon the termination of a participant's employment with the Company. The 1995 Stock Plan was terminated in 1996.

  The options granted under the 1995 Stock Plan consist of: (i) options to purchase an aggregate of 469,940 shares of Common Stock that vest in equal installments over a four-year period beginning on June 28, 1996 and options to purchase an aggregate of 313,293 shares of Common Stock that vest in equal installments over a five-year period beginning on April 5, 1996 (collectively, the "Time Vesting Options"), all of which have an exercise price of approximately $0.03 per share; (ii) options to purchase an aggregate of 704,909 shares of Common Stock that were immediately exercisable on the date of grant at an exercise price of approximately $1.18 per share; and (iii) options to purchase an aggregate of 704,909 shares of Common Stock that were immediately exercisable on the date of grant at an exercise price of approximately $2.34 per share. The Time Vesting Options become immediately exercisable in the event the Company is sold or if at any time after the Company completes an initial public offering, Bain Capital and its related investors cease to own at least 20% of the outstanding Common Stock.

  1996 Stock Plan. On October 22, 1996, the Board of Directors and the stockholders of the Company adopted the Wesley-Jessen Holding, Inc. 1996 Stock Option Plan (the "1996 Stock Plan"). The 1996 Stock Plan authorizes the grant of stock options, including ISOs, to current and future employees, Directors, consultants and advisors of the Company or its subsidiaries. The 1996 Stock Plan authorizes the granting of stock options up to an aggregate of 424,518 shares of Common Stock, subject to adjustment upon the occurrence of certain events. The Company has granted options for all of the shares authorized by the 1996 Stock Plan. Options to purchase an aggregate of 267,872 shares of Common Stock were immediately exercisable on the date of grant at an exercise price of approximately $7.24 per share and options to purchase an aggregate of 156,647 shares of Common Stock vest in equal installments over a five-year period beginning on October 22, 1997, at an exercise price of approximately $7.24 per share. No additional options are currently available to be granted under the 1996 Stock Plan.

  1997 Stock Incentive Plan. Prior to consummation of the Offering, the Board and stockholders of the Company will approve the Wesley Jessen VisionCare, Inc. 1997 Key Employees Stock Incentive Plan (the "1997 Stock Plan"). The 1997 Stock Plan will be administered by a Compensation Committee (the "Committee") composed of at least two Non-Employee Directors (as that term is defined in Rule 16b-3 under the Exchange Act), who will be appointed by the Board. Certain employees, advisors and consultants of the Company will be eligible to participate in the 1997 Stock Plan (a "Participant"). The Committee will be authorized under the 1997 Stock Plan to select the Participants and determine the terms and conditions of the awards under the 1997 Stock Plan. The 1997 Stock Plan will provide for the issuance of the following types of incentive awards: stock options, stock appreciation rights, restricted stock, performance grants and other types of awards that the Compensation Committee deems consistent with the purposes of the 1997 Stock Plan. An aggregate of 800,000 shares of Common Stock of the Company have been reserved for issuance under the 1997 Stock Plan, subject to certain adjustments reflecting changes in the Company's capitalization. The 1997 Stock Plan will provide that Participants will be limited to receiving awards relating to no more than 50,000 shares of Common Stock per year.

  Options granted under the 1997 Stock Plan may be either incentive stock options ("ISOs") or such other forms of non-qualified stock options ("NQOs") as the Committee may determine. ISOs are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price of (i) an ISO granted to an individual who owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company (a "10% Owner") will be at least 110% of the fair market value of a share of common stock on the date of grant and (ii) an ISO granted to an individual other than a 10% Owner and an NQO will be at least 100% of the fair market value of a share of Common Stock on the date of grant.

  Options granted under the 1997 Stock Plan may be subject to time vesting and certain other restrictions at the sole discretion of the Committee. Subject to certain exceptions, the right to exercise an option generally will terminate at the earlier of (i) the first date on which the initial grantee of such option is not employed by the Company for any reason other than termination without cause, death or permanent disability or (ii) the expiration date of the option. If the holder of an option dies or suffers a permanent disability while still employed by the Company, the right to exercise all unexpired installments of such option shall be accelerated and shall vest as of the latest of the date of such death, the date of such permanent disability and the date of the discovery of such permanent disability, and such option shall be exercisable, subject to certain exceptions, for 180 days after such date. If the holder of an option is terminated without cause, to the extent the option has vested, such option will be exercisable for 30 days after such date.

  All outstanding awards under the 1997 Stock Plan will terminate immediately prior to consummation of a liquidation or dissolution of the Company, unless otherwise provided by the Board. In the event of the sale of all or substantially all of the assets of the Company or the merger of the Company with another corporation, all restrictions on any outstanding awards will terminate and Participants will be entitled to the full benefit of their awards immediately prior to the closing date of such sale or merger, unless otherwise provided by the Board.

  The Board generally will have the power and authority to amend the 1997 Stock Plan at any time without approval of the Company's stockholders, subject to applicable federal securities and tax laws limitations (including regulations of the Nasdaq National Market).

EMPLOYEE STOCK PURCHASE PLAN

  The Wesley Jessen VisionCare, Inc. Employee Stock Discount Purchase Plan (the "Employee Stock Purchase Plan") will be approved by the Board and stockholders prior to the consummation of the Offering. The Employee Stock Purchase Plan will be established to give employees desiring to do so a convenient means of purchasing shares of Common Stock through payroll deductions. The Employee Stock Purchase Plan will provide an incentive to participate by permitting purchases at a discounted price. The Company believes that ownership of stock by employees will foster greater employee interest in the success, growth and development of the Company.

  Subject to certain restrictions, each employee of the Company who is a U.S. resident or a U.S. citizen temporarily on location at a facility outside of the United States will be eligible to participate in the Employee Stock Purchase Plan if he or she has been employed by the Company for more than six months. Participation will be discretionary with each eligible employee. The Company will reserve 500,000 shares of Common Stock for issuance in connection with the Employee Stock Purchase Plan. Each eligible employee will be entitled to purchase a maximum of 500 shares per year. Elections to participate and purchases of stock will be made on a quarterly basis. Each participating employee contributes to the Employee Stock Purchase Plan by choosing a payroll deduction in any specified amount, with a minimum deduction of $25.00 per payroll period. A participating employee may increase or decrease the amount of such employee's payroll deduction, including a change to a zero deduction as of the beginning of any calendar quarter. Elected contributions will be credited to participants' accounts at the end of each calendar quarter. In addition, employees may make lump sum contributions at the end of the year to enable them to purchase the maximum number of shares available for purchase during the plan year.

  Each participating employee's contributions will be used to purchase shares for the employee's share account within 15 days after the last day of each calendar quarter. The cost per share will be 85% of the lower of the closing price of the Company's Common Stock on the Nasdaq National Market on the first or the last day of the calendar quarter. The number of shares purchased on each employee's behalf and deposited in his/her share account will be based on the amount accumulated in such participant's cash account and the purchase price for shares with respect to any calendar quarter. Shares purchased under the Employee Stock Purchase Plan carry full rights to receive dividends declared from time to time. Under the Employee Stock Purchase Plan, any dividends attributable to shares in the employee's share account will be automatically used to purchase additional shares for such employee's share account. Share distributions and share splits will be credited to the participating employee's share account as of the record date and effective date, respectively. A participating employee will have full ownership of all shares in such employee's share account and may withdraw them for sale or otherwise by written request to the Committee following the close of each calendar quarter. Subject to applicable federal securities and tax laws, the Board of Directors will have the right to amend or to terminate the Employee Stock Purchase Plan. Amendments to the Employee Stock Purchase Plan will not affect a participating employee's right to the benefit of the contributions made by such employee prior to the date of any such amendment. In the event the Employee Stock Purchase Plan is terminated, the Committee will be required to distribute all shares held in each participating employee's share account plus an amount of cash equal to the balance in each participating employee's cash account.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

  The 1997 Non-Employee Director Stock Option Plan (the "Director Option Plan") will be adopted and approved by the Board and stockholders prior to the consummation of the Offering. The Director Option Plan will be established to encourage stock ownership by certain Directors of the Company and to provide those individuals with an additional incentive to manage the Company in the shareholders' best interests and to provide a form of compensation that will attract and retain highly qualified individuals as members of the Board. The Director Option Plan will provide for the granting of options to non-employee Directors, as defined, covering an aggregate of 250,000 shares of Common Stock of the Company, subject to certain adjustments reflecting changes in the Company's capitalization.

  The Committee or the full Board will be authorized under the Director Option Plan to make discretionary grants of options and determine the terms and conditions of such options. In addition, the Director Option Plan will provide for an initial one-time grant of options to purchase 10,000 shares of Common Stock to each non-employee Director serving as a member of the Board upon the effectiveness of the Director Option Plan or to any new non-employee Director upon being elected to the Board. The Director Option Plan will also provide that each non-employee Director shall automatically be granted options to purchase 2,000 shares of Common Stock upon each anniversary of such Director's election to the Board (which will be granted at the Company's next annual meeting of stockholders following such anniversary). The Director Option Plan requires that the exercise price for each option granted under the plan must equal 100% of the fair market value of the Company's Common Stock on the date the option is granted. The initial one-time grants will be immediately exercisable and the annual grants will vest in three equal installments commencing on the first anniversary of the grant date. Nothing contained in the Director Option Plan or any agreement to be executed pursuant to the Director Option Plan will obligate the Company, its Board or its stockholders to retain an optionee as a Director of the Company.

WESLEY JESSEN RETIREMENT PLAN

  Substantially all full-time United States and Puerto Rico employees of the Company participate in the Wesley Jessen Cash Balance Pension Plan (the "Retirement Plan"), a defined benefit plan intended to qualify under Section 401(a) of the Code. The Retirement Plan became effective on January 1, 1996. The Retirement Plan is a cash balance plan whereby each participant's benefits are determined based on annual pay credits and interest credits made to each participant's account. In general, a participant becomes vested under the Retirement Plan upon completion of five years of service.

  Annual pay credits range from 3.0% to 6.0% of compensation, depending on a participant's length of service with the Company. Compensation refers to pension eligible earnings of a participant under the Retirement Plan (up to $150,000 for 1995, as limited by the Code), including base pay, overtime, and pre-tax deferrals, but excluding bonuses, stipends, special items such as allowances for living expenses and employer contributions to benefit plans.

  Interest credits are based on a participant's account balance on the last day of each calendar month and the plan's interest credit rate. This interest credit rate is determined for each calendar quarter and equals the value as of the immediately preceding calendar quarter of the average yield on 30-day Treasury bills for the week in which each day falls, subject to a 4.0% minimum and 12.0% maximum rate.

  No pay or interest credits are granted under the Retirement Plan for periods of employment prior to June 29, 1995. However, service is calculated from date of hire for the purpose of determining the level of pay credit for the plan year. The normal retirement age under the plan is age 65. Benefits are computed on a straight line basis. The Company contributes actuarially determined amounts to fund benefits under the Retirement Plan within regulatory minimum requirements and maximum tax deductible limits.

  The aggregate estimated annual benefits payable from the Retirement Plan to Messrs. Ryan, Kelley, Chapoy, and Steiner upon normal retirement age is $6,070, $15,590, $11,964, and $29,109, respectively. Mr. Roussel is not eligible to participate in the Retirement Plan. As of December 31, 1996, Messrs. Ryan, Kelley, Chapoy, and Steiner had approximately 1, 1, 3, and 13 years of credited service, respectively, under the Retirement Plan.

                            PRINCIPAL STOCKHOLDERS

  The table below sets forth certain information regarding the equity ownership of the Company (a) as of December 31, 1996 and (b) immediately following the Offering and giving effect to the Reclassification and Stock Split (at an assumed public offering price of $20.00 per share and closing date of the Offering of February 1, 1997), by: (i) each person or entity who beneficially owns five percent or more of the Common Stock; (ii) each Director and the Named Executives; and (iii) all Directors and executive officers of the Company as a group. Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it or him as set forth opposite its or his name. Beneficial ownership of the Common Stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. The actual number of shares of Common Stock to be issued to each existing stockholder in the Reclassification and the Stock Split is subject to change based upon changes in the initial public offering price and the closing date of this Offering. See "The Reclassification."

                                                                    COMMON STOCK
                                                 COMMON STOCK OWNED OWNED AFTER
                                                    PRIOR TO THE        THE
                                                      OFFERING      OFFERING(1)
                                                 ------------------ ------------
                                                 NUMBER OF
NAME AND ADDRESS                                   SHARES   PERCENT   PERCENT
----------------                                 ---------- ------- ------------
PRINCIPAL STOCKHOLDERS:
Bain Capital Funds (2).........................  12,870,590  90.9%      77.3%
c/o Bain Capital, Inc.
Two Copley Place
Boston, Massachusetts 02116
BT Investment Partners, Inc. (3) ..............     691,068   4.9        4.2
One Bankers Trust Plaza
130 Liberty Street
New York, New York 10006
DIRECTORS AND EXECUTIVE OFFICERS:
Stephen G. Pagliuca (4)(5) ....................  12,870,590  90.9       77.3
Kevin J. Ryan (6)(7) ..........................   1,085,831   7.2        6.2
Edward J. Kelley (8) ..........................     290,343   2.0        1.7
Lawrence L. Chapoy (9) ........................      66,015    *           *
Daniel M. Roussel (10).........................     136,458   1.0          *
Thomas F. Steiner (11) ........................     106,733    *           *
Adam W. Kirsch (4)(5)..........................  12,870,590  90.9       77.3
John W. Maki (4)(5) ...........................   1,771,996  12.5       10.6
John J. O'Malley (4)(5) .......................   1,771,996  12.5       10.6
All Directors and executive officers as a group
 (13 persons) (12) ............................  14,723,388  94.2       81.2

--------
*Represents less than one percent.
 (1) Assumes no exercise of the Underwriters' over-allotment option and does not give effect to any purchases, if any, by such persons named in the table in the Offering.
 (2) Includes 5,175,606 shares of Common Stock held by Bain Capital Fund IV, L.P. ("Fund IV"); 5,922,988 shares of Common Stock held by Bain Capital Fund IV-B, L.P. ("Fund IV-B"); 823,024 shares of Common Stock held by BCIP Associates ("BCIP"); and 948,972 shares of Common Stock held by BCIP Trust Associates, L.P. ("BCIP Trust" and collectively with Fund IV, Fund IV-B and BCIP, the "Bain Capital Funds").
 (3) BT Investment Partners, Inc. ("BTIP") owns 5.4% of the Common Stock prior to the Offering (without giving effect to the Reclassification). The shares of Common Stock owned by BTIP currently represent approximately 4.9% of the outstanding shares of Common Stock and Class L Common (without giving effect to the Reclassification). BTIP also is a limited partner in Fund IV-B.

 (4) The address of such person is c/o Bain Capital, Inc., Two Copley Place, Boston, Massachusetts 02116.
 (5) Messrs. Pagliuca, Kirsch, Maki and O'Malley are each Directors of the Company. Messrs. Pagliuca and Kirsch are each Managing Directors of Bain Capital Investors, Inc. ("BCII") and limited partners of Bain Capital Partners IV, L.P., the sole general partner of Fund IV and Fund IV-B. BCII is the sole general partner of Bain Capital Partners IV, L.P. Accordingly, Messrs. Pagliuca and Kirsch may be deemed to beneficially own shares owned by Fund IV and Fund IV-B. Messrs. Pagliuca, Kirsch, Maki and O'Malley are each general partners of BCIP and BCIP Trust and, accordingly, may be deemed to beneficially own shares owned by such funds. Each such person disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest.
 (6) The address of such person is c/o the Company, 333 East Howard Avenue, Des Plaines, Illinois 60018-5903.
 (7) Includes 850,888 shares of Common Stock that can be acquired through currently exercisable options. Certain of Mr. Ryan's shares are held by an individual retirement account for his sole benefit.
 (8) Includes 212,027 shares of Common Stock that can be acquired through currently exercisable options. Certain of Mr. Kelley's shares are held by an individual retirement account for his sole benefit.
 (9) Includes 54,826 shares of Common Stock that can be acquired through currently exercisable options.
(10) Includes 114,086 shares of Common Stock that can be acquired through currently exercisable options.
(11) Includes 89,950 shares of Common Stock that can be acquired through currently exercisable options.
(12) Includes an aggregate of 1,462,346 shares of Common Stock that can be acquired through currently exercisable options held by the executive officers of the Company. Excluding the shares owned by the Bain Capital Funds that are attributed to Messrs. Pagliuca, Kirsch, Maki and O'Malley, the Directors and executive officers of the Company as a group would own 1,852,798 shares of Common Stock, representing approximately 11.9% of the outstanding Common Stock prior to the Offering.

                             CERTAIN TRANSACTIONS

ADVISORY AGREEMENT

  On June 28, 1995, the Company entered into an Advisory Agreement with Bain Capital pursuant to which Bain Capital agreed to provide management consulting, advisory services and support, negotiation and analysis of financial alternatives, acquisitions and dispositions and other services agreed upon by the Company and Bain Capital. Messrs. Pagliuca, Kirsch, Maki and O'Malley are all Directors of the Company. Messrs. Pagliuca and Kirsch are each Managing Directors of Bain Capital, Mr. Maki is a Principal of Bain Capital and Mr. O'Malley is an Executive Vice President of Bain Capital. Pursuant to the Advisory Agreement, the Company agreed to pay Bain Capital:
(i) a financial advisory fee of $600,000, plus out-of-pocket expenses of $52,000, at the closing of the Wesley Jessen Acquisition; (ii) an annual fee of $1.0 million, plus reasonable out-of-pocket expenses, for ongoing management, consulting and financial services; and (iii) a transaction fee equal to 1.0% of the amount of any future financing (whether debt or equity) incurred by the Company or any subsidiary of the Company in connection with any future acquisition. From June 29, 1995 to October 2, 1996, the Company paid Bain Capital $1.25 million in financial advisory fees under such agreement. At the time of the Barnes-Hind Acquisition, the Company and Bain Capital entered into an Amended and Restated Advisory Agreement (the "Advisory Agreement"), pursuant to which Bain Capital will provide similar services to the Company and its subsidiaries. In exchange for such services, Bain will receive: (i) a quarterly management fee of not more than $500,000, plus reasonable out-of-pocket expenses; and (ii) a transaction fee in connection with the consummation of each acquisition, divestiture or financing by the Company or its subsidiaries in an amount equal to 1.0% of the aggregate value of such transaction. In addition, the Company paid Bain Capital a fee of approximately $3.0 million, plus its out-of-pocket expenses, in connection with the structuring of the Bank Credit Agreement used to finance the Barnes-Hind Acquisition. The Advisory Agreement has an initial term ending on January 31, 2004, subject to automatic one-year extensions unless the Company or Bain Capital provides written notice of its desire not to extend such term. Immediately prior to the consummation of the Offering, the Company and Bain Capital will terminate the Advisory Agreement and Bain Capital will receive a final payment thereunder of approximately $10.0 million in consideration of services rendered to such date and such termination. The Company believes that the fees paid for the professional services rendered are at least as favorable to the Company as those which could be negotiated with a third party.

  Prior to the completion of the Offering, the Company expects to enter into a new advisory agreement with Bain Capital pursuant to which Bain Capital will agree to provide advisory services in connection with any potential acquisitions, dispositions or other financing transactions (whether debt or equity) of the Company or any of its subsidiaries in exchange for a transaction fee equal to 1.0% of the aggregate value of each acquisition, divesture or financing completed by the Company or any of its subsidiaries during the term of the agreement. Pursuant to the new agreement, Bain Capital will provide advisory services and personnel support to the Company relating to the identification, structuring, negotiating and financial analysis of potential acquisitions, dispositions or other financing transactions. The new advisory agreement will have an initial term ending January 31, 2002 or at such time as Bain Capital or its affiliates cease to own at least 5.0% of the outstanding Common Stock. The Company believes that the terms of such agreement are at least as favorable to the Company as those which could be negotiated with a third party.

STOCKHOLDERS AGREEMENT

  On October 22, 1996, the Company, the Bain Capital Funds (and their related investors) and BTIP entered into a stockholders agreement (the "Stockholders Agreement"). The Stockholders Agreement (i) provides that BTIP may not sell, transfer or otherwise dispose of any shares of its Common Stock without the prior written approval of holders representing a majority of the shares currently held by the Bain Capital Funds and its related investors (collectively, the "Bain Group"); (ii) grants BTIP certain participation rights in connection with certain transfers made by the Bain Group; and (iii) requires BTIP to consent to a sale of the Company to an independent third party if such sale is approved by holders representing a majority of the shares held by the Bain Group. In addition, the Company agreed not to issue any shares of its capital stock at a price per share below fair market value (as determined in good faith by the Board) other than: (i) to employees, directors or consultants of the Company or its subsidiaries (excluding Bain Capital, its employees and its affiliates); (ii) as consideration (in whole or in part) for an acquisition; (iii) to each of the Company's then existing stockholders, on a pro rata basis; or (iv) upon the exercise or conversion of any then outstanding securities or issued thereafter in accordance with the foregoing provisions. All of the foregoing provisions of the Stockholders Agreement will terminate upon the consummation of the Offering.

SALES OF COMMON STOCK TO NAMED EXECUTIVES

  Effective as of June 28, 1995 and pursuant to the 1995 Stock Plan, the Company sold shares of its capital stock to certain executive officers of the Company. Kevin J. Ryan, President and Chief Executive Officer, purchased 7,500 shares of Class L Common and 67,500 shares of Common Stock for an aggregate amount equal to $135,944.05 (in each case without giving effect to the Recapitalization or Stock Split). All sales to other executive officers of the Company involved amounts less than $60,000.

UNREALIZED BENEFITS OF THE OFFERING TO NAMED EXECUTIVES

  Set forth below for the Named Executives are (i) the number of shares of Common Stock purchased from the Company and the aggregate purchase price paid for such shares; (ii) the number of shares subject to options that have been granted to such persons and the aggregate exercise price thereof; (iii) the sum of the aggregate purchase price for the purchased shares and the aggregate exercise price of the options; and (iv) the aggregate value of the shares and the shares subject to the options (based on the mid-point of the range set forth on the cover page of this Prospectus):

                           SHARES OWNED PRIOR     OPTIONS TO PURCHASE
                            TO THE OFFERING              SHARES
                         ---------------------- ------------------------            AGGREGATE VALUE OF
                                   AGGREGATE                AGGREGATE    AGGREGATE  SHARES AND OPTIONS
NAME                     NUMBER  PURCHASE PRICE  NUMBER   PURCHASE PRICE    COST    AFTER THE OFFERING
----                     ------- -------------- --------- -------------- ---------- ------------------
Kevin J. Ryan........... 234,943    $102,920    1,144,601   $2,027,695   $2,130,615    $27,590,866
Edward J. Kelley........  78,316      34,313      270,770      536,815      571,128      6,981,709
Lawrence L. Chapoy......  11,188       4,907       72,728      119,829      124,736      1,678,322
Daniel M. Roussel.......  22,372       9,796      149,885      271,759      281,555      3,445,285
Thomas F. Steiner.......  16,783       7,351      116,802      235,563      242,914      2,671,706

INDEMNIFICATION AGREEMENTS

  Prior to the completion of the Offering, the Company expects to enter into agreements to provide indemnification for its Directors and executive officers in addition to the indemnification provided for in the Company's Restated Certificate and By-laws of the Company.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

BANK CREDIT AGREEMENT

  On October 2, 1996, the Company's principal operating subsidiary, Wesley Jessen Corporation ("WJC"), entered into a Bank Credit Agreement with Bankers Trust Company, as agent (the "Agent"), providing for Term Loans of $95.0 million in the form of a multi-tranche facility and a revolving credit facility of $45.0 million. The Company used borrowings under the Bank Credit Agreement to provide funding necessary to consummate the Barnes-Hind Acquisition, with the revolving credit facility being used for working capital needs. The Company intends to use approximately $30.0 million of the net proceeds of the Offering to repay indebtedness under the Bank Credit Agreement.

  The maturity and interest rates of the Term Loans under the Bank Credit Agreement vary by tranche. See Note 9 to Notes to Consolidated Financial Statements. The overall effective interest rate for borrowings under the Term Loans at October 2, 1996 was 8.48%. The revolving credit facility is a 5.5 year facility bearing interest at a floating rate based, at the Company's option, on either the Eurodollar Rate (as defined therein) plus 275 basis points or the Bank Base Rate (as defined therein) plus 175 basis points. The revolving credit facility includes a letter of credit sublimit of $17 million. The Company is required to pay the lenders under the Bank Credit Agreement in the aggregate a commitment fee equal to 0.5% per annum, payable on a quarterly basis, on the daily average unused portion of this facility.

  Indebtedness under the Bank Credit Agreement is guaranteed by the Company and all current and future domestic subsidiaries of the Company, except for WJC, and is secured by (i) a perfected security interest in substantially all the assets and property of the Company and its domestic subsidiaries, and (ii) a first priority perfected pledge of all capital stock of each direct and indirect domestic subsidiary of the holding company.

  The Bank Credit Agreement requires the Company to meet certain financial tests, including minimum levels of consolidated EBITDA (as defined therein), minimum interest coverage and maximum leverage ratio. The Bank Credit Agreement also contains covenants which, among other things, limit the incurrence of additional indebtedness, dividends, capital expenditures, transactions with affiliates, asset sales, acquisitions, mergers, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements.

  The Bank Credit Agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, ERISA defaults, judgment defaults, failure of any guaranty or security agreement supporting the Bank Credit Agreement to be in full force and effect and change of control of the Company.

NEW BANK CREDIT AGREEMENT

  Contemporaneously with the Offering, the Company intends to (i) refinance and retire all remaining indebtedness under the Bank Credit Agreement with a portion of the proceeds of the Offering and (ii) enter into the New Bank Credit Agreement. The New Bank Credit Agreement will consist of a term loan facility of $65.0 million and a revolving credit facility of $35.0 million (with a letter of credit sublimit to be agreed upon). Loans will be made under the New Bank Credit Agreement directly to WJC, and will be guaranteed by the Company and each of its domestic subsidiaries (other than WJC). The loans under the New Bank Credit Agreement will be secured to the same extent as the loans under the Bank Credit Agreement.

  Loans made under the New Bank Credit Agreement will bear interest at a rate per annum equal to, at the Company's option, (i) the Base Rate plus the Applicable Margin or (ii) the Eurodollar Rate plus the Applicable Margin (as each term is defined in the New Bank Credit Agreement). The Applicable Margin for the Base Rate loans will vary from 0% to 0.75% and the Applicable Margin for Eurodollar loans will vary from 0.75% to 1.75%. The Applicable Margin for a particular borrowing will be based on the Company's Leverage Ratio (as defined in the New Bank Credit Agreement) and the type of loan.

  The term loans under the New Bank Credit Agreement are expected to be subject to quarterly amortization payments over the life of the New Bank Credit Agreement with final maturity in 2002. In addition, the New Bank Credit Agreement will provide for mandatory repayments of the term loans, subject to certain exceptions, with a portion of the (i) net proceeds from a sale of assets by the Company; (ii) net proceeds from an issuance of debt by the Company; (iii) net proceeds from an issuance of equity of the Company; and
(iv) certain excess cash flow. Once the term loans have been repaid under the New Bank Credit Agreement, the term loans will not be permitted to be reborrowed.

  The revolving loans under the New Bank Credit Agreement will mature in 2002. The revolving loans will be able to be repaid and reborrowed. Availability under the New Bank Credit Agreement will be subject to an unused commitment fee which will be a percentage of the unutilized revolving loan commitment. This percentage will vary from 0.3% to 0.5% based on the Company's Leverage Ratio. The New Bank Credit Agreement will contain restrictive covenants, financial tests and events of default similar to those in the Bank Credit Agreement.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

  At the time of the Offering, the total amount of authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Serial Preferred Stock"). Upon completion of the Offering, 16,661,116 shares of Common Stock will be issued and outstanding and no shares of Serial Preferred Stock will be issued and outstanding. As of December 31, 1996 and without giving effect to the Reclassification and Stock Split, there were 4,090,582 shares of Common Stock and 321,067 shares of Class L Common outstanding and were held by 24 and 23 holders of record, respectively. All of the outstanding shares of Class L Common will be converted into shares of Common Stock prior to the completion of the Offering. See "The Reclassification." The discussion herein describes the Company's capital stock, the Restated Certificate and By-laws as anticipated to be in effect upon consummation of the Offering. The following summary of certain provisions of the Company's capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Restated Certificate and the By-laws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

  The Restated Certificate and By-laws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors.

COMMON STOCK

  The issued and outstanding shares of Common Stock are, and the shares of Common Stock being offered by the Company will be upon payment therefor, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any Serial Preferred Stock, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time determine. See "Dividend Policy." The shares of Common Stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Serial Preferred Stock then outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting.

  The Common Stock has been approved for inclusion on the Nasdaq National Market under the symbol "WJCO," subject to official notice of issuance.

SERIAL PREFERRED STOCK

  The Company's Board of Directors may, without further action by the Company's stockholders, from time to time, direct the issuance of shares of Serial Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of Serial Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Holders of shares of Serial Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of Common Stock. Under certain circumstances, the issuance of shares of Serial Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of Directors then in office, the Board of Directors of the Company, without stockholder approval, may issue shares of Serial Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of Common Stock. Upon consummation of the Offering, there will be no shares of Serial Preferred Stock outstanding, and the Company has no present intention to issue any shares of Serial Preferred Stock.

CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

  The Restated Certificate provides for the Board to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the Board will be elected each year. See "Management." Under the Delaware General Corporation Law, directors serving on a classified board can only be removed for cause. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company and could increase the likelihood that incumbent directors will retain their positions.

  The Restated Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Restated Certificate and the By-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors or by the Chief Executive Officer of the Company. Stockholders will not be permitted to call a special meeting or to require the Board to call a special meeting.

  The By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders of the Company, including proposed nominations of persons for election to the Board.

  Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the By-laws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the By-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

  The Restated Certificate and By-laws provide that the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal certain of their provisions. This requirement of a super-majority vote to approve amendments to the Restated Certificate and By-laws could enable a minority of the Company's stockholders to exercise veto power over any such amendments.

CERTAIN PROVISIONS OF DELAWARE LAW

  Following the consummation of the Offering, the Company will be subject to the "Business Combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction which the person became an "interested stockholder," unless (i) the transaction is approved by the Board of Directors prior to the date the "interested stockholder" obtained such status; (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder," owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by
(a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a Person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The Restated Certificate limits the liability of Directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Restated Certificate will provide that the Company shall indemnify Directors and officers of the Company to the fullest extent permitted by such law. The Company anticipates entering into indemnification agreements with its current Directors and executive officers prior to the completion of the Offering and any new Directors or executive officers following such time. In addition, the Company anticipates that prior to the Offering it will obtain directors' and officers' insurance.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offering, there has been no market for the Common Stock of the Company. The Company can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the Common Stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices. See "Risk Factors--Shares Eligible for Future Sale."

  Upon completion of the Offering, the Company expects to have 16,661,116 shares of Common Stock outstanding. In addition, 2,617,570 shares of Common Stock will be issuable upon the exercise of outstanding stock options. Of the shares outstanding after the Offering, the 2,500,000 shares of Common Stock (2,860,000 shares if the Underwriters' over-allotment is exercised in full) sold in the Offering will be freely tradeable without restriction under the Securities Act, except for any such shares which may be acquired by an "affiliate" of the Company (an "Affiliate"), as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"), which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. An aggregate of 14,161,116 shares of Common Stock held by existing stockholders of the Company upon completion of the Offering will be "restricted securities" (as that phrase is defined in Rule 144) and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including among others, the exemptions provided by Rule 144 and Rule 701 under the Securities Act.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, if a period of at least two years has elapsed since the later of the date the "restricted securities" were acquired from the Company or the date they were acquired from an Affiliate, then the holder of such restricted securities (including an Affiliate) is entitled to sell in the public market a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the Common Stock (approximately 166,611 shares immediately after the Offering) or the average weekly reported volume of trading of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale. The holder may only sell such shares through "brokers' transactions" or in transactions directly with a "market maker" (as such terms are defined in Rule 144). Sales under Rule 144 are also subject to certain requirements regarding providing notice of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the two-year holding period. Under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company or the date they were acquired from an Affiliate, as applicable, a holder of such restricted securities who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares in the public market without regard to the volume limitations and other restrictions described above. The Commission is currently considering reducing the two- and three-year holding periods under Rule 144 described above to one and two years, respectively. Beginning June 28, 1997, approximately 13,000,162 shares of Common Stock will be eligible for sale in the public market pursuant to Rule 144, subject to the volume limitations and other restrictions described above.

  Rule 701 provides that "restricted securities" issued by the Company in transactions meeting the conditions set forth in Rule 701 are eligible to be resold in the public market 90 days after the Company becomes subject to the reporting requirements of the Exchange Act. In making such sales, Affiliates must comply with the current public information, volume limitation, manner of sale and notice provisions of Rule 144 and nonaffiliates must comply with the manner of sale provision of Rule 144. In general, Rule 701 requires that offers and sales of an issuer's securities be: (i) made pursuant to a written compensatory benefit plan or a written contract relating to the compensation of such issuer's employees, officers, directors or consultants (a copy of which must be delivered to such person) and (ii) limited in value to a certain aggregate amount during any 12-month period. Beginning 90 days from the date of this Prospectus, the Company believes that 469,885 shares of Common Stock and 2,617,570 shares issuable upon the exercise of outstanding options held by employees of the Company will be eligible to be sold in the public market pursuant to Rule 701.

  Notwithstanding the foregoing, the Company and its executive officers, Directors and certain existing stockholders (who collectively own 14,038,490 shares of Common Stock), have agreed not to offer, sell, contract to sell or otherwise dispose of any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch, except, in the case of the Company, for the shares of Common Stock to be issued in connection with the Offering or pursuant to employee benefit plans existing on the date of this Prospectus and in the case of the executive officers, Directors and existing stockholders, for the shares of Common Stock sold in connection with the Offering (if any), sales or dispositions to the Company, certain permitted transfers to related parties that agree to be bound by the foregoing restrictions and certain permitted sales of shares acquired in the open market following the completion of the Offering.

REGISTRATION AGREEMENT

  The Company, the Bain Capital Funds (and their related investors) and BTIP have entered into a registration agreement (the "Registration Agreement"). Under the Registration Agreement, the holders of a majority of the registerable securities owned by the Bain Capital Funds and related investors have the right at any time, subject to certain conditions, to require the Company to register any or all of their shares of Common Stock under the Securities Act on Form S-1 (a "Long-Form Registration") or on Form S-2 or Form S-3 (a "Short-Form Registration") each on an unlimited number of occasions at the Company's expense. The Company is not required, however, to effect any such Long-Form Registration or Short-Form Registration within six months after the effective date of a prior demand registration and may postpone the filing of such registration for up to six months if the holders of a majority of the registerable securities agree that such a registration would reasonably be expected to have an adverse effect on any proposal or plan by the Company or any of its subsidiaries to engage in an acquisition, merger or similar transaction. In addition, all holders of registerable securities are entitled to request the inclusion of any shares of Common Stock subject to the Registration Agreement in any registration statement at the Company's expense whenever the Company proposes to register any of its securities under the Securities Act, subject to certain conditions. In connection with all such registrations, the Company has agreed to indemnify all holders of registerable securities against certain liabilities, including liabilities under the Securities Act. Beginning 180 days after the date of the Prospectus, the holders of an aggregate of 13,691,230 shares of Common Stock will have demand registration rights pursuant to the Registration Agreement.

                                 UNDERWRITING

  Subject to the terms and conditions contained in the Purchase Agreement (the "Purchase Agreement"), the Company has agreed to sell to the Underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Alex. Brown & Sons Incorporated, Bear, Stearns & Co. Inc., BT Securities Corporation ("BT Securities") and Salomon Brothers Inc are acting as representatives (the "Representatives"), and each of the Underwriters has severally agreed to purchase the number of shares set forth opposite its name below. In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the shares of Common Stock offered hereby if any are purchased. In the event of default by an Underwriter, the Purchase Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Purchase Agreement may be terminated.


                                                                      NUMBER OF
               UNDERWRITER                                             SHARES
               -----------                                            ---------
      Merrill Lynch, Pierce, Fenner & Smith
           Incorporated .............................................
      Alex. Brown & Sons Incorporated ...............................
      Bear, Stearns & Co. Inc. ......................................
      BT Securities Corporation .....................................
      Salomon Brothers Inc ..........................................
                                                                      ---------
           Total .................................................... 2,400,000
                                                                      =========

  The Underwriters propose initially to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a
concession not in excess of $        per share. The Underwriters may allow,
and such dealers may reallow, a concession not in excess of $        per share
on sales to certain other dealers. After the Offering, the public offering price, concession and discount may be changed.

  The Company has granted to the Underwriters an option, exercisable at any time and from time to time during the 30-day period from the date of this Prospectus, to purchase up to an aggregate of 360,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the Offering. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares in such table.

  Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock has been determined by negotiation between the Company and the Representatives. Among the factors considered in determining the public offering price were the history of, and the prospects for, the Company's business and the industry in which it competes, an assessment of the Company's management, its past and present operations, its past and present earnings and the trend of such earnings, the prospects for earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the Offering and the price-earnings ratios and market price of securities of comparable companies at the time of the Offering. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

  The Company and WJC (the Company's principal operating subsidiary) have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act.

  The Underwriters have informed the Company that they do not expect to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

  At the request of the Company, the Underwriters have reserved up to 150,000 shares of Common Stock for sale at the initial public offering price to certain eligible employees and persons having business relationships with the Company and its subsidiaries. The number of shares of Common Stock available to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares of Common Stock that are not so purchased by such employees at the closing of the Offering will be offered by the Underwriters to the general public on the same terms as the other shares in the Offering. In addition, the Company is concurrently offering up to 100,000 shares of Common Stock directly to certain employee participants in the Company's Profit Sharing Plan pursuant to a separate prospectus. Since such shares are being sold directly by the Company and not through the Underwriters, no underwriting discount or commission will be paid to the Underwriters with respect to such shares. The shares are being offered at a price per share equal to the per share Proceeds to Company as set forth on the cover page of this Prospectus.

  The Company and its executive officers, Directors and certain existing stockholders, who collectively own 14,038,490 shares of Common Stock, have agreed not to offer, sell, contract to sell or otherwise dispose of any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch, except, in the case of the Company, for the shares of Common Stock to be issued in connection with the Offering or pursuant to employee benefit plans existing on the date of this Prospectus and in the case of the executive officers, Directors and existing stockholders, for the shares of Common Stock sold in connection with the Offering (if any), sales or dispositions to the Company, certain permitted transfers to related parties that agree to be bound by the foregoing restrictions and certain permitted sales of shares acquired in the open market following the completion of the Offering.

  Under the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "NASD"), no member of the NASD or an affiliate of a member shall participate in the distribution of a public offering of equity securities issued by a company if the member and/or its affiliates will receive 10% or more of the net proceeds of the offering unless such equity securities are to be distributed to the public at a price which is no higher than that recommended by a "qualified independent underwriter." The Company intends to use a portion of the proceeds of the Offering to repay indebtedness under the Bank Credit Agreement, which will result in Bankers Trust Company, an affiliate of BT Securities, receiving more than 10% of the net proceeds of the Offering.

  In view of such use of proceeds, the Offering is being conducted in accordance with the rules of the NASD and Merrill Lynch is acting as a "qualified independent underwriter" within the meaning of such rules. In connection therewith, Merrill Lynch has participated in the preparation of the Registration Statement of which this Prospectus forms a part. It has exercised its usual standards of "due diligence" with respect thereto and has recommended the maximum price at which the Common Stock may be offered hereby. Merrill Lynch will receive no separate fee for its services as qualified independent underwriter, although the Company has agreed to reimburse its expenses incurred as a result of such engagement.

  BTIP, an affiliate of BT Securities, is the beneficial owner of an aggregate of 691,068 shares of the Common Stock of the Company and is a limited partner in Fund IV-B of the Bain Capital Funds. See "Principal Stockholders." Bankers Trust Company, an affiliate of BT Securities, is the administrative agent and a lender under the Bank Credit Agreement and is expected to be the administrative agent and a lender under the New Bank Credit Agreement. See "Description of Certain Indebtedness."

                                    EXPERTS

  The financial statements of the Company at December 31, 1995 and September 28, 1996 and for the periods from June 29, 1995 through December 31, 1995 and January 1, 1996 through September 28, 1996 and the financial statements of the Predecessor at December 31, 1994 and for the period from January 1, 1995 through June 28, 1995 and the years ended December 31, 1993 and 1994 included in this Prospectus have been so included in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated balance sheet of Pilkington Barnes Hind Group as of March 31, 1996 and 1995 and the consolidated statements of income, parent company investment, and cash flows for each of the years then ended, included in this Prospectus, have been so included in reliance on the report, which includes explanatory paragraphs relating to substantial doubt regarding the entity's ability to continue as a going concern and the sale of certain assets and liabilities of the entity, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Kirkland & Ellis, Chicago, Illinois (a partnership which includes professional corporations). Certain partners of Kirkland & Ellis are partners in Randolph Street Partners, which owns 86,379 shares of Common Stock. Certain legal matters will be passed upon for the Underwriters by Ropes & Gray, Boston, Massachusetts. Kirkland & Ellis and Ropes & Gray have from time to time represented, and may continue to represent, certain of the Underwriters in connection with various legal matters and Bain Capital and certain of its affiliates (including the Company) in connection with certain legal matters.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part and which term shall encompass any amendments thereto) on Form S-1 pursuant to the Securities Act with respect to the Common Stock being offered in the Offering. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the financial statements, schedules and exhibits filed as a part thereof.

  Upon completion of the Offering, the Company will be subject to the information requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material or any part thereof may also be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

  The Company intends to furnish its stockholders with annual reports containing audited financial statements and to make available quarterly reports containing unaudited summary financial information for the first three fiscal quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                         WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)
                                AND SUBSIDIARIES

                                                                          PAGE
                                                                          ----
Report of Independent Accountants--Company...............................  F-2
Report of Independent Accountants--Predecessor...........................  F-3
Consolidated Balance Sheets of the Predecessor at December 31, 1994 and
 of the Company at December 31, 1995 and September 28, 1996..............  F-4
Consolidated Statements of Operations of the Predecessor for the years ended December 31, 1993 and 1994 and for the period January 1, 1995 through June 28, 1995 and of the Company for the period June 29, 1995 through December 31, 1995 and for the period from January 1, 1996 through September 28, 1996..............................................  F-5
Consolidated Statements of Cash Flows of the Predecessor for the years ended December 31, 1993 and 1994 and for the period January 1, 1995 through June 28, 1995 and of the Company for the period June 29, 1995 through December 31, 1995 and for the period from January 1, 1996 through September 28, 1996..............................................  F-6
Consolidated Statements of Changes in Stockholders' Equity (Deficit) of
 the Company for the period June 29, 1995 through December 31, 1995 and for the period from January 1, 1996 through September 28, 1996..........  F-7
Notes to Consolidated Financial Statements...............................  F-8

                                  BARNES-HIND

Independent Auditors' Report............................................. F-25
Combined Balance Sheets at March 31, 1995 and 1996....................... F-26
Combined Statements of Operations for the years ended March 31, 1995 and
 1996.................................................................... F-27
Combined Statements of Parent Company Investment for the years ended
 March 31, 1995 and 1996................................................. F-28
Combined Statements of Cash Flows for the years ended March 31, 1995 and
 1996.................................................................... F-29

Notes to Combined Financial Statements .................................... F-30

                                  BARNES-HIND
                       (UNAUDITED INTERIM FINANCIAL DATA)

Condensed Combined Balance Sheet at October 1, 1996 (unaudited)........... F-41
Condensed Combined Statements of Operations for the six months ended
 September 30, 1995 (unaudited) and for the period from April 1, 1996 through October 1, 1996 (unaudited)...................................... F-42
Condensed Combined Statements of Cash Flows for the six months ended
 September 30, 1995 (unaudited) and for the period from April 1, 1996 through October 1, 1996 (unaudited)...................................... F-43
Notes to Condensed Combined Financial Statements (unaudited).............. F-44

                  REPORT OF INDEPENDENT ACCOUNTANTS--COMPANY

To the Board of Directors and Stockholders of Wesley Jessen VisionCare, Inc. (formerly known as Wesley-Jessen Holding, Inc.)

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity (deficit) present fairly, in all material respects, the financial position of Wesley Jessen VisionCare, Inc. (formerly known as Wesley-Jessen Holding, Inc.) and its subsidiaries (the "Company") at December 31, 1995 and September 28, 1996, and the results of their operations and their cash flows for the period from June 29, 1995 (inception) through December 31, 1995 and for the period from January 1, 1996 through September 28, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in Note 15, on October 2, 1996 the Company acquired the contact lens business operating under the name Pilkington Barnes Hind Group from Pilkington plc.

PRICE WATERHOUSE LLP

Chicago, Illinois
December 4, 1996,
except as to Note
15, which is as
of January 20,
1997

                REPORT OF INDEPENDENT ACCOUNTANTS--PREDECESSOR

To the Board of Directors and Stockholders of Wesley Jessen VisionCare, Inc.
 (formerly known as Wesley-Jessen Holding, Inc.)

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and of cash flows present fairly, in all material respects, the financial position of the Wesley-Jessen contact lens business of Schering-Plough Corporation (predecessor of Wesley Jessen VisionCare, Inc. (formerly known as Wesley-Jessen Holding, Inc.)--see Note 1) (the "Predecessor") at December 31, 1994, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1994 and for the period from January 1, 1995 through June 28, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of Wesley Jessen VisionCare, Inc. (formerly known as Wesley-Jessen Holding, Inc.) and its subsidiaries; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Chicago, Illinois September 17, 1996

                         WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                        PREDECESSOR           COMPANY
                                        ------------ --------------------------
                                        DECEMBER 31, DECEMBER 31, SEPTEMBER 28,
                                            1994         1995         1996
                                        ------------ ------------ -------------
                ASSETS
Current assets:
 Cash and cash equivalents.............   $  2,535     $  2,522     $  7,836
 Accounts receivable--trade, net.......     23,707       19,708       17,245
 Other receivables.....................      1,700        1,684        1,264
 Inventories...........................     15,036       25,654       14,020
 Deferred income taxes.................        --         6,040        6,524
 Prepaid expenses......................      5,982        3,313        4,870
                                          --------     --------     --------
  Total current assets.................     48,960       58,921       51,759
                                          --------     --------     --------
Property, plant and equipment, net.....    106,124          893        4,587
Goodwill, net..........................     19,193          --           --
Patents, licenses, and other intangi-
 bles..................................     15,339          --           --
Other assets...........................      1,813          --           --
Deferred income taxes..................        --         4,315        4,132
Capitalized financing fees, net........        --         3,201        2,765
                                          --------     --------     --------
  Total assets.........................   $191,429     $ 67,330     $ 63,243
                                          ========     ========     ========
 LIABILITIES, STOCKHOLDERS' EQUITY AND
       SCHERING-PLOUGH INVESTMENT
Current liabilities:
 Trade accounts payable................   $ 11,039     $  7,405     $  3,617
 Accrued compensation and benefits.....      4,001        4,295        8,780
 Accrued advertising...................        --         3,823        4,753
 Other accrued liabilities.............      2,980        9,413        8,373
 Income taxes payable..................        --         1,223        2,504
 Current portion of long-term debt.....        --         2,500        2,000
                                          --------     --------     --------
  Total current liabilities............     18,020       28,659       30,027
                                          --------     --------     --------
Negative goodwill, net.................        --        11,361       10,773
Long-term debt, less current maturi-
 ties..................................        --        39,500       26,500
                                          --------     --------     --------
  Total liabilities....................     18,020       79,520       67,300
                                          --------     --------     --------
Commitments and contingencies (Note
 14)...................................
Stockholders' equity (deficit):
 Class L Common stock, $.01 par value,
  cumulative yield of 12.5%, 600,000
  shares authorized, 429,177 and
  321,067 issued and outstanding at De-
  cember 31, 1995 and September 28,
  1996, respectively...................        --             4            3
 Common stock, $.01 par value,
  5,400,000 shares authorized,
  3,862,604 and 4,090,582 issued and
  outstanding at December 31, 1995 and
  September 28, 1996, respectively.....        --            38           40
 Additional paid in capital............        --         7,483        7,754
 Accumulated deficit...................        --       (19,715)     (11,854)
                                          --------     --------     --------
 Total stockholders' equity (deficit)..        --       (12,190)      (4,057)
                                          --------     --------     --------
 Schering-Plough investment (Note 8)...    173,409          --           --
                                          --------     --------     --------
  Total liabilities, stockholders'
   equity (deficit) and Schering-Plough
   investment..........................   $191,429     $ 67,330     $ 63,243
                                          ========     ========     ========

   The accompanying notes are an integral part of these financial statements.

                         WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                   PREDECESSOR                      COMPANY
                          -------------------------------  --------------------------
                              YEARS ENDED       JANUARY 1    JUNE 29      JANUARY 1
                             DECEMBER 31,        THROUGH     THROUGH       THROUGH
                          --------------------  JUNE 28,   DECEMBER 31, SEPTEMBER 28,
                            1993       1994       1995         1995         1996
                          ---------  ---------  ---------  ------------ -------------
Net sales...............  $ 103,386  $ 109,640  $ 51,019     $ 54,315      $96,048
                          ---------  ---------  --------     --------      -------
Operating costs and ex-
 penses:
  Cost of goods sold....     56,780     65,591    20,871       19,916       26,471
  Cost of goods sold--
   inventory step-up
    (Note 5)............        --         --        --        33,929        6,626
  Marketing and adminis-
   trative..............     59,764     79,185    43,236       29,476       51,014
  Research and develop-
   ment.................     10,286      9,843     4,569        2,524        3,786
  Amortization of intan-
   gible assets.........      5,472      5,472     2,736         (392)        (588)
                          ---------  ---------  --------     --------      -------
Income (loss) from oper-
 ations.................    (28,916)   (50,451)  (20,393)     (31,138)       8,739
Other (income) expense:
  Interest expense......        --         --        --         2,599        2,757
  Financing charge (Note
   8)...................      6,886      7,172     3,511          --           --
  Other income, net.....       (256)      (202)   (1,360)         --        (3,500)
                          ---------  ---------  --------     --------      -------
Income (loss) before in-
 come taxes.............    (35,546)   (57,421)  (22,544)     (33,737)       9,482
Income tax (expense)
 benefit................     17,214     26,935     9,401       14,022       (1,621)
                          ---------  ---------  --------     --------      -------
Net income (loss).......  $ (18,332) $ (30,486) $(13,143)    $(19,715)     $ 7,861
                          =========  =========  ========     ========      =======
Pro forma income (loss)
 per common and common
 equivalent share
 (unaudited)............                                     $             $
                                                             ========      =======
Weighted average shares
 used in computation of
 pro forma income (loss)
 per common and common
 equivalent share
 (unaudited)............
                                                             ========      =======


   The accompanying notes are an integral part of these financial statements.

                         WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                  PREDECESSOR                     COMPANY
                          -----------------------------  --------------------------
                             YEARS ENDED
                            DECEMBER 31,
                          ------------------
                                              JANUARY 1    JUNE 29      JANUARY 1
                                               THROUGH     THROUGH       THROUGH
                                              JUNE 28,   DECEMBER 31, SEPTEMBER 28,
                            1993      1994      1995         1995         1996
                          --------  --------  ---------  ------------ -------------
Cash Flow Provided by
 (Used in)
 Operating Activities:
 Net income (loss)......  $(18,332) $(30,486) $(13,143)    $(19,715)    $  7,861
 Adjustments to recon-
  cile net income (loss)
  to net cash provided
  by (used in) operating
  activities:
 Depreciation expense...     6,036     7,588     3,871          --           159
 Purchased inventory
  step-up...............       --        --        --        33,929        6,626
 Amortization of intan-
  gible assets..........     5,472     5,472     2,736          --           --
 Amortization of capi-
  talized financing
  fees..................       --        --        --           291          436
 Amortization of nega-
  tive goodwill.........       --        --        --          (392)        (588)
 (Gain) loss on disposal
  of property, plant and
  equipment.............       (25)      142         6          --           (44)
 Changes in balance
  sheet items:
 Accounts receivable....     9,309     9,151     2,430          409        2,463
 Other receivables......     3,505     1,836       455         (343)         420
 Inventories............     3,898       561    (8,857)       4,668        5,008
 Deferred income taxes..       --        --        --       (15,245)        (301)
 Prepaid expenses.......       579    (1,803)    1,457         (962)      (1,557)
 Other assets...........     2,086     1,358      (688)         --           --
 Accounts payable.......    (1,572)    1,424    (1,388)      (1,614)      (3,788)
 Accrued liabilities....     1,345    (1,907)    3,286        1,786        4,375
 Income taxes payable...       --        --        --         1,223        1,281
                          --------  --------  --------     --------     --------
 Cash provided by (used
  in) operating activi-
  ties..................    12,301    (6,664)   (9,835)       4,035       22,351
                          --------  --------  --------     --------     --------
Investing Activities:
 Net assets acquired
  (exclusive of cash),
  including payments
  related to financing
  agreements............       --        --        --       (47,033)         --
 Capital expenditures...   (25,297)   (3,187)   (1,959)        (893)      (3,657)
 Proceeds from sale of
  property, plant and
  equipment.............       175       916       302          --          (152)
                          --------  --------  --------     --------     --------
 Cash provided by (used
  in) investment activi-
  ties..................   (25,122)   (2,271)   (1,657)     (47,926)      (3,809)
                          --------  --------  --------     --------     --------
Financing Activities:
 Issuance of common
  stock.................       --        --        --         7,525          272
 Proceeds from long-term
  debt..................       --        --        --        43,000          --
 Payment of financing
  fees..................       --        --        --        (3,492)         --
 Payments of long-term
  debt..................       --        --        --        (1,000)     (13,500)
 Advances from (payments
  to) Schering-Plough,
  net...................    13,994     7,652    11,272          --           --
                          --------  --------  --------     --------     --------
 Cash provided by (used
  in) financing activi-
  ties..................    13,994     7,652    11,272       46,033      (13,228)
                          --------  --------  --------     --------     --------
 Net increase (decrease)
  in cash and cash
  equivalents...........     1,173    (1,283)     (220)       2,142        5,314
Cash and Cash Equiva-
 lents:
 Beginning of period....     2,645     3,818     2,535          380        2,522
                          --------  --------  --------     --------     --------
 End of period..........  $  3,818  $  2,535  $  2,315     $  2,522     $  7,836
                          ========  ========  ========     ========     ========
Supplemental Disclosure
 of Cash
 Flow Information:
 Cash paid during the
  period for interest
  (Note 8)..............  $    --   $    --   $    --      $  1,400     $  2,811
                          ========  ========  ========     ========     ========
 Cash paid during the
  period for taxes (Note
  2)....................  $    --   $    --   $    --      $    --      $    641
                          ========  ========  ========     ========     ========

   The accompanying notes are an integral part of these financial statements.

                         WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)--COMPANY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                              CLASS L
                           COMMON STOCK      COMMON STOCK   ADDITIONAL                  TOTAL
                          ---------------- ----------------  PAID IN   ACCUMULATED  STOCKHOLDERS'
                           SHARES   AMOUNT  SHARES   AMOUNT  CAPITAL     DEFICIT   EQUITY (DEFICIT)
                          --------  ------ --------- ------ ---------- ----------- ----------------
Balance at June 29,
 1995...................       --    $--         --   $--     $  --     $    --        $    --
Issuance of common
 stock..................   429,177      4  3,862,604    39     7,739         --           7,782
Stock subscription re-
 ceivable...............       --     --         --     (1)     (256)        --            (257)
Net loss................       --     --         --    --        --      (19,715)       (19,715)
                          --------   ----  ---------  ----    ------    --------       --------
Balance at December 31,
 1995...................   429,177      4  3,862,604    38     7,483     (19,715)       (12,190)
Issuance of common
 stock..................       823    --       7,396   --         15         --              15
Stock subscription
 received...............       --     --         --      1       256         --             257
Net income..............       --     --         --    --        --        7,861          7,861
Exchange of common stock
 (Note 10)..............  (108,933)    (1)   220,582     1       --          --             --
                          --------   ----  ---------  ----    ------    --------       --------
Balance at September 28,
 1996...................   321,067   $  3  4,090,582  $ 40    $7,754    $(11,854)      $ (4,057)
                          ========   ====  =========  ====    ======    ========       ========




   The accompanying notes are an integral part of these financial statements.

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

 Basis of presentation

  The consolidated financial statements for the period from June 29, 1995 to December 31, 1995 and January 1, 1996 to September 28, 1996 include the accounts of Wesley Jessen VisionCare, Inc. (formerly known as Wesley-Jessen Holding, Inc.), its wholly owned subsidiary, Wesley-Jessen Corporation and Wesley-Jessen Corporation's wholly owned subsidiaries which are located in Canada, the United Kingdom, Italy, Spain, France, Japan and Puerto Rico (collectively, the "Company").

  The consolidated financial statements for the years December 31, 1993 and 1994 and the period from January 1, 1995 to June 28, 1995 of the Wesley-Jessen contact lens business (hereinafter referred to as the "Predecessor") of Schering-Plough Corporation ("Schering-Plough") present the "carve-out" financial position, results of operations, and cash flows for the periods presented for the operations of the contact lens business of Schering-Plough purchased by the Company. The financial information of the Predecessor presented herein does not necessarily reflect what the financial position, results of operations and cash flows of the Wesley Jessen contact lens business would have been had it operated as a stand-alone entity during the periods covered and may not be indicative of future financial position, results of operations or cash flows.

 Description of business

  The Company's primary business activity is the research, development, manufacture, marketing and sale of conventional and disposable soft contact lenses in the United States and certain other countries. The Company is headquartered in Des Plaines, Illinois and operates in one business segment.

 Wesley Jessen Acquisition

  Effective June 29, 1995, Wesley-Jessen Corporation completed the acquisition (the "Wesley Jessen Acquisition") of the Predecessor from Schering-Plough. As a result of the Wesley Jessen Acquisition, Wesley-Jessen Corporation acquired certain assets from Schering-Plough, consisting of manufacturing facilities in Des Plaines, Illinois and Cidra, Puerto Rico, a distribution facility in Chicago, Illinois, and a number of non-U.S. sales and service offices, assumed certain liabilities of the Predecessor, and paid certain acquisition costs directly attributable to the Wesley Jessen Acquisition (Note 3).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  This summary of significant accounting policies is presented to assist the reader in understanding and evaluating the accompanying financial statements. These policies are in conformity with generally accepted accounting principles, have been consistently applied unless otherwise noted, and apply to both the Company and the Predecessor unless otherwise noted.

 Use of estimates

  The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

 Principles of consolidation

  All significant intercompany accounts and transactions have been eliminated in consolidation.

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Unaudited pro forma income (loss) per share

  Given the changes in the Company's capital structure to be effected in conjunction with the anticipated initial public offering, and the Barnes-Hind Acquisition described in Note 15, historical income (loss) per common share amounts are not presented in the consolidated financial statements as they are not considered to be meaningful.

  The calculation of pro forma income (loss) per share was determined by dividing net income (loss) by the pro forma weighted average common and common equivalent shares outstanding after giving retroactive effect to the Wesley Jessen Acquisition (Note 1), the conversion of Class L Common Stock into
shares of Common Stock and the    -to-one stock split of Common Stock upon the
effectiveness of the Registration Statement. In addition, in accordance with Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 83, shares issued and share options granted within one year of the anticipated public offering have been included in the calculation of common share equivalents, using the treasury stock method to determine the dilutive effect of the issuances, as if they were outstanding for all periods presented in accordance with SAB No. 83.

  Some of the proceeds from the Company's anticipated public offering will be used to retire indebtedness existing under its credit agreement (Note 9).
Accordingly, supplemental pro forma income (loss) per share is $     and $
for the period from June 29, 1995 through December 31, 1995 and the period from January 1, 1996 through September 28, 1996, respectively. The number of
shares of Common Stock whose proceeds are to be used to retire debt is      .
This calculation assumes the debt retirement had taken place at the later of the beginning of the respective period or the issuance of the debt. The amount
of interest expense eliminated, net of tax benefits, is $     and $     for
the period from June 29, 1995 through December 31, 1995, and the period from January 1, 1996 through September 28, 1996, respectively.

 Revenue recognition

  Revenues are recognized when product is shipped. Net sales include estimates for returns and allowances. The Company grants credit terms to its customers consistent with normal industry practices and does not require collateral. No individual customer accounts for more than 10 percent of sales.

 Other income

  Other income for the period from January 1, 1996 through September 28, 1996 includes income of $3.5 million relating to licensing of a patent by the Company in May 1996.

 Cash and cash equivalents

  All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. These amounts are stated at cost which approximates fair value.

 Inventories

  Inventories are stated at lower of cost, determined by the first-in, first-out (FIFO) method, or market (also see Notes 3 and 5). Market for raw materials is based on replacement costs and for other inventory classifications on net realizable value. Consideration is given to deterioration, obsolescence and other factors in evaluating net realizable value.

 Prepaid expenses

  Prepaid expenses include sample inventory to be used for promotional purposes. The value of samples is charged to promotional expense during the period in which the samples are shipped.

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Property, plant and equipment

  Property, plant and equipment is recorded at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the assets, which are as follows (in years):

                                                             PREDECESSOR COMPANY
                                                             ----------- -------
Buildings and land improvements.............................  20 to 50      25
Machinery and equipment.....................................  10 to 15       7
Furniture and fixtures......................................   8 to 12       7
Automobiles.................................................         4       3

  Expenditures for renewals and betterments are capitalized, and maintenance and repairs are charged to operations.

 Negative goodwill/goodwill

  Negative goodwill of the Company arose at the time of the Wesley Jessen Acquisition since the fair value of net assets acquired significantly exceeded total acquisition cost, resulting in a writedown of the Company's property, plant and equipment balances and other noncurrent assets to zero with the residual amount of $11.8 million being allocated to negative goodwill. This amount is being amortized on a straight-line basis as a credit to income over a period of fifteen years which is considered by management to be a reasonable period to correspond with the economic benefit obtained from consumption of the acquired assets. Negative goodwill was $11.4 million and $10.8 million, net of $0.4 million and $1.0 million of accumulated amortization, at December 31, 1995 and September 28, 1996, respectively.

  Goodwill of the Predecessor represents primarily the excess of cost over the fair value of acquired net assets allocated to the Predecessor arising from Schering-Plough's 1981 acquisition of the Predecessor, and was being amortized on a straight-line basis over 40 years. At December 31, 1994, goodwill was $19.2 million, net of accumulated amortization of $7.7 million.

  The Predecessor's goodwill and other intangible assets (further discussed below) related primarily to the Company's conventional soft contact lens business. While the Company had experienced losses and operating cash flow deficits in 1993, 1994 and the period from January 1, 1995 through June 28, 1995, these were the result of significant start-up costs and operational issues associated with its molded, disposable lens business. However, based on the relatively stable operations, positive operating cash flows and the expectations of continued positive performance in 1995 and beyond of the conventional lens business, the pre-Wesley Jessen Acquisition carrying values of the Predecessor's goodwill and other intangible assets were not considered to be impaired.

 Intangible assets other than goodwill

  Intangible assets of the Predecessor include purchased licenses, patents, and other intangible assets which were amortized on a straight-line basis over their expected useful lives. Licenses and patents, net of accumulated amortization of $8.0 million and $20.2 million, respectively, aggregated $7.9 million and $2.8 million at December 31, 1994, respectively. Other intangible assets aggregated $4.6 million at December 31, 1994, net of accumulated amortization of $1.4 million. In connection with the purchase accounting applied to the Wesley Jessen Acquisition (Note 3), these intangible assets acquired were written down to zero.

 Capitalized financing fees

  Capitalized financing fees of the Company are amortized over the term of the underlying debt utilizing the interest method and the amortization is included in interest expense.

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Research and development costs

  Expenditures related to the development of new products and processes, including significant improvements and refinements of existing products, are expensed as incurred.

 Foreign currency translation

  The functional currency of each of the Company's and the Predecessor's foreign subsidiaries is the local currency in its respective country. Asset and liability accounts of each entity are translated at the exchange rate in effect at each period-end, and income and expense accounts are translated at average exchange rates prevailing during the period. Gains and losses resulting from the translation of these foreign currency financial statements are included in stockholders' equity (deficit). Foreign currency translation gains and losses of the Predecessor and the Company were not significant in the periods presented and have not been presented separately.

 Income taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which is an asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences, utilizing currently enacted tax rates, of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets are recognized, net of any necessary valuation allowance, for the estimated future tax effects of deductible temporary differences and tax operating loss and credit carryforwards. Deferred tax expense or benefit represents the change in the deferred tax asset or liability balances.

  The Predecessor's operations were included in Schering-Plough's consolidated U.S. federal tax returns. The provision for income taxes shown in the Consolidated Statements of Operations has been determined as if the Predecessor had filed separate tax returns for the periods presented; all U.S. income taxes, including deferred taxes, were settled with Schering-Plough on a current basis through the Schering-Plough investment account, and Schering-Plough utilized the tax losses generated by the Predecessor. The income tax attributes of the Predecessor did not survive the Wesley Jessen Acquisition.

 Concentration of credit risk

  The Company provides credit, in the normal course of business, to distributors, optical store chains and physicians' offices. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses which, when realized, have been within the range of management's allowance for doubtful accounts.

 Fair value of financial instruments

  Cash, accounts receivable, accounts payable, and accrued liabilities are reflected in the financial statements at amounts which approximate fair value, primarily because of the short-term maturity of those instruments. The Company believes that due to the adjustable interest rates applicable to its long-term debt, the fair value approximates the carrying value of the obligations.

 Interim results

  The interim results of operations are not necessarily indicative of results to be expected for a full year.

3. WESLEY JESSEN ACQUISITION

  The Wesley Jessen Acquisition has been accounted for using the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the estimated fair values at the date of the Wesley Jessen Acquisition.

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  A summary of assets acquired, liabilities assumed, and purchase price paid is as follows (dollars in millions):

Consideration:
  Cash.................................................................... $47.0
  Liabilities assumed.....................................................  29.6
                                                                           -----
Cost of assets acquired................................................... $76.6
                                                                           =====

  The final cost allocated to each of the Company's assets and liabilities at the date of the Wesley Jessen Acquisition, as determined in accordance with the purchase method of accounting, is presented in the table below (dollars in millions). The estimated fair values allocated to acquired property, plant and equipment, noncurrent intangible assets, and other noncurrent assets were $103.9 million, $31.8 million, and $2.5 million, respectively. Since the estimated fair values of the net assets acquired exceeded total acquisition cost, the excess of net assets acquired over the purchase price was allocated as a reduction to the Company's fixed assets, noncurrent intangible assets, and other noncurrent assets, with the residual discount of $11.8 million being allocated to negative goodwill.

Accounts receivable................................................ $ 20.1
Inventories........................................................   64.3
Prepaid expenses and other current assets..........................    4.0
Property, plant, and equipment.....................................    --
Noncurrent intangible assets.......................................    --
Other noncurrent assets............................................    --
Accounts payable and accrued liabilities...........................  (24.7)
Deferred income tax liabilities....................................   (4.9)
Negative goodwill..................................................  (11.8)
                                                                    ------
  Net assets acquired.............................................. $ 47.0
                                                                    ======

  The Wesley Jessen Acquisition was financed by $43.0 million of bank debt and $7.5 million of proceeds from the issuance of the Company's common stock; the Company incurred and capitalized financing fees of $3.5 million.

4. ACCOUNTS RECEIVABLE

  Accounts receivable consist of the following (in millions):

                                         PREDECESSOR           COMPANY
                                         ------------ --------------------------
                                         DECEMBER 31, DECEMBER 31, SEPTEMBER 28,
                                             1994         1995         1996
                                         ------------ ------------ -------------
Trade receivables.......................    $ 44.7       $31.6         $28.9
Less allowances:
  Doubtful accounts.....................      (5.2)       (4.7)         (3.4)
  Sales returns and adjustments.........     (15.8)       (7.2)         (8.3)
                                            ------       -----         -----
Net receivables.........................    $ 23.7       $19.7         $17.2
                                            ======       =====         =====

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. INVENTORIES

  Inventories consist of the following (in millions):

                                         PREDECESSOR           COMPANY
                                         ------------ --------------------------
                                         DECEMBER 31, DECEMBER 31, SEPTEMBER 28,
                                             1994         1995         1996
                                         ------------ ------------ -------------
Raw materials...........................    $ 0.7        $ 3.2         $ 3.4
Work-in-process.........................      0.7          2.1           3.4
Finished goods..........................     13.6         20.4           7.2
                                            -----        -----         -----
                                            $15.0        $25.7         $14.0
                                            =====        =====         =====

  In connection with the Wesley Jessen Acquisition, under the purchase method of accounting, the Company's total inventories were written up by $40.6 million to fair value at the date of the Acquisition. Of this amount, $34.0 million and $6.6 million was charged to cost of goods sold during the periods June 29, 1995 through December 31, 1995, and January 1, 1996 through September 28, 1996, respectively.

6. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following (in millions):

                                        PREDECESSOR           COMPANY
                                        ------------ --------------------------
                                        DECEMBER 31, DECEMBER 31, SEPTEMBER 28,
                                            1994         1995         1996
                                        ------------ ------------ -------------
Land...................................    $  4.8       $ --          $--
Buildings and land improvements........      49.9         --           0.7
Machinery, equipment, furniture and
 fixtures..............................      77.8         --           1.7
Construction-in-progress...............       4.4         0.9          2.4
                                           ------       -----         ----
                                            136.9         0.9          4.8
Less accumulated depreciation..........     (30.8)        --          (0.2)
                                           ------       -----         ----
Net property, plant, and equipment.....    $106.1       $ 0.9         $4.6
                                           ======       =====         ====

  Expenditures for maintenance and repairs were $2.6 million, $4.6 million, $1.9 million, $1.7 million and $1.7 million for the years ended December 31, 1993 and 1994, the period from January 1, 1995 through June 28, 1995, the period from June 29, 1995 through December 31, 1995 and the period from January 1, 1996 through September 28, 1996.

7. ADVERTISING COSTS

  The Predecessor and the Company participate in several cooperative advertising programs with customers. The costs incurred under these programs are accrued and expensed at the inception of the contract. All of the Predecessor's and the Company's other production costs of advertising are expensed the first time the advertising takes place. Advertising expense for the years ended December 31, 1993 and 1994, for the period from January 1, 1995 through June 28, 1995, for the period from June 29, 1995 through December 31, 1995 and for the period from January 1, 1996 through September 28, 1996 was $5.8 million, $13.7 million, $8.8 million, $5.8 million and $8.7 million, respectively.

8. RELATED PARTY TRANSACTIONS

 Predecessor parent company

  Schering-Plough provided the Predecessor certain legal, audit, data processing, engineering, insurance, facility, regulatory, and administrative services. Charges to the Predecessor for these services are reflected in the

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) Consolidated Statements of Operations through June 28, 1995 and were based on allocations of Schering-Plough's actual direct and indirect costs using varying allocation bases as appropriate (hours worked, headcount, etc.) designed to estimate the actual cost incurred by Schering-Plough to render these services to the Predecessor. Management believes that the basis used for allocating such services is reasonable, and the allocation process was consistent with the methodology used by Schering-Plough to allocate the cost of similar services provided to its other business units. No provision has been made for possible incremental expenses that would have been incurred or hypothetical savings achieved had the Predecessor operated as an independent entity. These charges are included in marketing and administrative expenses and are summarized as follows (in millions):

                                                           PREDECESSOR
                                                 -------------------------------
                                                  YEAR ENDED    FOR THE PERIOD
                                                 DECEMBER 31,  JANUARY 1, 1995
                                                 ------------- THROUGH JUNE 28,
                                                  1993   1994        1995
                                                 ------ ------ -----------------
Allocations:
  General and administrative.................... $  1.9 $  1.9       $1.1
  Legal.........................................    2.1    2.1        0.8
  Compensation and benefits.....................    0.7    0.5        0.1
Direct charges:
  Insurance.....................................    2.5    3.2        1.8
                                                 ------ ------       ----
                                                 $  7.2 $  7.7       $3.8
                                                 ====== ======       ====

  The Predecessor's consolidated statements of operations also include a financing charge from Schering-Plough based upon 11% of receivables outstanding and inventories on-hand throughout the period. This charge amounted to $6.9 million, $7.2 million, and $3.5 million for the years ended December 31, 1993 and 1994, and the period from January 1, 1995 through June 28, 1995, respectively.

  A summary of changes in Schering-Plough's investment is as follows (in thousands):

Excess of assets over liabilities at December 31, 1992................ $200,581
1993 net loss.........................................................  (18,332)
Net change in amounts due to/from Schering-Plough.....................   13,994
                                                                       --------
Excess of assets over liabilities at December 31, 1993................  196,243
1994 net loss.........................................................  (30,486)
Net change in amounts due to/from Schering-Plough.....................    7,652
                                                                       --------
Excess of assets over liabilities at December 31, 1994................  173,409
Net loss from January 1, 1995 through June 28, 1995...................  (13,143)
Net change in amounts due to/from Schering-Plough.....................   11,272
                                                                       --------
Excess of assets over liabilities at June 28, 1995.................... $171,538
                                                                       ========

 Management and advisory fees--Company

  In connection with the Wesley Jessen Acquisition, the Company entered into an agreement with Bain Capital, Inc., an affiliate of the Company's major stockholder, for the provision of management and advisory services. Included in marketing and administrative expense during the period from June 29, 1995 through December 31, 1995 and January 1, 1996 through September 28, 1996, are $500,000 and $750,000, respectively, of management fees paid for the services provided pursuant to this agreement. In addition, if the Company enters into any acquisition transactions, it must pay specified fees to Bain Capital, Inc. based upon the purchase price. The Company paid Bain Capital, Inc. a fee of $652,000 for services provided in structuring the Wesley Jessen Acquisition.

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. LONG-TERM DEBT

  On June 28, 1995, the Company entered into a $55 million credit agreement, consisting of a $30 million term loan payable in 23 quarterly installments, commencing December 31, 1995, and a $25 million revolving credit note, both of which are due June 30, 2001. Interest on the term loan is computed on a floating rate based on LIBOR while the revolver is based on a fixed rate. At December 31, 1995 and September 28, 1996, the Company's weighted average borrowing rate was 9.3% and 8.7%, respectively.

  At September 28, 1996, the entire amount of the revolving credit note was unused. The Company is liable for commitment fees ranging from 0.375% to 0.50% per annum on the daily unutilized portion of the revolving credit note.

  The credit agreement contains a number of covenants, including among others, covenants restricting the Company and its subsidiaries with respect to the incurrence of indebtedness, declaration or payment of dividends or other distributions in excess of prescribed levels, creation of liens, and the making of certain investments or loans. The Company and its subsidiaries are also required to comply with certain financial tests and maintain certain financial ratios including maintaining prescribed minimum levels of net worth and leverage ratios. The revolving credit note is secured by approximately 70% of domestic accounts receivable and 60% of domestic raw material and finished goods inventories, as defined in the credit agreement.

 Refinancing

  On October 2, 1996, in connection with the Barnes-Hind Acquisition described in Note 15, the Company replaced its long-term borrowing arrangement with the following new credit facilities:

  $45 million revolving credit facility due February 28, 2002

  $45 million Term Loan A due February 28, 2002

  $50 million Term Loan B due February 29, 2004

  In connection with the refinancing, the Company recognized an extraordinary loss in October 1996 of $2.8 million, primarily relating to the write-off of capitalized financing fees. Additionally, the Company incurred and capitalized financing fees of approximately $7.8 million which are being amortized over the term of the new credit facilities.

  Amounts borrowed under the credit facilities bear interest, at the Company's option, at either the Base Rate (higher of (i) 0.5% in excess of the Federal Reserve reported adjusted certificate of deposit rate and (ii) the lender's prime lending rate) plus a margin of 1.75% to 2.25%, or the Eurodollar Rate as determined by the lenders plus a margin of 2.75% to 3.25%. At October 2, 1996, the applicable borrowing rates were as follows: Term Loan A 8.22%; Term Loan B 8.72%; and revolving credit facility 10%. Additionally, the Company is required to pay a commitment fee of 0.5% of the unutilized commitments under the revolving credit facility; the unutilized portion at October 2, 1996 was $43.4 million. The credit facilities are guaranteed by the Company and secured by the capital stock and substantially all assets and property of all its direct and indirect domestic subsidiaries.

  The term loans are repayable as follows (in thousands):

      1996.............................................................. $   125
      1997..............................................................   1,500
      1998..............................................................   6,000
      1999..............................................................  10,500
      2000..............................................................  10,500
      2001..............................................................  13,500
      2002..............................................................  17,625
      2003..............................................................  25,625
      2004..............................................................   9,625
                                                                         -------
                                                                         $95,000
                                                                         =======

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The credit facilities contain certain change of control provisions and impose certain restrictive covenants upon the Company related to the incurrence of indebtedness, transactions with affiliates, business combinations, investments, purchases and asset sales, payments of dividends, and attainment of financial covenants including interest coverage, earnings and leverage ratios.

10. STOCKHOLDERS' EQUITY (DEFICIT)

 Common stock

  The Company's authorized capital stock consists of 600,000 shares of Class L Common Stock, par value $.01 per share ("Class L Common"), and 5,400,000 shares of Common Stock, par value $.01 per share ("Common Stock"). Concurrent with the Wesley Jessen Acquisition, the Company issued 415,000 shares of Class L Common (issued at $17.41 per share) and 3,735,000 shares of Common Stock (issued at $0.081 per share).

  Holders of Class L Common and Common Stock are entitled to one vote per share on all matters to be voted on by the Company's stockholders, and the holders of both classes of stock vote together as a single class. The outstanding shares of one class of stock cannot be the subject of a stock split or a stock dividend unless the outstanding shares of the other class are similarly affected.

  Holders of Class L Common are entitled to a preferential payment ("Yield") in the amount of 12.5% per year on the original cost paid for the shares ($17.41 per share) plus any accumulated and unpaid Yield thereon. The Yield accumulates until such time as distributions are made by the Company as described in the following paragraph. No distributions were made by the Company during the periods ended December 31, 1995 and September 28, 1996, and the accumulated and unpaid Yield at December 31, 1995 and September 28, 1996, amounted to $475,000 and $1,245,000, respectively.

  Holders of Class L Common and Common Stock are entitled to distributions (whether by dividend, liquidating distribution or otherwise) made by the Company to stockholders (whether in cash, property or securities of the Company) in the following priority:

  1. Any unpaid Yield on the Class L Common;

  2. Original cost of Class L Common, less any amounts previously returned;
  and

  3. Any remaining portion of the distribution, ratably among the holders of the Common Stock.

  Concurrent with the Wesley Jessen Acquisition, the Company issued 14,034 shares of Class L Common at $17.41 per share and 126,318 shares of Common Stock at $0.081 per share to certain management employees. Consideration for these shares approximates fair market value at the date of the Acquisition. In December 1995, the Company issued 143 shares of Class L Common at $17.41 per share and 1,286 shares of Common Stock at $0.081 per share to a new management employee. Stock subscriptions receivable in the amount of $257,000 are reflected as a reduction of stockholders' equity at December 31, 1995; these stock subscriptions were received during the period from January 1, 1996 through September 28, 1996.

  During the period from January 1, 1996 through September 28, 1996, the Company issued 823 Class L Common Shares at $17.41 per share and 7,396 Common Shares at $0.081 per share to certain new management employees. Additionally, the Company granted 49,281 options to these new management employees at option prices ranging from $0.081 to $7.33 per share. Certain of the December 1995 and the 1996 option grants and stock purchases were at prices below the corresponding estimated fair market values, and the Company recognized the related compensation expense.

  In October 1996, 108,933 shares of Class L Common were exchanged for 220,582 shares of Common Stock by the Company; retroactive effect has been given to this transaction as of September 28, 1996.

 Stock options

  As permitted, the Company applies Accounting Principles Board Opinion 25 and related Interpretations in accounting for its stock-based compensation plan. Had compensation cost for the Company's stock-based

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) compensation plan been determined based on the fair value at the grant dates for awards under the plan consistent with the alternative method of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the effect on the Company's net income (loss) for the periods ended December 31, 1995 and September 28, 1996 would not have been significant.

  The Board of Directors has authorized grants of non-qualified stock options to certain members of the Company's management for up to an aggregate of 700,000 shares of Common Stock pursuant to the 1995 Stock Purchase and Option Plan. The stock option grants are of two types: time options and target options. All options expire in 10 years and include certain repurchase and participation rights which cease upon (1) a sale of the Company or (2) sale of its common shares by the Company pursuant to a Registration Statement under the Securities Act of 1933 in connection with which Bain Capital, Inc. and affiliated investors cease to own at least 20% of the Company.

  Of the time option grants, 150,000 vest in four equal annual installments beginning on June 28, 1996 and 100,000 vest in five equal installments beginning on April 5, 1996. In certain circumstances, including (1) a sale of the Company or (2) sale of its common shares by the Company pursuant to a Registration Statement under the Securities Act of 1933 in connection with which Bain Capital, Inc. and affiliated investors cease to own at least 20% of the Company, all time option grants vest immediately. Options are granted at the fair market value of the Common Stock on the date of grant. All time option grants (250,000 shares) remained outstanding at September 28, 1996, and 57,500 have vested.

  Target option grants are exercisable immediately and were granted at prices that were in excess of fair market value of the common stock on the date of grant (225,000 shares at $3.70 and 225,000 at $7.33). At September 28, 1996,
all target option grants (450,000 shares) remained outstanding.

  The table below summarizes the Company's stock option activity :

                                                                     WEIGHTED
                                                                     AVERAGE
                                                         OPTION      EXERCISE
                                          NUMBER OF    PRICE PER    PRICE PER
                                        COMMON SHARES COMMON SHARE COMMON SHARE
                                        ------------- ------------ ------------
Balance, June 29, 1995.................        --      $      --      $ --
  Granted..............................    650,719      .081-7.33      3.56
  Canceled.............................        --             --        --
  Exercised............................        --             --        --
                                           -------     ----------     -----
Balance, December 31, 1995.............    650,719      .081-7.33      3.56
  Granted..............................     49,281      .081-7.33      3.70
  Canceled.............................        --             --        --
  Exercised............................        --             --        --
                                           -------     ----------     -----
Balance, September 28, 1996............    700,000     $.081-7.33     $3.57
                                           =======     ==========     =====
Options exercisable, September 28,
 1996..................................    507,500     $.081-7.33     $4.90

  During 1996, the weighted average grant date fair value per common share was $8.13 for options granted below estimated fair market value.

  At September 28, 1996, the weighted average remaining contractual life of outstanding options was 8.8 years.

  In October 1996, pursuant to the 1996 Stock Option Plan, the Board of Directors authorized and granted options to purchase an aggregate of 135,502 shares of Common Stock at an exercise price of $22.67 per share, which approximates fair market value at the date of grant. Options to purchase an aggregate of 85,502 shares were immediately exercisable, and options to purchase 50,000 shares vest in equal installments over a five-year period beginning on October 22, 1997.

                         WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11. INCOME TAXES

  Income (loss) before income tax (expense) benefit is as follows (in thousands):

                                                       PREDECESSOR
                                         ---------------------------------------
                                                YEAR ENDED
                                         -------------------------  JANUARY 1,
                                         DECEMBER 31, DECEMBER 31,    THROUGH
                                             1993         1994     JUNE 28, 1995
                                         ------------ ------------ -------------
Domestic (including Puerto Rico)........   $(33,153)    $(54,031)    $(17,936)
International...........................     (2,393)      (3,390)      (4,608)
                                           --------     --------     --------
Loss before income tax benefit..........   $(35,546)    $(57,421)    $(22,544)
                                           ========     ========     ========

                                                               COMPANY
                                                      --------------------------
                                                        JUNE 29      JANUARY 1
                                                        THROUGH       THROUGH
                                                      DECEMBER 31, SEPTEMBER 28,
                                                          1995         1996
                                                      ------------ -------------
Domestic (including Puerto Rico).....................   $(33,469)     $10,258
International........................................       (268)        (776)
                                                        --------      -------
Income (loss) before income tax (expense) benefit....   $(33,737)     $ 9,482
                                                        ========      =======

  Income tax (expense) benefit is as follows (in thousands):

                                                      PREDECESSOR
                                        ---------------------------------------
                                               YEAR ENDED
                                        -------------------------   JANUARY 1
                                        DECEMBER 31, DECEMBER 31,    THROUGH
                                            1993         1994     JUNE 28, 1995
                                        ------------ ------------ -------------
Current income tax benefit:
  Domestic federal.....................   $12,023      $19,185       $6,338
  Domestic state and local (including
   Puerto Rico)........................     5,191        7,750        3,063
  International........................       --           --           --
                                          -------      -------       ------
                                          $17,214      $26,935       $9,401
                                          =======      =======       ======

                                                             COMPANY
                                                   ----------------------------
                                                      JUNE 29      JANUARY 1
                                                     THROUGH        THROUGH
                                                   DECEMBER 31,  SEPTEMBER 28,
                                                       1995           1996
                                                   ------------- --------------
Current income tax (expense) benefit:
  Domestic federal................................    $  (872)      $(1,064)
  Domestic state and local (including Puerto Ri-
   co)............................................       (287)         (227)
  International...................................        (64)         (631)
                                                      -------       -------
                                                      $(1,223)      $(1,922)
                                                      -------       -------
Deferred income tax (expense) benefit:
  Domestic federal................................     13,045         1,050
  Domestic state and local (including Puerto Ri-
   co)............................................      2,228          (749)
  International...................................        (28)          --
                                                      -------       -------
                                                       15,245           301
                                                      -------       -------
                                                      $14,022       $(1,621)
                                                      =======       =======

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  No allocation of the Predecessor's income tax benefits between current and deferred amounts has been made as all U.S. income taxes, including deferred taxes, were settled with Schering-Plough on a current basis through the Schering-Plough investment account. Schering-Plough utilized in full the tax losses generated by the Predecessor. The income tax attributes of the Predecessor did not survive the Acquisition.

  Differences between the U.S. federal income tax statutory rates applicable to the Predecessor and the Company, respectively, and the income tax (expense) benefit recorded are attributable to the following:

                                                         PREDECESSOR
                                             -----------------------------------
                                                    YEAR ENDED         JANUARY 1
                                             -------------------------  THROUGH
                                             DECEMBER 31, DECEMBER 31, JUNE 28,
                                                 1993         1994       1995
                                             ------------ ------------ ---------
Income tax statutory rate..................      35.0%        35.0%      35.0%
State taxes (including Puerto Rico), net of
 federal tax benefit.......................      14.6         13.5       13.6
Effect of international operations.........      (2.4)        (2.1)      (7.2)
Other factors..............................       1.2          0.5        0.3
                                                 ----         ----       ----
Income tax benefit.........................      48.4%        46.9%      41.7%
                                                 ====         ====       ====

                                                              COMPANY
                                                     --------------------------
                                                       JUNE 29      JANUARY 1
                                                       THROUGH       THROUGH
                                                     DECEMBER 31, SEPTEMBER 28,
                                                         1995         1996
                                                     ------------ -------------
Income tax statutory rate...........................     34.0%        (34.0)%
State taxes (including Puerto Rico), net of federal
 tax benefit........................................      8.4          17.8
Effect of international operations..................     (0.5)         (2.8)
Amortization of negative goodwill...................      0.2           1.6
Other factors.......................................     (0.5)          0.3
                                                         ----         -----
Income tax (expense) benefit........................     41.6%        (17.1)%
                                                         ====         =====

  Deferred tax assets and liabilities are comprised of the following (in thousands):

                                                              COMPANY
                                                     --------------------------
                                                     DECEMBER 31, SEPTEMBER 28,
                                                         1995         1996
                                                     ------------ -------------
Deferred tax assets:
  Accounts receivable valuation allowances..........   $ 5,058       $ 3,913
  Inventory reserves................................     5,950         2,186
  Fixed assets......................................     4,578         3,310
  Accrued expenses..................................     2,617         3,529
  Other deductible temporary differences............        46            71
                                                       -------       -------
Total deferred tax assets...........................    18,249        13,009
                                                       -------       -------
Deferred tax liabilities:
  Inventory step-up and beginning basis difference
   in opening inventory.............................     6,680           --
  Puerto Rico tollgate tax..........................        22         1,418
  Federal benefit of deferred state taxes...........       780           935
  Other taxable temporary differences...............       412           --
                                                       -------       -------
Total deferred tax liabilities......................     7,894         2,353
                                                       -------       -------
Net deferred tax assets.............................   $10,355       $10,656
                                                       =======       =======
Noncurrent portion of deferred tax assets...........   $ 4,315       $ 4,132
                                                       =======       =======
Current portion of deferred tax assets..............   $ 6,040       $ 6,524
                                                       =======       =======

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
  At December 31, 1995 and September 28, 1996, the Company has not provided a valuation allowance against its deferred tax assets because, based upon its current operating plans, the Company believes that it is more likely than not that the assets will be realized through future profitable operations.

  Estimated taxes have been provided for the Company's international operations assuming repatriation of all available earnings. The Predecessor's and the Company's manufacturing operations in Puerto Rico qualify for income tax credit available under Section 936 of the Internal Revenue Code. Recent legislation will phase out the income tax credit allowed under Section 936 over a ten year period. The phase out period will allow a tax credit under present law through December 31, 2001. The credit will be subject to further limitation through December 31, 2005, and thereafter the credit is eliminated.

12. RETIREMENT BENEFITS

 Pensions

  Eligible employees of the Predecessor in the United States and certain other countries were participants, along with employees of other Schering-Plough subsidiaries, in defined benefit pension plans sponsored by Schering-Plough. Benefits under these plans are generally based upon the participants' average final earnings and years of credited service, and take into account governmental retirement benefits. Schering-Plough's funding policy is to contribute actuarially determined amounts, after taking into consideration the funded status of each plan and regulatory limitations. Pension cost allocated by Schering-Plough to the Predecessor for 1993 and 1994 amounted to $0.7 million and $0.8 million, respectively, and was offset in full by the allocated return on pension plan assets for a net cost of zero; the Predecessor was allocated a net credit of $0.2 million for the period from January 1, 1995 through June 28, 1995.

  Effective June 29, 1995, the employees of the Company terminated participation in the Schering-Plough pension plans. Pursuant to the Wesley Jessen Acquisition agreement, the United States participants' pension liabilities and the related assets are to be transferred from the Schering-Plough plan to a new plan that is presently being established by the Company, the Wesley Jessen Cash Balance Pension Plan (the "Plan"). The amounts of pension liabilities and accompanying assets to be transferred from the Schering-Plough plan to the Plan have not been finalized but are both estimated to be approximately $4.5 million. Pending transfer to the Plan, the pension assets will earn a 7% rate of return guaranteed by Schering-Plough.

  The Plan is a defined benefit plan, effective as of January 1, 1996, covering substantially all United States employees (including Puerto Rico). Under the Plan, the Company will contribute a percentage of compensation for each participant (annual pay credits) based upon years of service, excluding the period June 29, 1995 to December 31, 1995 and with the Predecessor. Additionally, the Plan provides for a specified return (interest credits) on participants' account balances. Under the Plan, annual pay credits and interest credits will be accumulated in participants' accounts as the basis for their Plan benefits. The Company will contribute actuarially determined amounts to fund Plan benefits within regulatory minimum requirements and maximum tax deductible limits. Vesting occurs after five years of service and includes service during the period June 29, 1995 to December 31, 1995. The Company has applied to the Internal Revenue Service for approval of the Plan.

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Net pension expense for the pension plan includes the following components (in thousands):

                                                               COMPANY
                                                      --------------------------
                                                        JUNE 29     JANUARY 1,
                                                        THROUGH       THROUGH
                                                      DECEMBER 31, SEPTEMBER 28,
                                                          1995         1996
                                                      ------------ -------------
Service costs--benefits earned during the period.....     $--          $ 324
Interest cost on projected benefit obligation........      151           271
Expected return on plan assets.......................     (151)         (236)
Net amortization and deferral........................      --             45
                                                          ----         -----
  Net pension expense................................     $--          $ 404
                                                          ====         =====

  The following table sets forth the funded status and amounts recognized in the consolidated balance sheet (in thousands):

                                                          COMPANY
                                            ------------------------------------
                                            DECEMBER 31, 1995 SEPTEMBER 28, 1996
                                            ----------------- ------------------
Actuarial present value of benefit obliga-
 tions:
  Vested benefit obligations..............       $4,017            $ 4,160
  Nonvested benefit obligations...........          228                232
                                                 ------            -------
Accumulated benefit obligation............       $4,245              4,392
                                                 ======            =======
Plan assets at fair value.................       $4,500              4,736
Projected benefit obligation..............        4,245              4,750
                                                 ------            -------
Plan assets in excess of (less than) pro-
 jected benefit obligations...............          255                (14)
Unrecognized prior service cost...........          --                 696
Unrecognized net (gain)...................         (255)            (1,086)
                                                 ------            -------
Pension liability recognized..............       $  --             $  (404)
                                                 ======            =======

  Assumptions used in the actuarial computations are as follows:

                                                          COMPANY
                                            ------------------------------------
                                            DECEMBER 31, 1995 SEPTEMBER 28, 1996
                                            ----------------- ------------------
Discount rate..............................       7.25%              8.0%
Expected rate of compensation increase.....        5.0%              5.0%
Expected rate of return on plan assets.....        7.0%              7.0%

 Postretirement benefits other than pensions

  Eligible United States retirees of the Predecessor and their dependents were provided postretirement health care and other benefits under benefit plans sponsored by Schering-Plough. Eligibility for such benefits depended upon age and years of service, and retirees shared in the cost of health care benefits. Postretirement health care cost allocated to the Predecessor by Schering-Plough for fiscal years 1993, 1994, and for the period from January 1, 1995 through June 28, 1995 was $0.6 million, $0.3 million and $0.3 million, respectively. In conjunction with the Acquisition, the Company did not assume any existing retiree postretirement benefit obligations. The Company does not offer postretirement health care benefits to its employees.

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

13. GEOGRAPHICAL INFORMATION

  Financial information by geographic area is as follows (in thousands):

                                                        PREDECESSOR
                                            -----------------------------------
                                                                      JANUARY 1
                                             YEAR ENDED   YEAR ENDED   THROUGH
                                            DECEMBER 31, DECEMBER 31, JUNE 28,
                                                1993         1994       1995
                                            ------------ ------------ ---------
Total assets:
  United States (including territories)....  $ 204,401     $183,714   $ 183,855
  Canada...................................      6,083        5,490       4,076
  Europe...................................     11,285       11,903      10,119
  Eliminations.............................     (7,022)      (9,678)     (6,595)
                                             ---------     --------   ---------
    Total assets...........................  $ 214,747     $191,429   $ 191,455
                                             =========     ========   =========
Net sales:
  United States (including territories)....  $  98,744     $105,569   $  45,366
  Canada...................................      9,938        5,939       2,330
  Europe...................................     13,929       13,334       6,549
  Eliminations.............................    (19,225)     (15,202)     (3,226)
                                             ---------     --------   ---------
    Net sales..............................  $ 103,386     $109,640   $  51,019
                                             =========     ========   =========

                                                               COMPANY
                                                      --------------------------
                                                        JUNE 29      JANUARY 1
                                                        THROUGH       THROUGH
                                                      DECEMBER 31, SEPTEMBER 28,
                                                          1995         1996
                                                      ------------ -------------
Total assets:
  United States (including territories)..............   $ 55,361      $55,731
  Canada.............................................      4,052        3,393
  Europe.............................................      8,609        9,644
  Eliminations.......................................       (692)      (5,525)
                                                        --------      -------
    Total assets.....................................   $ 67,330      $63,243
                                                        ========      =======
Net sales:
  United States (including territories)..............   $ 49,198      $87,524
  Canada.............................................      2,720        4,023
  Europe.............................................      6,066       11,105
  Eliminations.......................................     (3,669)      (6,604)
                                                        --------      -------
    Net sales........................................   $ 54,315      $96,048
                                                        ========      =======

14. COMMITMENTS AND CONTINGENCIES

 Leases

  The Company leases a warehouse distribution facility under a non-cancelable operating lease that expires April 30, 2005. The terms of this lease were determined at the Wesley Jessen Acquisition date to be adverse to the Company as the lease terms committed to by Schering-Plough exceeded the current market rates for a similar lease, which was considered in determining the estimated fair values of net assets at the Wesley Jessen

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) Acquisition date. The Company also leases certain computer and other equipment under operating leases. Total rent expense was as follows (in thousands):

Predecessor
  Year ended December 31, 1993.......................................... $2,903
                                                                         ======
  Year ended December 31, 1994.......................................... $2,983
                                                                         ======
  The period from January 1, 1995 through June 28, 1995 ................ $1,513
                                                                         ======
Company
  The period from June 29, 1995 through December 31, 1995 .............. $  494
                                                                         ======
  The period from January 1, 1996 through September 28, 1996 ........... $1,112
                                                                         ======

  Future minimum lease payments under non-cancelable operating leases at December 31, 1995 were as follows (in thousands):

  YEAR ENDING
  -----------
September 30, 1997.................................................................  $  530
September 30, 1998.................................................................     542
September 30, 1999.................................................................     468
September 30, 2000.................................................................     455
September 30, 2001.................................................................     466
Thereafter.........................................................................   2,287
                                                                                     ------
Total obligations..................................................................  $4,748
                                                                                     ======

 Litigation

  The Company has certain product liability, personal injury and employment related litigation and claims pending in the normal course of its business. Management believes that any uninsured losses resulting from the resolution of such litigation and claims would not have a material adverse impact on the Company's financial position or results of operations as presented in the accompanying financial statements.

15. SUBSEQUENT EVENT--ACQUISITION OF PILKINGTON BARNES HIND GROUP

  On October 2 , 1996, the Company acquired the contact lens business operating under the name Pilkington Barnes Hind Group from Pilkington plc (the "Barnes-Hind Acquisition") for approximately $62.4 million, comprising cash consideration of $57.4 million and a subordinated promissory note in the principal amount of $5.0 million bearing interest at 8% per year, payable in kind (the "Pilkington Note"). Fees of $2.9 million were also incurred in connection with the closing of the acquisition. The purchase price is subject to adjustments based upon certain net current asset and capital expenditure measures as of the closing date of the transaction. The Pilkington Note along with accrued interest thereon, is payable on February 1, 2005. The Pilkington
Note is subordinate to all current and long-term debt of the Company and is subject to acceleration in specific circumstances, including a public offering of the Company's common stock from which certain investors receive any of the proceeds. In connection with the structuring of the refinancing described in
Note 9 and the Barnes-Hind Acquisition, the Company paid fees of $3.0 million to Bain Capital, Inc.

  The Barnes-Hind Acquisition will be accounted for by the purchase method. Accordingly, the results of operations of the Barnes-Hind business will be included with those of the Company for periods commencing on October 2, 1996. Based upon preliminary purchase accounting, no significant goodwill or negative goodwill arose from the transaction.

                        WESLEY JESSEN VISION CARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The unaudited pro-forma combined condensed balance sheet of the Company and Barnes-Hind as of September 28, 1996 is set out below, after giving pro forma effect as of September 28, 1996 to (1) the Barnes-Hind Acquisition; (2) the refinancing described in Note 9; (3) approximately $3.5 million of restructuring expenses expected to be incurred by the Company in late 1996 for restructuring the Wesley Jessen operations following the Barnes-Hind Acquisition; and (4) extraordinary losses of $2.8 million related to writing off capitalized financing fees in connection with the October 2, 1996 financing (in millions):

      ASSETS
      ------
      Current assets.................................................... $152.4
      Property, plant and equipment, net................................   17.6
      Other assets......................................................   12.3
                                                                         ------
                                                                         $182.3
                                                                         ======
      LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
      ----------------------------------------------
      Current liabilities............................................... $ 79.4
      Negative goodwill.................................................   10.8
      Long term debt (excluding current maturities).....................  100.0
      Other liabilities.................................................    0.3
      Stockholders' equity (deficit)....................................   (8.2)
                                                                         ------
                                                                         $182.3
                                                                         ======

  In connection with the Barnes-Hind Acquisition, the Company entered into a voluntary consent order with the Federal Trade Commission which provides, among other things, that the Company must divest Barnes-Hind's U.S. Natural Touch Product Line. The Company is currently evaluating divestiture opportunities. The purchase accounting includes the expected consideration for the assets associated with the U.S. Natural Touch Product Line. Such assets have been valued so that no gain or loss would result from such divestiture, as is required under generally accepted accounting principles.

  The unaudited pro forma combined results of operations for the Company and Barnes-Hind are set out below, giving pro forma effect to: (i) the Wesley-Jessen Acquisition; (ii) the Barnes-Hind Acquisition; (iii) the refinancing described in Note 9; (iv) the estimated recurring cost savings to the Company from facilities and personnel rationalizations; (v) elimination of non-recurring increases to cost of goods sold as a result of applying purchase accounting to inventories and excluding non-recurring charges for restructuring the Wesley-Jessen operations following the Barnes-Hind Acquisition; (vi) the divestiture of Barnes-Hind's U.S. Natural Touch Product Line; and (vii) adjusting the income tax (expense) benefit to an effective rate of 34%, each as if the transactions had occurred as of January 1, 1995 (in millions):

                                                                  JANUARY 1
                                               YEAR ENDED          THROUGH
                                            DECEMBER 31, 1995 SEPTEMBER 28, 1996
                                            ----------------- ------------------
      Net sales............................      $231.0             $190.4
                                                 ======             ======
      Net income (loss)....................      $ (2.2)            $  9.9
                                                 ======             ======

  The pro forma results are not necessarily indicative of what actually would have occurred if the Barnes-Hind Acquisition had been in effect for the periods presented and are not intended to be a projection of future results, which are dependent on the ability of the Company to accomplish its objectives in connection with the Barnes-Hind Acquisition. See "Risk Factors--Risks in the Integration of Barnes-Hind."

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Shareholders, Pilkington Barnes Hind Group:

  We have audited the accompanying combined balance sheets of Pilkington Barnes Hind Group as of March 31, 1995 and 1996, and the related combined statements of operations, parent company investment and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Pilkington Barnes Hind Group as of March 31, 1995 and 1996, and the results of its combined operations and its combined cash flows for each of the years then ended, in conformity with generally accepted accounting principles in the United States.

  The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  As discussed in Note 16 to the financial statements, an agreement was entered into in July 1996, where certain assets and liabilities of the Company will be sold.

Coopers & Lybrand L.L.P.
San Jose, California
July 26, 1996, except as to Note 16,
          which is as of September 24, 1996

                          PILKINGTON BARNES HIND GROUP

                            COMBINED BALANCE SHEETS

                                                                MARCH 31,
                                                           --------------------
                                                             1995       1996
                                                           ---------  ---------
                                                            (IN THOUSANDS OF
                                                              U.S. DOLLARS)
                          ASSETS
Current assets:
 Cash and cash equivalents................................ $  12,810  $  14,958
 Trade accounts receivable, less allowance for doubtful
  accounts of $1,902 in 1995 and $1,671 in 1996...........    21,882     26,207
 Receivables from affiliated companies....................       147         67
 Inventories..............................................    38,139     30,128
 Prepaids and other current assets........................     3,423      4,821
 Deferred income taxes....................................        35        306
                                                           ---------  ---------
  Total current assets....................................    76,436     76,487
Property, plant and equipment, net........................    25,039     33,346
Other assets..............................................       838      2,351
                                                           ---------  ---------
  Total assets............................................ $ 102,313  $ 112,184
                                                           =========  =========
        LIABILITIES AND PARENT COMPANY INVESTMENT
Current liabilities:
 Notes payable to banks................................... $   2,974  $     963
 Accounts payable:
 Trade....................................................     9,963      6,736
 Affiliates...............................................       758        331
 Notes payable to parent and affiliated companies.........    83,317      4,108
 Accrued liabilities......................................     8,846      8,128
 Accrued payroll and related liabilities..................     5,961      6,422
 Deferred income taxes....................................       459      1,748
 Dividends payable........................................       522      4,542
                                                           ---------  ---------
  Total current liabilities...............................   112,800     32,978
Long-term debt, due to affiliated companies...............     4,577      5,343
Other liabilities.........................................     3,674      3,183
                                                           ---------  ---------
  Total liabilities.......................................   121,051     41,504
                                                           ---------  ---------
Commitments and contingencies (Notes 11 and 12).
Parent company investment (deficit).......................   (18,738)    70,680
                                                           ---------  ---------
  Total liabilities and parent company investment......... $ 102,313  $ 112,184
                                                           =========  =========

                          PILKINGTON BARNES HIND GROUP

                       COMBINED STATEMENTS OF OPERATIONS

                                                         YEAR ENDED MARCH 31,
                                                         ----------------------
                                                              1995        1996
                                                         ----------  ----------
                                                           (IN THOUSANDS OF
                                                             U.S. DOLLARS)
Net sales............................................... $  124,994  $  132,581
                                                         ----------  ----------
Costs and expenses:
  Cost of sales.........................................     62,435      63,341
  Research and development..............................     10,317       7,884
  Selling and marketing.................................     37,609      43,292
  General and administrative............................     21,516      22,536
                                                         ----------  ----------
                                                            131,877     137,053
                                                         ----------  ----------
Operating loss..........................................      6,883       4,472
Interest income.........................................       (615)       (773)
Interest expense........................................      4,623       4,315
                                                         ----------  ----------
Loss before provision for income taxes..................     10,891       8,014
Provision for income taxes..............................      2,708       3,116
                                                         ----------  ----------
Net loss................................................ $   13,599  $   11,130
                                                         ==========  ==========



    The accompanying notes are an integral part of these combined financial statements.

                          PILKINGTON BARNES HIND GROUP

                COMBINED STATEMENTS OF PARENT COMPANY INVESTMENT
                         (IN THOUSANDS OF U.S. DOLLARS)

BALANCES, APRIL 1, 1994............................................. $ (15,710)
Net loss............................................................   (13,599)
Net change in cumulative translation adjustments....................       617
Dividends declared..................................................      (820)
Net change in parent company investment.............................    10,774
                                                                     ---------
Balances, March 31, 1995............................................   (18,738)
Net loss............................................................   (11,130)
Net change in cumulative translation adjustments....................    (4,020)
Dividends declared..................................................    (4,542)
Net change in parent company investment.............................   109,110
                                                                     ---------
Balances, March 31, 1996............................................ $  70,680
                                                                     =========



    The accompanying notes are an integral part of these combined financial statements.

                          PILKINGTON BARNES HIND GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                       YEAR ENDED MARCH 31,
                                                       ----------------------
                                                            1995        1996
                                                       ----------  ----------
Cash flows from operating activities:
  Net loss............................................ $  (13,599) $  (11,130)
Adjustments to reconcile net loss to net cash used in
 operating activities:
  Depreciation........................................      6,749       4,017
  Provision for excess and obsolete inventory.........      3,048       1,891
  Provision for doubtful accounts.....................        359         972
  Increase in net deferred taxes......................        383       1,109
  (Gain) loss on disposal/sale of property, plant and
   equipment..........................................         29        (230)
Changes in assets and liabilities:
  Accounts receivable--trade..........................       (910)     (6,034)
  Accounts receivable--affiliate......................      4,424       9,434
  Inventories.........................................     (1,842)      5,287
  Prepaids and other current assets...................        855      (1,513)
  Other assets........................................       (123)     (1,598)
  Accounts payable--trade.............................     (1,068)     (2,964)
  Accounts payable--affiliated companies..............        572        (411)
  Accrued and other current liabilities...............       (234)        110
  Other long-term liabilities.........................        937        (220)
                                                       ----------  ----------
  Net cash used in operating activities...............       (420)     (1,280)
                                                       ----------  ----------
Cash flows from investing activities:
  Capital expenditures................................    (12,899)    (13,572)
  Proceeds from sale of fixed assets..................         28         974
                                                       ----------  ----------
  Net cash used in investing activities...............    (12,871)    (12,598)
                                                       ----------  ----------
Cash flows from financing activities:
  Net receipts (payments) under notes payable to
   banks..............................................        138      (1,923)
  Decrease (increase) in notes payable to parent and
   affiliated companies...............................     10,765     (69,031)
  Borrowings on long-term debt due to affiliated com-
   panies.............................................      2,047       1,096
  Cash infusions from parent and affiliated companies.                 90,579
  Dividends paid to parent............................       (427)       (498)
  Net change in parent company investment.............      6,334      (3,780)
                                                       ----------  ----------
Net cash provided by financing activities.............     18,857      16,443
                                                       ----------  ----------
Effect of exchange rate changes on cash and cash
 equivalents..........................................        988        (417)
                                                       ----------  ----------
Net increase in cash and cash equivalents.............      6,554       2,148
Cash and cash equivalents at beginning of year........      6,256      12,810
                                                       ----------  ----------
Cash and cash equivalents at end of year.............. $   12,810  $   14,958
                                                       ==========  ==========
Supplemental disclosures of cash flow information:
Interest paid......................................... $    4,623  $    4,315
                                                       ==========  ==========
Taxes paid............................................ $      218  $      643
                                                       ==========  ==========
Supplemental disclosures of noncash financing activi-
 ties:
Dividends declared but not paid....................... $      457  $    4,558
                                                       ==========  ==========
Affiliated debt converted to parent company invest-
 ment.................................................             $    7,695
                                                       ==========  ==========

    The accompanying notes are an integral part of these combined financial statements.

                         PILKINGTON BARNES HIND GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                        (IN THOUSANDS OF U.S. DOLLARS)

1. BASIS OF PRESENTATION:

  Pilkington Barnes Hind Group (the Company) is a leading supplier of contact lenses throughout the world. The Company is headquartered in Sunnyvale, California with principal manufacturing sites in Southampton, England and San Diego, California. The Company's contact lenses are sold directly in the U.S., Canada, most of Europe, Japan and Australia. Sales through distributors extend the geographic coverage to Asia, Latin America, the Middle East, Africa and European territories not served by direct sales.

  The accompanying combined financial statements present the combined assets, liabilities, revenues and expenses of all contact lens manufacturing and distribution operations of Pilkington Barnes Hind Group, a vision care division of Pilkington plc (Pilkington). The ultimate holding company, Pilkington, is listed on the United Kingdom stock exchange. All significant transactions between operations within the Company have been eliminated.

  These combined financial statements are presented as if the Company existed as a separate entity for the years presented. These combined financial statements are presented exclusive of two other divisions of the Company which were sold during the year ended March 31, 1996. These divisions (contact lens solutions and contact lens raw materials manufacturing) have been excluded in order to reflect the financial position and results of operations of the contact lens manufacturing and distribution operations only.

  Revenues, expenses, assets and liabilities that are specifically identified as relating to the two other divisions have been excluded. Where revenues, expenses, assets and liabilities could not be specifically identified, estimates of amounts to be excluded have been made based on the activity of the respective lines of business, which management believes to be reasonable.

  These combined financial statements include transactions with Pilkington for treasury functions, tax services, internal audit services, risk management services, research and development, and travel (see Note 14). In addition, in fiscal 1995 and 1996, certain costs shared with other Pilkington U.S. entities have been allocated to the Company. Shared costs have been allocated based upon usage, number of employees and other methods which management believes to be reasonable.

  The financial information included herein may not necessarily reflect the financial position, results of operations or cash flows of the Company in the future or what the financial position, results of operations or cash flow of the Company would have been if it was a separate, stand-alone company during the periods presented. However, management believes that, with respect to general and administrative expenses, the amounts reflected in the combined statements of operations are not less than the amounts the Company would have incurred had the Company been an unaffiliated company in those periods.

  The Company relies substantially on the financial support of Pilkington, which has historically provided funding to the Company, if required, to sustain business operations. Such support has, to date, been provided in the form of cash investments and forgiveness of payables and intercompany debt; however, continued support cannot be guaranteed (see Note 16).

  As shown in the accompanying financial statements, the Company incurred a net loss of $13,599 and $11,130 for the years ended March 31, 1995 and 1996, respectively. Factors such as the recurring losses suffered by the Company, the requirement for the ongoing support of Pilkington and the pending sale of the Company (see Note 16), among others, raise substantial doubt about its ability to continue as a going concern. Recoverability of a part of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued profitable operations and the ability to obtain required working capital to fund operations. The

                         PILKINGTON BARNES HIND GROUP

                        (IN THOUSANDS OF U.S. DOLLARS)

financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and the amount and classification of liabilities that might be necessary should the Company be unable to continue in existence.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Cash and Cash Equivalents:

  Cash and cash equivalents, which are held at a variety of financial institutions located in the United States, Europe and Asia, consist primarily of short-term investments with a maturity of three months or less when purchased, carried at cost which approximates market. Deposits in banks may exceed the amount of insurance provided on such deposits. The Company has not experienced any material losses relating to any investment instruments.

 Fair Value of Financial Instruments:

  The amounts reported for cash equivalents, accounts receivable, accounts payable and accrued liabilities are considered to approximate fair values based on comparable market information available at March 31, 1996. Based upon interest rates available to the Company for debt with comparable maturities, the carrying values of the Company's notes payable approximate fair values.

 Fair Value of Financial Instruments, continued:

  Financial instruments which potentially subject the Company to concentrations of credit risk comprise, principally, cash, cash equivalents and accounts receivables. The Company invests its cash in government securities and time deposits. The Company performs ongoing evaluations of its customers' financial condition and does not require collateral. The Company maintains allowances for potential credit losses and such losses have been within management's expectations.

 Inventories:

  Inventories are stated at the lower of standard cost (which approximates actual cost on the first-in, first-out basis) or market. Inventories have been reduced to what management believes are levels appropriate for the current level of sales. Management has developed a program to reduce inventory to desired levels over the near term and believes no material loss will be incurred on its disposition. No estimate can be made of a range of amounts of loss that are reasonably possible should the program not be successful.

 Management Estimates:

  The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Property, Plant and Equipment:

  Property, plant and equipment are stated at cost and are depreciated on a straight-line basis over the estimated useful lives of the related assets (buildings--10 to 40 years; plant and office equipment--3 to 10 years). Leasehold improvements and leased equipment are amortized over the lesser of their useful lives or the remaining term of the related leases.

                         PILKINGTON BARNES HIND GROUP

                        (IN THOUSANDS OF U.S. DOLLARS)


  Upon sale or retirement, the costs and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in current income. Repairs and maintenance are charged to expense as incurred.

 Foreign Currency Translation:

  The assets and liabilities, and revenue and expense accounts of the Company's foreign subsidiaries have been translated using the exchange rate at the balance sheet date, and the weighted average exchange rate for the period, respectively.

  The net effect of the translation of the accounts of the Company's subsidiaries has been included in parent company investment as cumulative foreign currency translation adjustments. Gains or losses that arise from exchange rate changes on transactions denominated in a currency other than the local currency are included in income as incurred.

 Revenue Recognition:

  Sales and related cost of sales are recognized upon shipment of product. No individual customer accounts for more than 10% of sales. Sales are reported net of a provision for estimated product returns and warranty reserves.

 Income Taxes:

  Income taxes have been provided in the Company's statements of income as if the Company were a separate taxable entity and no recognition has been given to tax attributes available to other members of the Pilkington consolidated group or the Company's other divisions. Temporary and permanent differences related to the Company's contact lens business have been allocated in accordance with the methodology used for determining revenues, expenses, assets and liabilities, as described in Note 1.

  Where amounts paid to other Pilkington entities pursuant to a tax sharing agreement were different from the computed current tax expense, the difference has been treated as an addition to or deduction from parent company investment. The current tax expense calculated for subsidiaries that did not enter into a tax sharing agreement has been treated as an addition to parent company investment.

 Advertising:

  The Company expenses advertising costs as they are incurred. Advertising expense for the years ended March 31, 1995 and 1996 was $1,741 and $4,775, respectively.

 Recent Pronouncements:

  In March 1995, the Financial Accounting Standards Board issued Statement No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets which are held and used or disposed of. SFAS No. 121 will be effective for fiscal years beginning after December 15, 1995. The Company does not anticipate that the adoption of SFAS No. 121 will have a material adverse effect on the Company's results of operations.

                         PILKINGTON BARNES HIND GROUP

                        (IN THOUSANDS OF U.S. DOLLARS)

3. INVENTORIES:

                                                                    MARCH 31,
                                                                 ---------------
                                                                  1995    1996
                                                                 ------- -------
Raw materials................................................... $ 1,589 $ 1,733
Work in process.................................................   5,645   4,789
Finished goods..................................................  30,905  23,606
                                                                 ------- -------
                                                                 $38,139 $30,128
                                                                 ======= =======

  Inventories are stated net of reserves of $6,787 and $4,915 at March 31, 1995 and 1996, respectively.

4. PROPERTY, PLANT AND EQUIPMENT:

                                                                 MARCH 31,
                                                             ------------------
                                                               1995      1996
                                                             --------  --------
Buildings................................................... $  8,224  $  1,645
Leasehold improvements......................................    9,949    10,880
Machinery...................................................   40,780    47,486
Office equipment and software...............................   11,182    11,579
                                                             --------  --------
                                                               70,135    71,590
Less accumulated depreciation and amortization..............  (56,164)  (51,773)
                                                             --------  --------
                                                               13,971    19,817
Land........................................................    4,585     4,510
Construction in progress....................................    6,483     9,019
                                                             --------  --------
                                                             $ 25,039  $ 33,346
                                                             ========  ========

  At March 31, 1995 and 1996, machinery and office equipment included assets acquired under capital leases with a capitalized cost of $2,777 and $2,617, respectively. Related accumulated amortization totaled $566 and $979, respectively. Interest totaling $344 and $527 was capitalized during fiscal 1995 and 1996, respectively. Fully depreciated assets were $34,164 and $33,306 at March 31, 1995 and 1996, respectively.

5. CAPITAL LEASE OBLIGATIONS:

  At March 31, 1996, future minimum lease payments under capital lease obligations are summarized as follows:

        PERIOD ENDING MARCH 31,
        -----------------------
1997................................................................... $  797
1998...................................................................    651
1999...................................................................    401
                                                                        ------
Total minimum lease payments...........................................  1,849
Less amount representing interest......................................   (133)
                                                                        ------
Present value of future minimum lease payments.........................  1,716
Less current portion...................................................   (726)
                                                                        ------
Long-term capital lease obligation..................................... $  990
                                                                        ======

                         PILKINGTON BARNES HIND GROUP

                        (IN THOUSANDS OF U.S. DOLLARS)


6. SHORT-TERM BORROWING AGREEMENTS:

  Lines of credit for short-term borrowings have been established with banks in the United States, Canada, Italy, and the United Kingdom. The agreements generally have no termination date but are reviewed annually for renewal. At March 31, 1995, the Company had an outstanding balance of $2,974 and an unused line of credit amounting to $2,799. At March 31, 1996, the Company had an outstanding balance of $963 and unused lines of credit amounting to $3,841.

  Short-term borrowing arrangements have also been made with affiliated Pilkington Group Companies. At March 31, 1995, the Company had an outstanding balance of $83,317 and unused credit lines of $4,851. At March 31, 1996, the Company had an outstanding balance of $4,108 and unused credit lines of $56,029 (see Note 14).

  Included in the outstanding balance at March 31, 1995 was $8,040 of noninterest bearing debt from an affiliated company. In October 1995, this amount was converted to Parent Company Investment (see Note 14).

  The weighted average interest rate was 6.8% and 7.10% at March 31, 1995 and 1996, respectively. Interest rates are generally based upon U.K. prime rates or the London Inter Bank Offering Rate plus up to a 1% premium.

7. LONG-TERM DEBT, AFFILIATED COMPANIES:

                                                                       MARCH 31,
                                                                         1996
                                                                       ---------
Loan with Pilkington Finance Limited, interest at 6.75% payable quar-
 terly, due at June 30, 1997.........................................   $5,343
                                                                        ======

8. DEFINED CONTRIBUTION PENSION PLAN:

  The Company sponsors a defined contribution plan covering U.S. employees. The plan provides for limited Company matching of participants' contributions. Contributions to the defined contribution plans charged to operations were $739 and $679 for the years ended March 31, 1995 and 1996, respectively.

9. DEFINED BENEFIT PENSION PLANS:

  The Company participates in a noncontributory Pilkington single-employer defined benefit pension plan (Domestic Pension Plan) in the United States covering substantially all full-time domestic employees, as well as a contributory single-employer defined benefit pension plan covering certain employees in the United Kingdom (International Pension Plan).

  Benefit payments for domestic employees are based principally on earnings during the last five- or ten-year period prior to retirement and/or on length of service. Employees are eligible to participate in domestic plans within one year of employment and are vested after five years of service. For the International Pension Plan, benefits are based on length of service and on compensation during the last ten years of service prior to retirement.

  The Company's policy is to fund such amounts as are necessary, on an actuarial basis, to provide for the plans' current service costs and the plans' prior service costs over their amortization periods.

                         PILKINGTON BARNES HIND GROUP

                        (IN THOUSANDS OF U.S. DOLLARS)


  The following table provides the net periodic pension cost of the Pilkington Domestic Pension Plan and the Company's International Pension Plan.

                                                         YEAR ENDED MARCH 31,
                                                         ----------------------
                                                             1995        1996
                                                         ----------  ----------
DOMESTIC PENSION PLAN:
Service cost-benefits earned during the period.......... $    1,738  $    1,460
Interest cost on projected benefit obligation...........      2,702       2,762
Actual return on plan assets............................       (942)     (3,111)
Net amortization and deferral...........................     (1,445)        175
  Curtailment gain on sale of lenscare division.........                 (1,212)
                                                         ----------  ----------
    Total net periodic pension cost..................... $    2,053  $       74
                                                         ==========  ==========
INTERNATIONAL PENSION PLAN:
Service cost-benefits earned during the period.......... $      410  $      434
Interest cost on projected benefit obligation...........        451         497
Actual return on plan assets............................       (428)       (486)
Net amortization and deferral...........................         31          32
                                                         ----------  ----------
    Total net periodic pension cost..................... $      464  $      477
                                                         ==========  ==========

  Costs incurred and charged to the Company's operations for its portion of the Domestic Pension Plan were $1,472 and $1,069 for the years ended March 31, 1995 and 1996, respectively.

  The significant actuarial assumptions for the following tables as of the measurement date are as follows:

                                                       YEAR ENDED MARCH 31,
                                                       -----------------------
                                                          1995         1996
                                                       ----------   ----------
DOMESTIC PENSION PLAN:
Discount rate.........................................        8.5%         7.5%
Expected long-term rate of return on plan assets......        8.0%         8.0%
Rate of increase in future compensation levels........        5.5%         5.5%
INTERNATIONAL PENSION PLAN:
Discount rate.........................................        8.5%         8.5%
Expected long-term rate of return on plan assets......        8.5%         8.5%
Rate of increase in future compensation levels........        6.5%         6.5%

  At March 31, 1996, the Domestic and International Pension Plan assets include cash items, fixed income securities, common stock and insurance policies.

                         PILKINGTON BARNES HIND GROUP

                        (IN THOUSANDS OF U.S. DOLLARS)


  The funded status as of the measurement date was as follows:

                                                         YEAR ENDED MARCH 31,
                                                        ----------------------
                                                             1995        1996
                                                        ----------  ----------
DOMESTIC PENSION PLAN:
Actuarial present value of benefit obligations:
  Vested benefit obligation............................ $   25,187  $   31,862
                                                        ==========  ==========
  Accumulated benefit obligation....................... $   26,642  $   33,085
                                                        ==========  ==========
  Projected benefit obligation.........................     33,000      40,116
  Plan assets at fair value............................     35,898      46,645
                                                        ----------  ----------
  Projected benefit obligation in excess of plan as-
   sets................................................     (2,898)     (6,529)
  Unrecognized net gain................................      5,000       5,978
  Unrecognized prior service cost......................     (1,817)     (1,394)
                                                        ----------  ----------
  Accrued (prepaid) pension cost....................... $      285  $   (1,945)
                                                        ==========  ==========
INTERNATIONAL PENSION PLAN:
Actuarial present value of benefit obligations:
  Vested benefit obligation............................ $    5,604  $    5,908
                                                        ==========  ==========
  Accumulated benefit obligation....................... $    5,661  $    5,986
                                                        ==========  ==========
  Projected benefit obligation.........................      6,202       6,586
  Plan assets at fair value............................      5,941       6,455
                                                        ----------  ----------
  Accrued pension cost................................. $      261  $      131
                                                        ==========  ==========

  The accrued (prepaid) pension cost allocated to the Company for its portion of the Domestic Pension Plan was $700 and $(232) at March 31, 1995 and 1996, respectively.

  The measurement date for the Domestic Pension Plan for the years ended March 31, 1995 and 1996 is December 31, 1994 and 1995, respectively. The measurement date for the International Pension Plan is March 31, 1995 and 1996, respectively.

 10. INCOME TAXES:

  Components by region of loss before provision for income taxes consist of the following:

                                                         YEAR ENDED MARCH 31,
                                                         ----------------------
                                                              1995        1996
                                                         ----------  ----------
North America........................................... $  (17,306) $  (15,618)
Europe..................................................      4,835       6,124
Australia...............................................        (23)        (99)
Asia....................................................      1,603       1,579
                                                         ----------  ----------
                                                         $  (10,891) $   (8,014)
                                                         ==========  ==========

                         PILKINGTON BARNES HIND GROUP

                        (IN THOUSANDS OF U.S. DOLLARS)


  The components of the provision for income taxes are as follows:

                                                                  YEAR ENDED
                                                                   MARCH 31,
                                                               -----------------
                                                                1995     1996
                                                               ------ ----------
Current:
  Foreign..................................................... $2,325 $2,007
Deferred:
  Foreign.....................................................    383  1,109
                                                               ------ ------
                                                               $2,708 $3,116
                                                               ====== ======

  A reconciliation between income tax provisions computed at the U.S. federal statutory rate and the effective rate reflected in the combined statements of income:

                                                                 YEAR ENDED
                                                                  MARCH 31,
                                                                 -------------
                                                                 1995    1996
                                                                 -----   -----
Benefit at statutory rate....................................... (35.0)% (35.0)%
Permanent items.................................................   6.2     2.7
Foreign taxes...................................................  24.9    38.9
Losses not benefited............................................  28.8    32.3
                                                                 -----   -----
                                                                  24.9 %  38.9 %
                                                                 =====   =====

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                        YEAR ENDED MARCH 31,
                                                        ----------------------
                                                             1995        1996
                                                        ----------  ----------
Deferred tax assets:
  Allowance for doubtful accounts...................... $      195  $      378
  Reserves and accruals................................      4,448       3,136
  Depreciation.........................................        921         483
  Net operating losses.................................     33,991      39,645
                                                        ----------  ----------
    Total gross deferred tax assets....................     39,555      43,642
  Less valuation allowance.............................    (39,520)    (43,336)
                                                        ----------  ----------
  Net deferred tax assets..............................         35         306
                                                        ----------  ----------
Deferred tax liabilities:
  Deferred revenue.....................................       (112)       (107)
  Other................................................       (347)     (1,641)
                                                        ----------  ----------
  Deferred tax liabilities.............................       (459)     (1,748)
                                                        ----------  ----------
    Total.............................................. $     (424) $   (1,442)
                                                        ==========  ==========

  The net changes in the total valuation allowance for the years ended March 31, 1995 and 1996 relate primarily to movements in certain domestic net operating losses.

  The Company has recorded a deferred tax asset of $306 at March 31, 1996. Realization is dependent on generating sufficient taxable income in the following year in certain tax paying subsidiaries. Although realization

                         PILKINGTON BARNES HIND GROUP

                        (IN THOUSANDS OF U.S. DOLLARS)

is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term, if estimates of future taxable income during the carryforward period are reduced.

  On a separate company basis, the Company had cumulative tax loss carryforwards in the U.S. of approximately $35,000 in 1995 and $54,000 in 1996. As a result of the utilization of some of those losses by other members of the U.S. consolidated group, however, the tax losses which may be used by the Company to offset future taxable income were approximately $14,800 in 1995 and $13,800 in 1996. Of the $13,800 remaining in 1996, $4,200 will expire in 2007, $6,300 will expire in 2008 and $3,300 will expire in 2009.

  The Company has not recognized a deferred tax liability for the undistributed earnings of its foreign subsidiaries that arose in 1996 and prior years because the Company does not expect those unremitted earnings to reverse and become taxable to the Company in the foreseeable future. A deferred tax liability will be recognized when the Company expects that it will recover those undistributed earnings in a taxable manner, such as through receipt of dividends or sale of the investments. The cumulative undistributed earnings of these subsidiaries are not practicable to determine.

11. COMMITMENTS:

  The Company leases certain warehouse and office facilities, office equipment and automobiles under noncancelable operating leases which expire in years 1997 through 2018. The Company is responsible for taxes, insurance and maintenance expenses related to the leased facilities. Under the terms of certain lease agreements, the leases may be extended, at the Company's option, and certain of the leases provide for adjustments of the minimum monthly rent.

  Future minimum annual lease payments under the leases are as follows:

      PERIOD ENDING MARCH 31,
      -----------------------
      1997.............................................................. $6,357
      1998..............................................................  4,180
      1999..............................................................  1,831
      2000..............................................................  1,222
      2001..............................................................  1,022
      Thereafter........................................................  6,678

  Rent expense for the years ended March 31, 1995 and 1996 was $5,010 and $4,826, respectively.

12. CONTINGENCIES:

  The Company is involved in a lawsuit relating to a worldwide patent licensing agreement whereby it is alleged that the Company did not make good faith efforts to manufacture, market and distribute the related contact lens. The license agreement contains an arbitration provision and since investigation of the plaintiffs' claims is still in progress, the Company's potential liability in this matter, if any, cannot yet be determined.

  The Company is involved in a dispute with a former employee in Germany relating to alleged unfair dismissal.

  In addition to the matters discussed above, in the ordinary course of business, various legal actions and claims pending have been filed against the Company. While it is reasonably possible that such contingencies, including those matters discussed above, may result in a cost greater than that provided for in the financial statements, it is the opinion of management that the ultimate liability, if any, with respect to these matters, will not materially affect the combined cash flows; results of operations or financial position of the Company.

                         PILKINGTON BARNES HIND GROUP

                        (IN THOUSANDS OF U.S. DOLLARS)


  The Company has been notified by the United States Environmental Protection Agency (USEPA) that it has been deemed a Potentially Responsible Party (PRP) under the Comprehensive Environmental, Response, Compensation and Liability Act of 1980 (or Superfund) at the Omega Chemical Corporation Site in Whittier, California. The Company is one of approximately 145 PRPs identified at the site who appear to share joint and several liability. The USEPA has issued an administrative order to each of these parties directing that certain investigative and remedial work be undertaken. The investigative work is still under way and the extent of the contamination has not yet been determined. Consequently, the Company's ultimate liability for this matter can not yet be quantified and no provision has been made in the accompanying combined financial statements.

13. CURRENT VULNERABILITIES DUE TO CERTAIN CONCENTRATIONS:

  The Company currently buys a raw material, an important component of one of its products, from one supplier. Although there are a limited number of manufacturers of the raw material, management believes that other suppliers could provide the raw material on comparable terms. A change in suppliers, however, could cause a delay in manufacturing and a possible loss of sales, which would adversely affect operating results. Included in the Company's consolidated balance sheet at March 31, 1996, are the net assets of one of the Company's two manufacturing operations which produce the Company's best selling product, all of which are located in a single facility in the United Kingdom and which total approximately $11.3 million.

14. SIGNIFICANT RELATED PARTY TRANSACTIONS:

 Notes Payable to Parent Company:

  The Company has various payables with affiliates (see Note 6).

  Interest expense on notes payable to parent and affiliated companies for the years ended March 31, 1995 and 1996 was $4,258 and $4,180, respectively.

 Payables to Affiliated Companies and Other Activities:

  During the year ended March 31, 1996, the Company received cash totaling $88,760, representing the proceeds from the sale of an affiliated business. An affiliated company also agreed to convert debt totaling $7,695 to parent company investment. During the years ended March 31, 1995 and 1996, the Company was forgiven current payables from affiliates totaling $8,474 and $12,039, respectively. All transactions have been treated as additions to parent company investment.

  Pilkington charges the Company for services and shared costs relating to treasury functions, tax return preparations, internal audit service, risk management services, research and development and travel. For the years ended March 31, 1995 and 1996, the Company expensed $561 and $1,036, respectively, relating to Pilkington services and shared costs. In addition, Pilkington facilitates the Company's purchases of certain outside services, such as legal, worker's compensation and other insurance premiums.

 Other Related Party Transactions:

  During the year ended March 31, 1995, the Company purchased a house from a director of the Company for $217. The house was subsequently sold for $172 during the year ended March 31, 1996.

                         PILKINGTON BARNES HIND GROUP

                        (IN THOUSANDS OF U.S. DOLLARS)


15. WORLDWIDE OPERATIONS:

  The Company operates in the ophthalmic industry in the distribution of contact lenses.

  A summary of information about the Company's geographic areas is as follows:

                           NORTH
                          AMERICA EUROPE   AUSTRALIA  ASIA    ELIMINATIONS  TOTAL
                          ------- -------  --------- -------  ------------ --------
YEAR ENDED MARCH 31,
 1995
Revenue:
External................  $78,407 $38,254   $1,633   $ 6,700               $124,994
Internal................   43,343  25,933                       $(69,276)
Operating loss (profit).   13,131  (5,205)       4    (1,606)        559      6,883
Identifiable assets.....   69,151  28,578      116     4,534         (66)   102,313
YEAR ENDED MARCH 31,
 1996
Revenue:
External................   78,907  44,050    1,793     7,831                132,581
Internal................   32,050  35,691       14               (67,755)
Operating loss (profit).   12,154  (6,136)      85    (1,586)        (45)     4,472
Identifiable assets.....   65,786  38,546      379     7,494         (21)   112,184

16. SUBSEQUENT EVENTS:

  Pilkington signed an agreement (as amended September 24, 1996) for the sale of certain assets and liabilities of the Company at an aggregate purchase price of approximately $62,000, consisting of a cash payment at closing and a note in the amount of $5,000. The purchase price is subject to adjustment based upon closing working capital of the divested assets. The assets and liabilities to be divested consist primarily of inventory, accounts receivable, fixed assets, accounts payable and certain accrued liabilities and total approximately $57,000.

                          PILKINGTON BARNES HIND GROUP
                         (A DIVISION OF PILKINGTON PLC)

                        CONDENSED COMBINED BALANCE SHEET
                                  (UNAUDITED)

                                                               OCTOBER 1, 1996
                                                               ----------------
                                                               (IN THOUSANDS OF
                                                                 US DOLLARS)
                            ASSETS
Current assets:
  Cash and cash equivalents...................................     $ 5,830
  Trade accounts receivable, less allowance for doubtful ac-
   counts of $1,902...........................................      25,143
  Inventories.................................................      27,847
  Prepaids and other current assets...........................       3,194
  Deferred income taxes.......................................         556
                                                                   -------
    Total current assets......................................      62,570
Property, plant and equipment, net ...........................      35,419
Other assets..................................................         443
                                                                   -------
    Total assets..............................................     $98,432
                                                                   =======
          LIABILITIES AND PARENT COMPANY INVESTMENT
Current liabilities:
  Accounts payable............................................     $ 9,720
  Accrued liabilities.........................................      10,975
  Accrued payroll and related liabilities.....................      12,551
                                                                   -------
    Total current liabilities ................................      33,246
Deferred income taxes.........................................       1,280
Other liabilities.............................................         384
                                                                   -------
    Total liabilities.........................................      34,910
Parent company investment.....................................      63,522
                                                                   -------
    Total liabilities and parent company investment...........     $98,432
                                                                   =======



 The accompanying notes are an integral part of this condensed combined interim financial data

                          PILKINGTON BARNES HIND GROUP
                         (A DIVISION OF PILKINGTON PLC)

                  CONDENSED COMBINED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                               PERIOD FROM
                                        SIX MONTHS ENDED  APRIL 1, 1996 THROUGH
                                       SEPTEMBER 30, 1995    OCTOBER 1, 1996
                                       ------------------ ---------------------
                                            (IN THOUSANDS OF U.S. DOLLARS)
Net sales.............................      $67,154             $ 64,805
                                            -------             --------
Costs and expenses:
  Cost of sales.......................       33,197               34,695
  Research and development............        4,160                3,448
  Selling and marketing...............       21,012               20,634
  General and administrative..........       11,901               21,318
                                            -------             --------
                                             70,270               80,095
                                            -------             --------
Operating loss........................       (3,116)             (15,290)
Interest income.......................          323                   95
Interest expense......................       (3,287)                (590)
                                            -------             --------
Loss before provision for income tax-
 es...................................       (6,080)             (15,785)
Provision for income taxes............        2,365                6,140
                                            -------             --------
Net loss..............................      $(8,445)            $(21,925)
                                            =======             ========



 The accompanying notes are an integral part of this condensed combined interim financial data

                          PILKINGTON BARNES HIND GROUP
                         (A DIVISION OF PILKINGTON PLC)

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                PERIOD FROM
                                         SIX MONTHS ENDED  APRIL 1, 1996 THROUGH
                                        SEPTEMBER 30, 1995    OCTOBER 1, 1996
                                        ------------------ ---------------------
                                             (IN THOUSANDS OF U.S. DOLLARS)
Cash flows from operating activities:
 Net loss.............................       $(8,445)            $(21,925)
 Adjustments to reconcile net loss to
  net cash used in operating activi-
  ties:
  Depreciation........................         3,375                3,349
  Provision for excess and obsolete
   inventory..........................           908                  230
  Provision for doubtful accounts.....           352                1,330
  Increase in net deferred taxes......           (35)                (718)
 Change in assets and liabilities:
  Accounts receivable--trade..........        (1,988)                (605)
  Accounts receivable--affiliate......           147                   67
  Inventories.........................         2,383                1,475
  Prepaids and other current assets...        (3,577)                (186)
  Other assets........................           403                1,908
  Accounts payable--trade.............        (3,202)               2,984
  Accounts payable affiliated compa-
   nies...............................           323                 (331)
  Accrued and other current liabili-
   ties...............................         3,562                9,304
  Other long-term liabilities.........         3,256               (2,799)
                                             -------             --------
 Net cash used in operating activi-           (2,538)              (5,917)
  ties................................       -------             --------
Cash flows from investing activities:
 Capital expenditures.................        (4,205)              (5,417)
                                             -------             --------
 Net cash used in investing activi-           (4,205)              (5,417)
  ties................................       -------             --------
Cash flows from financing activities:
 Financing activities with Pilkington
  plc.................................         8,678                2,206
                                             -------             --------
 Net cash provided by financing activ-         8,678                2,206
  ities...............................       -------             --------
Net change in cash and cash equiva-
 lents................................         1,935               (9,128)
Cash and cash equivalents at beginning        12,810               14,958
 of year..............................       -------             --------
Cash and cash equivalents at end of          $14,745             $  5,830
 period...............................       =======             ========
Supplemental disclosures of cash flow
 information:
 Interest paid........................       $ 3,288             $    641
                                             =======             ========
 Taxes paid...........................       $    29             $  1,231
                                             =======             ========

 The accompanying notes are an integral part of this condensed combined interim financial data

                         PILKINGTON BARNES HIND GROUP
                        (A DIVISION OF PILKINGTON PLC)

              NOTES TO CONDENSED COMBINED INTERIM FINANCIAL DATA

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

  The accompanying unaudited condensed combined interim financial data of Pilkington Barnes Hind Group ("the Group"), a vision care division of Pilkington plc, have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the Group's audited financial statements as of March 31, 1995 and 1996 and for the years then ended.

  The interim financial data is unaudited; however in the opinion of management, the interim financial data includes all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the results for the interim periods. The results of operations for the interim periods ended September 30, 1995 and October 1, 1996, are not necessarily indicative of the results to be expected for the full year.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from these estimates.

2. INVENTORIES

  Inventories consist of the following at October 1, 1996 (in thousands of U.S. dollars):

   Raw materials........................................................ $ 2,804
   Work in process......................................................   4,788
   Finished goods.......................................................  20,255
                                                                         -------
                                                                         $27,847
                                                                         =======

  Inventories are stated net of valuation reserves of $5,145 at October 1, 1996.

3. SUBSEQUENT EVENT

  Effective October 2, 1996, the Group was sold by Pilkington plc to Wesley Jessen VisionCare, Inc. (formerly known as Wesley-Jessen Holding, Inc.) for an aggregate purchase price of approximately $62.4 million. The purchase price is subject to adjustment based on certain measures as of the closing date as outlined in the purchase agreement. These financial statements do not reflect any adjustments associated with the October 2, 1996 transaction.

          [Sample of Advertisement Targeted to Eyecare Practitioners]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               -----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   12
The Company...............................................................   18
Use of Proceeds...........................................................   20
Dividend Policy...........................................................   21
The Reclassification......................................................   21
Capitalization............................................................   22
Dilution..................................................................   23
Unaudited Pro Forma Financial Data........................................   24
Supplemental Unaudited Pro Forma Financial Data...........................   36
Selected Historical Consolidated
 Financial Data...........................................................   40
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   43
Business..................................................................   53
Management................................................................   70
Principal Stockholders....................................................   79
Certain Transactions......................................................   81
Description of Certain Indebtedness.......................................   82
Description of Capital Stock..............................................   84
Shares Eligible for Future Sale...........................................   87
Underwriting..............................................................   89
Experts...................................................................   91
Legal Matters.............................................................   91
Additional Information....................................................   91
Index to Financial Statements.............................................  F-1

 UNTIL              , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICI-PATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DE-LIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOT-MENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                2,400,000 SHARES

                                      LOGO

                         Wesley Jessen VisionCare, Inc.

                                  COMMON STOCK

                               -----------------

                                   PROSPECTUS

                               -----------------

                              MERRILL LYNCH & CO.

                               ALEX. BROWN & SONS
                                  INCORPORATED
                            BEAR, STEARNS & CO. INC.

                           BT SECURITIES CORPORATION

                              SALOMON BROTHERS INC

                               FEBRUARY   , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                  ALTERNATE PAGE
                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED JANUARY 22, 1997

PROSPECTUS

                                 100,000 SHARES

                         WESLEY JESSEN VISIONCARE, INC.

LOGO                              COMMON STOCK

                                  -----------

  All of the shares of Common Stock, par value $.01 per share ("Common Stock"), offered hereby are being offered directly by Wesley Jessen VisionCare, Inc., a Delaware corporation ("Wesley Jessen" or the "Company") to certain employee participants in the Company's Profit Sharing Plan (the "Direct Offering"). Concurrently with the Direct Offering, the Company is offering (the "Underwritten Offering") an aggregate of 2,400,000 shares of Common Stock to the public through a group of underwriters (the "Underwriters"). The Direct Offering is contingent upon the consummation of the Underwritten Offering. The Direct Offering and the Underwritten Offering are collectively referred to herein as the "Offering."

  Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price to employee participants will be between $17.67 and $19.53 per share. See "Plan of Distribution" for information relating to the factors to be considered in determining the initial public offering price of the Common Stock. The Company expects to receive net proceeds of approximately $45.2 million in connection with the sale of 2,400,000 shares of Common Stock in the Underwritten Offering. The Company estimates that expenses of the Offering will be approximately $1,800,000.

  The Common Stock has been approved for inclusion on the Nasdaq National Market under the symbol "WJCO," subject to official notice of issuance.

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                  -----------

  The shares of Common Stock are offered by the Company subject to approval of certain legal matters by counsel for the Company and certain other conditions, including consummation of the Underwritten Offering. It is expected that delivery of the shares of Common Stock will be made in Chicago, Illinois on or
about            , 1997.

                                  -----------

                The date of this Prospectus is February  , 1997.
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                                  ALTERNATE PAGE
                              THE RECLASSIFICATION

  The Company currently has two classes of issued and outstanding stock, the Class L Common Stock (the "Class L Common") and the Common Stock, which are identical except that each share of Class L Common is entitled to a preferential payment upon any distribution by the Company to holders of its capital stock. Prior to the completion of the Offering, all of the outstanding shares of Class L Common will be reclassified into shares of Common Stock (the "Reclassification") and a 3.133-for-one stock split will be effected as to all of the then outstanding shares of Common Stock (the "Stock Split"). The actual number of shares of Common Stock that will be issued as a result of the Reclassification is subject to change based on the actual initial public offering price and the closing date of this Offering. Unless otherwise stated, all information set forth herein gives effect to the Reclassification and the Stock Split. See "The Reclassification."

  The Company's existing stockholders acquired shares of Common Stock at a price significantly below the estimated initial public offering price. See "Risk Factors--Benefits of the Offering to Existing Stockholders." See "Plan of Distribution" for information relating to factors to be considered in determining the initial public offering price of the Common Stock.

                                  THE OFFERING

Common Stock offered by the Compa-  2,500,000 shares (1)
 ny................................
Common Stock outstanding after the  16,661,116 shares (2)
 Offering..........................
Use of proceeds.................... The net proceeds to be received by the
                                    Company from the Offering will be used to
                                    repay certain outstanding indebtedness
                                    incurred in connection with the Barnes-Hind
                                    Acquisition and for the payment of certain
                                    fees to Bain Capital relating to an
                                    advisory agreement.
Proposed Nasdaq National Market     "WJCO"
 symbol............................

--------

(1) Includes up to 2,400,000 shares of Common Stock being concurrently offered to the general public by the Underwriters pursuant to a separate prospectus. Does not include up to 360,000 shares of Common Stock to be sold by the Company if the Underwriters' over-allotment option is exercised in full in the Underwritten Offering.

(2) Does not include 2,617,570 shares of Common Stock reserved for issuance upon the exercise of options outstanding as of December 31, 1996 and granted to members of management and 1,550,000 shares of Common Stock reserved for issuance to employees or non-employee Directors under the Company's stock incentive plans (collectively, the "Stock Plans"). See "Management."

  The Company is concurrently offering up to 2,400,000 shares of Common Stock to the general public through the Underwriters pursuant to a separate prospectus in the Underwritten Offering. The Direct Offering and the Underwritten Offering are collectively referred to herein as the "Offering."

  Market data used throughout this Prospectus were obtained from internal Company surveys and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information are not assured. The Company has not independently verified these market data. Similarly, internal Company surveys, while believed by the Company to be reliable, have not been verified by any independent sources. Aquaflex(R), CSI Clarity(R), CSI(R), DuraSoft(R), DuraSoft 2, DuraSoft 3, DuraSoft Optifit, Elegance, FreshLook(R), Gentle Touch, Hydrocurve, Hydrocurve II(R), Natural Touch, Optifit, Optifit Custom, Polycon(R), Precision UV, SoftPerm(R), Wesley-Jessen(R) and WJ(R) are trademarks of the Company and its subsidiaries.

                                                                  ALTERNATE PAGE

                              PLAN OF DISTRIBUTION

  The Company is offering directly to certain employee participants in the Company's Profit Sharing Plan up to an aggregate of 100,000 shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus. Since such shares are being sold directly by the Company and not through the Underwriters, no underwriting discount or commission will be paid to the Underwriters with respect to such shares. The Direct Offering is contingent upon the consummation of the Underwritten Offering.

  Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock in the Underwritten Offering (the "IPO Price") has been determined by negotiation between the Company and the Representatives of the Underwriters. The initial public offering price for the Common Stock in the Direct Offering will be equal to the IPO Price less underwriting discounts and commissions. Among the factors considered in determining the IPO Price were the history of, and the prospects for, the Company's business and the industry in which it competes, an assessment of the Company's management, its past and present operations, its past and present earnings and the trend of such earnings, the prospects for earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the Offering and the price-earnings ratios and market price of securities of comparable companies at the time of the Offering. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the IPO Price.

  At the request of the Company, the Underwriters have reserved up to 150,000 shares of Common Stock for sale at the initial public offering price to certain eligible employees and persons having business relationships with the Company and its subsidiaries. The number of shares of Common Stock available to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares of Common Stock that are not so purchased by such employees at the closing of the Offering will be offered by the Underwriters to the general public on the same terms as the other shares in the Offering.

  The Company and its executive officers, Directors and certain existing stockholders, who collectively own 14,038,490 shares of Common Stock, have agreed not to offer, sell, contract to sell or otherwise dispose of any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the managing underwriter, except, in the case of the Company, for the shares of Common Stock to be issued in connection with the Offering or pursuant to employee benefit plans existing on the date of this Prospectus and in the case of the executive officers, Directors and existing stockholders, for the shares of Common Stock sold in connection with the Offering (if any), sales or dispositions to the Company, certain permitted transfers to related parties that agree to be bound by the foregoing restrictions and certain permitted sales of shares acquired in the open market following the completion of the Offering.

                                                                  ALTERNATE PAGE

                                    EXPERTS

  The financial statements of the Company at December 31, 1995 and September 28, 1996 and for the periods from June 29, 1995 through December 31, 1995 and January 1, 1996 through September 28, 1996 and the financial statements of the Predecessor at December 31, 1994 and for the period from January 1, 1995 through June 28, 1995 and the years ended December 31, 1993 and 1994 included in this Prospectus have been so included in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated balance sheet of Pilkington Barnes Hind Group as of March 31, 1996 and 1995 and the consolidated statements of income, parent company investment, and cash flows for each of the years then ended, included in this Prospectus, have been so included in reliance on the report, which includes explanatory paragraphs relating to substantial doubt regarding the entity's ability to continue as a going concern and the sale of certain assets and liabilities of the entity, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Kirkland & Ellis, Chicago, Illinois (a partnership which includes professional corporations). Certain partners of Kirkland & Ellis are partners in Randolph Street Partners, which owns 24,817 shares of Common Stock. Kirkland & Ellis has from time to time represented, and may continue to represent, Bain Capital and certain of its affiliates (including the Company) in connection with certain legal matters.

                             ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part and which term shall encompass any amendments thereto) on Form S-1 pursuant to the Securities Act with respect to the Common Stock being offered in the Offering. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the financial statements, schedules and exhibits filed as a part thereof.

  Upon completion of the Offering, the Company will be subject to the information requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material or any part thereof may also be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

  The Company intends to furnish its stockholders with annual reports containing audited financial statements and to make available quarterly reports containing unaudited summary financial information for the first three fiscal quarters of each fiscal year.

                                                                  ALTERNATE PAGE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UN-DER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   11
The Company...............................................................   17
Use of Proceeds...........................................................   19
Dividend Policy...........................................................   20
The Reclassification......................................................   20
Capitalization............................................................   21
Dilution..................................................................   22
Unaudited Pro Forma Financial Data........................................   23
Supplemental Unaudited Pro Forma Financial Data...........................   35
Selected Historical Consolidated
 Financial Data...........................................................   39
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   42
Business..................................................................   52
Management................................................................   69
Principal Stockholders....................................................   78
Certain Transactions......................................................   80
Description of Certain Indebtedness.......................................   81
Description of Capital Stock..............................................   83
Shares Eligible for Future Sale...........................................   86
Plan of Distribution......................................................   88
Experts...................................................................   89
Legal Matters.............................................................   89
Additional Information....................................................   89
Index to Financial Statements.............................................  F-1

 UNTIL              , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICI-PATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 100,000 SHARES

                                      LOGO

                         Wesley Jessen VisionCare, Inc.

                                  COMMON STOCK

                               ----------------

                                   PROSPECTUS

                               ----------------




                               FEBRUARY   , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following is a statement of estimated expenses, to be paid solely by the Company, of the issuance and distribution of the securities being registered:

      Securities and Exchange Commission registration fee........... $   17,424
      NASD filing fee...............................................      6,250
      Nasdaq National Market original listing fee...................     50,000
      Blue Sky fees and expenses (including attorneys' fees and ex-
       penses)......................................................     10,000
      Printing expenses.............................................    400,000
      Accounting fees and expenses..................................    700,000
      Transfer agent's fees and expenses............................     15,000
      Legal fees and expenses.......................................    600,000
      Miscellaneous expenses........................................      1,326
                                                                     ----------
          Total..................................................... $1,800,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

  The Company's Certificate of Incorporation and By-laws provide for the indemnification of Directors and officers of the Company to the fullest extent permitted by Section 145.

  In that regard, the By-laws provide that the Company shall indemnify any person whom it has the power to indemnify by Section 145 from or against any and all of the expenses, liabilities or other matters referred to or covered in Section 145, and such indemnification is not exclusive of other rights to which such person shall be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity for or in behalf of the Company and/or any subsidiary of the Company and as to action in another capacity while holding such office and shall continue as to such person who has ceased to be a director, officer, employee, or agent of the Company and/or subsidiary of the Company and shall inure to the benefit of the heirs, executors, and administrators of such person.

  The Company expects to enter into indemnification agreements with each of its executive officers and Directors prior to the completion of the Offering.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Since its incorporation on May 11, 1995, the Company has issued the following securities without registration under the Securities Act of 1933 (the "Securities Act"):

    (1) In connection with the Wesley Jessen Acquisition, the Company issued on June 28, 1995 an aggregate of 415,000 shares of Class L Common Stock for an aggregate purchase price of approximately $7,224,000.40 and 3,735,000 shares of Common Stock for an aggregate purchase price of approximately $301,003.65 to Bain Capital Fund IV, L.P., Bain Capital Fund IV-B, L.P., BCIP Associates, BCIP Trust Associates, L.P., Randolph Street Partners and Robert A. Sandler.

    (2) Effective as of June 28, 1995, the Company issued to certain members of management an aggregate of 11,534 shares of Class L Common Stock and 103,818 shares of Common Stock. The purchase price of the Class L Common Stock and Common Stock was $17.40723 and $0.08059 per share, respectively.

    (3) Effective as of July 11, 1995, the Company issued to a member of management 2,500 shares of Class L Common Stock and 22,500 shares of Common Stock. The purchase price of the Class L Common Stock and Common Stock was $17.40723 and $0.08059 per share, respectively.

    (4) Effective as of December 11, 1995, January 1, 1996, March 1, 1996 and June 28, 1996, the Company issued to certain newly-hired members of management 143, 214, 216 and 286 shares of Class L Common Stock, respectively, and 1,286, 1,928, 1,932 and 2,572 shares of Common Stock, respectively. In each case, the purchase price of the Class L Common Stock and the Common Stock was $17.40723 and $0.08059 per share, respectively.

    (5) On July 17, 1996, the Company issued to a member of management 107 shares of Class L Common Stock and 964 shares of Common Stock. The purchase price of the Class L Common Stock and Common Stock was $17.40723 and $0.08059 per share, respectively.

    (6) On October 2, 1996, the Company issued a subordinated seller's note in the aggregate principal amount of $5 million to Pilkington plc as part of the consideration for the Barnes-Hind Acquisition.

  The sales and issuances of securities listed above in paragraphs (1) and (6) were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof, as transactions not involving a public offering. The sales and issuances of securities listed above in paragraphs (2), (3), (4) and
(5) were deemed to be exempt from registration under the Securities Act by virtue of Section 3(b) thereof and Rule 701 promulgated thereunder. All of the information set forth in this Item 15 does not give effect to the Reclassification and Stock Split (each as defined in the Prospectus which forms a part of this Registration Statement).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS.

     NUMBER                               DESCRIPTION
     ------                               -----------
       1.1     Form of Purchase Agreement.
      *2.1     Purchase and Sale Agreement, dated as of May 5, 1995, between
                Schering Corporation and WJ Acquisition Corp.+
      *2.2     Agreement for Purchase and Sale, dated as of July 5, 1996, between the Company and Pilkington plc.+
      *3.1(i)  Form of Restated Certificate of Incorporation of the Company.
      *3.1(ii) Form of Restated By-laws of the Company.
     **4.1     Form of certificate representing shares of Common Stock, $0.01 par value per share.
      *4.2     Stockholders Agreement, dated October 22, 1996, among the
                Company and the stockholders named therein.
      *4.3     Amended and Restated Registration Agreement, dated as of October
                22, 1996, between the Company and the stockholders named
                therein.
      *4.4     Credit Agreement, dated as of October 2, 1996, between the
                Company, Wesley Jessen Corporation, the various lending
                institutions named therein and Bankers Trust Company, as
                Agent.+
      *4.5     Security Agreement, dated as of October 2, 1996, among the
                Company, Wesley Jessen Corporation, certain other subsidiaries named therein and Bankers Trust Company, as Collateral Agent.+
      *4.6     Pledge Agreement, dated as of October 2, 1996, by the Company,
                Wesley Jessen Corporation, certain other subsidiaries named therein and Bankers Trust Company, as Collateral Agent and
                Pledgee.+
      *4.7     Subsidiary Guaranty, dated as of October 2, 1996, made by each subsidiary of Wesley Jessen Corporation named therein and
                Bankers Trust Company, as Agent.
      *4.8     Subordinated seller's note, dated as of October 2, 1996, by
                Wesley Jessen Corporation in favor of Pilkington plc.
     **5.1     Opinion and consent of Kirkland & Ellis.
     *10.1     Form of Wesley Jessen VisionCare, Inc. 1997 Stock Incentive
                Plan.
     *10.2     Form of Wesley Jessen VisionCare, Inc. Non-Employee Director
                Stock Option Plan.
     *10.3     Amended and Restated Advisory Agreement, dated as of October 2,
                1996, between Wesley Jessen Corporation and Bain Capital, Inc.
     *10.4     Stock Purchase Agreement, dated as of June 28, 1995, among
                Wesley-Jessen Holding, Inc. and the various purchasers named therein.
     *10.5     Agreement, dated as of December 21, 1992, between Wesley Jessen
                Corporation and Tech Medical Inc., regarding casting cups, as amended.
     *10.6     Employment Agreement, dated June 28, 1995, between the Company and Kevin J. Ryan.
     *10.7     Employment Agreement, dated June 28, 1995, between the Company and Edward J. Kelley.
     *10.8     Wesley-Jessen Holding, Inc. 1995 Stock Purchase and Option Plan.
     *10.9     Wesley-Jessen Holding, Inc. 1996 Stock Option Plan.
     *10.10    Management Agreement, effective as of June 28, 1995 and dated as of April 5, 1996, by and between the Company and Kevin J. Ryan
                (with an attached schedule setting forth the terms of other
                Named Executives).
     *10.11    Form of Indemnification Agreement.
     *10.12    Lease agreements relating to the Company's Southampton, United
                Kingdom manufacturing facility.

     NUMBER                             DESCRIPTION
     ------                             -----------
      *10.13 Lease agreements relating to the Company's San Diego, California manufacturing facility.
      *10.14 Wesley Jessen Corporation Professional Incentive Program (1996).
      *10.15 Form of Employee Stock Discount Purchase Plan.
     **11.1  Earnings Per Share.
      *21.1  Subsidiaries of the Company.
       23.1  Consent of Price Waterhouse LLP.
       23.2  Consent of Coopers & Lybrand L.L.P.
     **23.3  Consent of Kirkland & Ellis (included in Exhibit 5.1).
      *24.1  Powers of Attorney (included in signature page).
      *27.1  Financial Data Schedule.

--------
*Previously filed.
  **To be filed by amendment.
+The Company agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to such agreement upon request by Commission.

  (b) FINANCIAL STATEMENT SCHEDULES.

  Financial statement schedules included in this Registration Statement:

  Schedule II--Valuation and qualifying accounts for the periods from January 1, 1993 through September 28, 1996.

All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes to provide to the underwriter at closing specified in the underwriting agreement certificates in such denominations and registered in such names as requested by the underwriter to permit prompt delivery to each purchaser.

  The undersigned registrant hereby undertakes:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON JANUARY 29, 1997.

                                          Wesley-Jessen VisionCare, Inc.

                                                     /s/ Kevin J. Ryan
                                          By: _________________________________
                                                       Kevin J. Ryan
                                               President and Chief Executive
                                                          Officer

                                    * * * *

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 3 TO REGISTRATION STATEMENT AND POWER OF ATTORNEY HAVE BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

             SIGNATURE                         CAPACITY                   DATE
             ---------                         --------                   ----


                 *                   Chairman of the Board          January 29, 1997
____________________________________
        Stephen G. Pagliuca

                 *                   President and Director         January 29, 1997
____________________________________   (principal executive
           Kevin J. Ryan               officer)

                 *                   Chief Financial Officer,       January 29, 1997
____________________________________   Treasurer and Director
          Edward J. Kelley             (principal financial and
                                       accounting officer)

                 *                   Director                       January 29, 1997
____________________________________
           Adam W. Kirsch

                 *                   Director                       January 29, 1997
____________________________________
            John W. Maki

                 *                   Director                       January 29, 1997
____________________________________
        John J. O'Malley

       /s/ Kevin J. Ryan
*By: _______________________________ Attorney-in-fact               January 29, 1997

        Kevin J. Ryan

                         WESLEY JESSEN VISIONCARE, INC.

                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

                          FINANCIAL STATEMENT SCHEDULE

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                                   ADDITIONS
                                                   CHARGED TO
                                         BEGINNING COSTS AND             ENDING
                                          BALANCE   EXPENSES  DEDUCTIONS BALANCE
                                         --------- ---------- ---------- -------
                                                     (IN THOUSANDS)
ALLOWANCE FOR DOUBTFUL ACCOUNTS
Year ended December 31, 1993...........   $ 1,717   $ 2,312    $ (1,678) $ 2,351
Year ended December 31, 1994...........   $ 2,351   $ 4,871    $ (2,022) $ 5,200
Period from January 1, 1995 through
 June 28, 1995.........................   $ 5,200   $ 1,450    $ (2,456) $ 4,194
Period from June 29, 1995 through De-
 cember 31, 1995.......................   $ 5,342*  $   861    $ (1,548) $ 4,655
Period from January 1, 1996 through
 September 28, 1996....................   $ 4,655   $ 1,020    $ (2,248) $ 3,427
ALLOWANCE FOR SALES RETURNS AND ADJUST-
 MENTS
Year ended December 31, 1993...........   $10,445   $21,066    $(21,206) $10,305
Year ended December 31, 1994...........   $10,305   $27,273    $(21,768) $15,810
Period from January 1, 1995 through
 June 28, 1995.........................   $15,810   $10,962    $(15,993) $10,779
Period from June 29, 1995 through De-
 cember 31, 1995.......................   $10,779   $ 4,088    $ (7,642) $ 7,225
Period from January 1, 1996 through
 September 28, 1996....................   $ 7,225   $ 7,960    $ (6,885) $ 8,300

*Includes purchase accounting adjustment of $1,148 to adjust Predecessor policy to that of the Company.

                                 EXHIBIT INDEX

     NUMBER                           DESCRIPTION                          PAGE
     ------                           -----------                          ----
       1.1     Form of Purchase Agreement.
      *2.1     Purchase and Sale Agreement, dated as of May 5, 1995,
                between Schering Corporation and WJ Acquisition Corp.+
      *2.2     Agreement for Purchase and Sale, dated as of July 5,
                1996, between the Company and Pilkington plc.+
      *3.1(i)  Form of Restated Certificate of Incorporation of the
                Company.
      *3.1(ii) Form of Restated By-laws of the Company.
     **4.1     Form of certificate representing shares of Common Stock,
                $0.01 par value per share.
      *4.2     Stockholders Agreement, dated October 22, 1996, among the
                Company and the stockholders named therein.
      *4.3     Amended and Restated Registration Agreement, dated as of
                October 22, 1996, between the Company and the
                stockholders named therein.
      *4.4     Credit Agreement, dated as of October 2, 1996, between
                the Company, Wesley Jessen Corporation, the various
                lending institutions named therein and Bankers Trust
                Company, as Agent.+
      *4.5     Security Agreement, dated as of October 2, 1996, among
                the Company, Wesley Jessen Corporation, certain other
                subsidiaries named therein and Bankers Trust Company, as
                Collateral Agent.+
      *4.6     Pledge Agreement, dated as of October 2, 1996, by the
                Company, Wesley Jessen Corporation, certain other
                subsidiaries named therein and Bankers Trust Company, as
                Collateral Agent and Pledgee.+
      *4.7     Subsidiary Guaranty, dated as of October 2, 1996, made by
                each subsidiary of Wesley Jessen Corporation named
                therein and Bankers Trust Company, as Agent.
      *4.8     Subordinated seller's note, dated as of October 2, 1996,
                by Wesley Jessen Corporation in favor of Pilkington plc.
     **5.1     Opinion and consent of Kirkland & Ellis.
     *10.1     Form of Wesley Jessen VisionCare, Inc. 1997 Stock
                Incentive Plan.
     *10.2     Form of Wesley Jessen VisionCare, Inc. Non-Employee
                Director Stock Option Plan.
     *10.3     Amended and Restated Advisory Agreement, dated as of
                October 2, 1996, between Wesley Jessen Corporation and
                Bain Capital, Inc.
     *10.4     Stock Purchase Agreement, dated as of June 28, 1995,
                among Wesley-Jessen Holding, Inc. and the various
                purchasers named therein.
     *10.5     Agreement, dated as of December 21, 1992, between Wesley
                Jessen Corporation and Tech Medical Inc., regarding
                casting cups, as amended.
     *10.6     Employment Agreement, dated June 28, 1995, between the
                Company and Kevin J. Ryan.
     *10.7     Employment Agreement, dated June 28, 1995, between the
                Company and Edward J. Kelley.

    NUMBER                          DESCRIPTION                          PAGE
    ------                          -----------                          ----
     *10.8  Wesley-Jessen Holding, Inc. 1995 Stock Purchase and Option
             Plan.
     *10.9  Wesley-Jessen Holding, Inc. 1996 Stock Option Plan.
     *10.10 Management Agreement, effective as of June 28, 1995 and dated as of April 5, 1996, by and between the Company and
             Kevin J. Ryan (with an attached schedule setting forth
             the terms of other Named Executives).
     *10.11 Form of Indemnification Agreement.
     *10.12 Lease Agreements relating to the Company's Southampton,
             United Kingdom manufacturing facility.
     *10.13 Lease Agreements relating to the Company's San Diego,
             California manufacturing facility.
     *10.14 Wesley Jessen Corporation Professional Incentive Program
             (1996).
     *10.15 Form of Employee Stock Discount Purchase Plan.
    **11.1  Earnings Per Share.
     *21.1  Subsidiaries of the Company.
      23.1  Consent of Price Waterhouse LLP.
      23.2  Consent of Coopers & Lybrand L.L.P.
    **23.3  Consent of Kirkland & Ellis (included in Exhibit 5.1).
     *24.1  Powers of Attorney (included in signature page).
     *27.1  Financial Data Schedule.

--------
*Previously Filed.
**To be filed by amendment.
+The Company agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to such agreement upon request by Commission.